     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000
                                                 REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                             i2 TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               7372                              75-2294945
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                                  ONE i2 PLACE
                                11701 LUNA ROAD
                              DALLAS, TEXAS 75234
                                 (469) 357-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               WILLIAM M. BEECHER
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             i2 TECHNOLOGIES, INC.
                         ONE i2 PLACE, 11701 LUNA ROAD
                              DALLAS, TEXAS 75234
                                 (469) 357-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           ROD J. HOWARD                       RONALD G. SKLOSS                    RICHARD E. CLIMAN
  BROBECK, PHLEGER & HARRISON LLP             ANDREW W. DUETTRA                      KEITH A. FLAUM
       TWO EMBARCADERO PLACE           BROBECK, PHLEGER & HARRISON LLP            MICHELLE L. BUSHORE
           2200 GENG ROAD              301 CONGRESS AVENUE, SUITE 1200             COOLEY GODWARD LLP
    PALO ALTO, CALIFORNIA 94303              AUSTIN, TEXAS 78701                 FIVE PALO ALTO SQUARE
     TELEPHONE: (650) 424-0160            TELEPHONE: (512) 477-5495               3000 EL CAMINO REAL
     FACSIMILE: (650) 496-2885            FACSIMILE: (512) 477-5813               PALO ALTO, CA 94306
                                                                               TELEPHONE: (650) 843-5000
                                                                               FACSIMILE: (650) 849-7400

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into Aspect Development, Inc. ("Aspect"), which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ---------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------------------------------------
                                                       AMOUNT         PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
             TITLE OF EACH CLASS OF                     TO BE        OFFERING PRICE PER    AGGREGATE OFFERING     REGISTRATION
           SECURITIES TO BE REGISTERED              REGISTERED(1)          SHARE                PRICE(2)               FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.00025 per share.......    37,509,042             N/A              $2,732,192,711         $721,299
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(1) Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger, calculated as the product of (a) 68,198,258, the aggregate number of shares of Aspect common stock outstanding on March 12, 2000 and shares issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of 0.55 of a share of the Registrant's common stock for each share of Aspect common stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act calculated as the average of the high and low per share sale prices of the Aspect common stock as reported by the Nasdaq National Market for April 17, 2000 multiplied by the total number of shares of Aspect common stock expected to be exchanged for the shares of the Registrant's common stock registered hereunder.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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                          [i2 TECHNOLOGIES, INC. LOGO]

                             i2 TECHNOLOGIES, INC.
                                  ONE i2 PLACE
                                11701 LUNA ROAD
                              DALLAS, TEXAS 75234

                                            , 2000

Dear i2 Technologies, Inc. Stockholders:

     I am writing to you today about our proposed merger with Aspect Development, Inc. This merger will create a combined company that will offer an expanded range of intelligent eBusiness solutions.

     In the merger, each share of Aspect common stock will be exchanged for 0.55 of a share of i2 common stock. We expect to issue a maximum of 44.9 million shares of our common stock in the merger, including shares to be issued upon the exercise of Aspect options assumed by i2 in the merger. All share-related information reflects the stock dividends described in the accompanying joint proxy statement/prospectus on page 11 under "Market Price Information." The merger is described more fully in the accompanying joint proxy statement/prospectus.

     You will be asked to vote upon the issuance of shares of i2 common stock pursuant to a merger agreement among i2, Hoya Merger Corp., a wholly owned subsidiary of i2, and Aspect, at a special meeting of i2 stockholders to be held
on             , 2000 at                .m., local time, at           . The
holders of a majority of the shares of i2 common stock present in person or by proxy and entitled to vote at the special meeting must approve the issuance of these shares. Only stockholders who hold shares of i2 common stock at the close of business on April 14, 2000 will be entitled to vote at the special meeting.

     We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE ISSUANCE OF THE SHARES OF i2 COMMON STOCK IN THE MERGER.

     The accompanying joint proxy statement/prospectus provides detailed information about i2, Aspect and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 13 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card, grant your proxy by telephone or the Internet or attend the special stockholders' meeting. To vote in favor of the issuance of shares of i2 common stock pursuant to the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. We urge you to vote FOR this proposal, a necessary step in the merger of i2 and Aspect. In addition, to approve the other proposal submitted for your approval, you must vote "FOR" that proposal by following the instructions stated on the enclosed proxy card, and we encourage you to do so.

                                            Sincerely,

                                            [/s/Sanjiv S. Sidu]
                                            Sanjiv S. Sidhu
                                            Chairman of the Board and
                                            Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF i2 TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The accompanying joint proxy statement/prospectus is dated                ,
2000, and is first being mailed to i2 stockholders on or about             ,
2000.

                      REFERENCE TO ADDITIONAL INFORMATION

     The accompanying joint proxy statement/prospectus incorporates important business and financial information about i2 and Aspect from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from i2 or Aspect, as the case may be, at the following addresses and telephone numbers:

  i2 Technologies, Inc.            Aspect Development, Inc.
  Investor Relations               Investor Relations
  One i2 Place                     1395 Charleston Road
  11701 Luna Road                  Mountain View, California 94042
  Dallas, Texas 75234              (650) 428-2700
  (469) 357-1000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 2000
IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     In addition, see "Where you Can Find More Information" on page 83.

                             i2 TECHNOLOGIES, INC.
                                  ONE i2 PLACE
                                11701 LUNA ROAD
                              DALLAS, TEXAS 75234
                                 (469) 357-1000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 2000

     We will hold a special meeting of stockholders of i2 Technologies, Inc. at
          .m., local time, on             , 2000 at           :

          1. To consider and vote upon a proposal to approve the issuance of shares of i2 common stock pursuant to a merger agreement among i2, Hoya Merger Corp., a wholly owned subsidiary of i2, and Aspect Development, Inc., under which Aspect will become a wholly owned subsidiary of i2;

          2. To grant i2's board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance; and

          3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     All share-related information in the accompanying joint proxy statement/prospectus reflects the stock dividends described in the joint proxy statement/prospectus on page 11 under "Market Price Information."

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF i2 COMMON STOCK IN THE MERGER.

     We describe the merger more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

     Only i2 stockholders of record at the close of business on April 14, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

     YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD. WE ENCOURAGE YOU TO DO THIS WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IT MAY BE POSSIBLE FOR YOU TO VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY. PLEASE REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS FOR MORE INFORMATION.

                                            By Order of the Board of Directors,

                                            [/s/Robert C. Donohoo]
                                            Robert C. Donohoo
                                            Secretary

Dallas, Texas
            , 2000

                        [ASPECT DEVELOPMENT, INC. LOGO]

                            ASPECT DEVELOPMENT, INC.
                              1395 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94042

                                     , 2000

Dear Aspect Development, Inc. Stockholders:

     I am writing to you today about our proposed merger with i2 Technologies, Inc.

     In the merger, each share of Aspect common stock will be exchanged for 0.55 of a share of i2 common stock. i2 expects to issue a maximum of 44.9 million shares of its common stock in the merger including shares to be issued upon the exercise of Aspect options assumed by i2 in the merger. All share-related information reflects the stock dividends described in the accompanying joint proxy statement/prospectus on page 11 under "Market Price Information." i2 common stock is traded on the Nasdaq National Market under the trading symbol "ITWO," and closed at $78.94 per share on April 17, 2000. The merger is described more fully in the accompanying joint proxy statement/prospectus.

     You will be asked to vote upon the merger at a special meeting of Aspect
stockholders to be held on             , 2000 at                     .m., local
time, at           . The holders of a majority of the outstanding shares of
Aspect common stock must approve the merger. Only stockholders who hold shares
of Aspect common stock at the close of business on             , 2000 will be
entitled to vote at the special meeting.

     We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU ADOPT THE MERGER AGREEMENT.

     The accompanying joint proxy statement/prospectus provides detailed information about i2, Aspect and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 13 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card or attend the special stockholders' meeting. To vote in favor of the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote FOR this proposal, a necessary step in the merger of Aspect and i2. In addition, to approve the other proposal submitted for your approval, you must vote "FOR" that proposal by following the instructions stated on the enclosed proxy card, and we encourage you to do so.

                                            Sincerely,

                                  [Romesh T. Wadhwani Signature]
                                            Romesh T. Wadhwani
                                            Chairman of the Board and
                                            Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE SECURITIES OF i2 TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The accompanying joint proxy statement/prospectus is dated
                    , 2000, and is first being mailed to Aspect stockholders on
or about             , 2000.

                      REFERENCE TO ADDITIONAL INFORMATION

     The accompanying joint proxy statement/prospectus incorporates important business and financial information about i2 and Aspect from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in the accompanying joint proxy statement/prospectus by requesting them in writing or by telephone from i2 or Aspect, as the case may be, at the following addresses and telephone numbers:

i2 Technologies, Inc.               Aspect Development, Inc.
Investor Relations                  Investor Relations
One i2 Place                        1395 Charleston Road
11701 Luna Road                     Mountain View, California 94042
Dallas, Texas 75234                 (650) 428-2700
(469) 357-1000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY           , 2000 IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     In addition, see "Where you Can Find More Information" on page 83.

                            ASPECT DEVELOPMENT, INC.
                              1395 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-2700

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 2000

     We will hold a special meeting of stockholders of Aspect Development, Inc.
at                     .m., local time, on             , 2000 at           :

          1. To consider and vote upon a proposal to adopt the merger agreement among i2 Technologies, Inc., Hoya Merger Corp., a wholly owned subsidiary of i2, and Aspect, under which each outstanding share of Aspect common stock will be converted into 0.55 of a share of i2 common stock;

          2. To grant Aspect's board of directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption of the merger agreement; and

          3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     All share-related information in the accompanying joint proxy statement/prospectus reflects the stock dividends described in the joint proxy statement/prospectus on page 11 under "Market Price Information."

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE MERGER AGREEMENT.

     We describe the merger more fully in the accompanying joint proxy statement/prospectus, which we urge you to read.

     Only Aspect stockholders of record at the close of business on
            , 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

     YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IT MAY BE POSSIBLE FOR YOU TO VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY. PLEASE REVIEW THE JOINT PROXY STATEMENT/PROSPECTUS FOR MORE INFORMATION.

                                            By Order of the Board of Directors,

                                    [DAVID S. DURY]
                                            David S. Dury
                                            Secretary

Mountain View, California
            , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................   iii
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS............     1
RISK FACTORS................................................    13
FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY
  STATEMENT/PROSPECTUS......................................    29
THE SPECIAL MEETINGS........................................    30
  General...................................................    30
  Date, Time and Place......................................    30
  Matters to be Considered at the Special Meetings..........    30
  Record Date...............................................    31
  Voting of Proxies.........................................    31
  Vote Required.............................................    32
  Quorum; Abstentions and Broker Non-Votes..................    32
  Solicitation of Proxies and Expenses......................    33
THE MERGER..................................................    34
  Background of the Merger..................................    34
  Reasons for the Merger; Recommendations of Boards of
     Directors..............................................    36
  Opinions of Financial Advisors............................    40
  Interests of Certain Persons in the Merger................    52
  Applicable Waiting Periods and Regulatory Approvals.......    53
  United States Federal Income Tax Consequences of the
     Merger.................................................    53
  No Appraisal Rights.......................................    55
  Delisting and Deregistration of Aspect's Common Stock
     Following the Merger...................................    55
  Listing of i2 Common Stock to be Issued in the Merger.....    55
  Restrictions on Sale of Shares By Affiliates of Aspect....    56
  Operations Following the Merger...........................    56
THE MERGER AGREEMENT AND RELATED AGREEMENTS.................    57
  The Merger................................................    57
  Effective Time............................................    57
  Directors and Officers of Aspect After the Merger.........    57
  Conversion of Aspect Shares in the Merger.................    57
  No Fractional Shares......................................    57
  Aspect Stock Option and Stock Incentive Plans.............    57
  Aspect Employee Stock Purchase Plan.......................    58
  The Exchange Agent........................................    58
  Exchange of Aspect Stock Certificates for i2 Stock
     Certificates...........................................    58
  Distributions with Respect to Unexchanged Shares..........    58
  Representations and Warranties............................    58
  Aspect's Conduct of Business Before Completion of the
     Merger.................................................    61
  i2's Conduct of Business Before Completion of the
     Merger.................................................    63
  No Solicitation of Transactions...........................    63
  Director and Officer Indemnification and Insurance........    65
  Conditions to the Merger..................................    65
  Termination of the Merger Agreement.......................    66
  Payment of Fees and Expenses..............................    67
  Extension, Waiver and Amendment of the Merger Agreement...    68
  Related Agreements........................................    69

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA COMBINED FINANCIAL
  STATEMENTS................................................    71
COMPARISON OF RIGHTS OF HOLDERS OF ASPECT COMMON STOCK AND
  i2 COMMON STOCK...........................................    79
  Classified Board of Directors.............................    79
  Number of Directors.......................................    79
  Removal of Directors......................................    79
  Filling Vacancies on the Board of Directors...............    79
  Ability to Call Special Meetings..........................    80
  Advance Notice Provisions for Stockholder Nominations and
     Proposals..............................................    80
  Amendment of Certificate of Incorporation.................    81
  Amendment of Bylaws.......................................    82
EXPERTS.....................................................    83
LEGAL MATTERS...............................................    83
WHERE YOU CAN FIND MORE INFORMATION.........................    83
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    84
INDEX TO FINANCIAL STATEMENTS...............................   F-1

APPENDICES

A -- Agreement and Plan of Reorganization...................   A-1
B -- Form of i2 Stockholder Voting Agreement................   B-1
C -- Form of Aspect Stockholder Voting Agreement............   C-1
D -- Opinion of Goldman, Sachs & Co., financial advisor to
  i2........................................................   D-1
E -- Opinion of Credit Suisse First Boston Corporation,
  financial advisor to Aspect...............................   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     WHAT WILL ASPECT STOCKHOLDERS RECEIVE IN THE
       MERGER?

A. If the merger is completed, Aspect stockholders will receive 0.55 of a share of i2 common stock for each share of Aspect common stock they own. i2 will not issue fractional shares of common stock. Instead of a fractional share, Aspect stockholders will receive cash based on an average trading price for i2 common stock.

Q:     WILL i2 STOCKHOLDERS RECEIVE ANY SHARES AS A
       RESULT OF THE MERGER?

A. No. i2 stockholders will continue to hold the i2 shares they currently own.

Q:     WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A.     We are working to complete the merger by
              of 2000. Because the merger is subject to satisfaction of a number of conditions, we cannot predict the exact timing.

Q:     SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After we complete the merger, i2 will send instructions to Aspect stockholders explaining how to exchange their Aspect stock certificates for i2 stock certificates. i2 stockholders will keep their existing stock certificates.

Q:     HOW DO I VOTE?

A. As soon as possible after you carefully read this document, mail your signed proxy card in the enclosed return envelope or, if you are an i2 stockholder, grant your proxy by telephone or the Internet so that your shares may be represented at the special stockholders' meetings. You may also attend your company's meeting in person instead of submitting a proxy.

Q:     IF MY SHARES ARE HELD IN "STREET NAME" BY MY
       BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on any of the actions proposed in this joint proxy statement/prospectus. If you are an i2 stockholder and do not give voting instructions to your broker, your broker may not vote your shares on either proposal without instructions from you, and you will not be counted as voting for either proposal unless you appear in person at the i2 meeting with a legal, valid proxy from the record holder. If you are an Aspect stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger unless you make arrangements to vote, and do vote, the shares personally. You should therefore be sure to provide your broker with instructions on how to vote your shares. If you are an i2 stockholder, please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:     CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY
       PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at your company's stockholder meeting. You can do this in one of three ways:

       - timely delivery of a valid, later-dated proxy, including in the case of i2 stockholders, a proxy given by telephone or Internet;

       - written notice to your company's Secretary before the meeting that you have revoked your proxy; or

       - voting by ballot at either the i2 special meeting or the Aspect special meeting.

       If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:     WHOM CAN I CALL WITH QUESTIONS?

A. If you are an Aspect stockholder with questions about the merger, please call Aspect Investor Relations at (650) 428-2700.

       If you are an i2 stockholder with questions about the merger, please call i2 Investor Relations at (469) 357-1000.

                SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

     The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about i2 and Aspect into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 83.

THE COMPANIES

i2 TECHNOLOGIES, INC.
One i2 Place
11701 Luna Road
Dallas, Texas 75234
(469) 357-1000

     i2 is a leading provider of intelligent eBusiness solutions that help enterprises optimize business processes both internally and among trading partners. i2's solutions enable enterprises to significantly improve efficiencies, collaborate with suppliers and customers, respond to market demands and engage in dynamic business interactions over the Internet. i2's RHYTHM product suite principally includes solutions for supply chain management, customer management, product lifecycle management, inter-process planning and strategic planning. i2 is launching public and private Internet-based marketplaces, or eMarketplaces, which consist of communities of trading partners that, among other things, enable real-time collaboration and exchange of information among suppliers, manufacturers, distributors, logistics providers and customers. In addition, i2's recently announced TradeMatrix portal solution is designed to provide value-added services for eMarketplace participants spanning multiple digital marketplaces, which is intended to foster enhanced collaboration within and between enterprises.

ASPECT DEVELOPMENT, INC.
1395 Charleston Road
Mountain View, California 94043
(650) 428-2700

     Aspect is the leading global provider of collaborative solutions for business-to-business (B2B) eCommerce and inbound supply management. Aspect solutions for the enterprise and for eMarkets and trade exchanges provide decision support and content for procurement, product development, operations, and eCommerce between trading partners. The Aspect solutions enable aggregation and collaboration among design, procurement and operations functions across multiple divisions within an enterprise, as well as solutions for establishing a collaborative Internet Exchange, or portal. Aspect believes its B2B eCommerce solutions can enable customers to reduce direct and indirect Maintenance, Repair and Operations (MRO) spending and to accelerate new product introductions. Over 180 of the world's 200 largest companies are customers of Aspect. Aspect's decision support software, content, and data and consulting services can reduce the cost of purchased parts and supplies, mission-critical MRO and plant equipment; speed time to market through multi-division design collaboration; and improve innovation and product quality through effective supplier collaboration.

STOCKHOLDER APPROVALS (SEE PAGE 32)

  i2 Stockholders

     The holders of a majority of the shares of i2 common stock present or represented by proxy and entitled to vote at the i2 stockholders' meeting must approve the issuance of i2 common stock in the merger. i2 stockholders are entitled to cast one vote per share of i2 common stock owned at the close of business on April 14, 2000. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Appendix B, i2 officers and directors owning beneficially approximately 42% of i2's common stock outstanding as of April 14, 2000 have agreed to vote all of their shares for approval of the issuance of i2 common stock in the merger. However, these officers and directors may be permitted to sell a small percentage of their i2 shares prior to the record date for the i2 special meeting.

  Aspect Stockholders

     The holders of a majority of the outstanding shares of Aspect common stock must adopt the merger agreement. Aspect stockholders are entitled to cast one vote per share of Aspect common stock owned at the close of business on
            , 2000. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Appendix C, Aspect officers and directors
owning beneficially approximately   % of Aspect's common stock outstanding as of
            , 2000 have agreed to vote all of their shares of Aspect common stock for adoption of the merger agreement. However, these officers and directors may be permitted to sell a small percentage of their Aspect shares prior to the record date for the Aspect special meeting.

THE MERGER (SEE PAGE 34)

     i2 and Aspect have entered into a merger agreement that provides for the merger of Aspect and a newly formed subsidiary of i2. As a result, Aspect will become a wholly owned subsidiary of i2. Stockholders of Aspect will become stockholders of i2 following the merger, and each share of Aspect common stock will be exchanged for 0.55 of a share of i2 common stock. We urge you to read carefully the entire merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGE 36)

     The i2 and Aspect boards of directors have approved the merger agreement. The i2 board unanimously recommends that i2 stockholders vote FOR issuing the shares of i2 common stock in the merger, and the Aspect board unanimously recommends that Aspect stockholders vote FOR adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 40)

     In deciding to approve the merger, each of the i2 and Aspect boards of directors considered opinions from their respective financial advisors.

     On March 11, 2000, Goldman, Sachs & Co., i2's financial advisor, delivered its oral opinion to the board of directors of i2 that, as of such date, the exchange ratio in the merger was fair from a financial point of view to i2. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated March 12, 2000. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix D. YOU SHOULD READ THIS OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS DIRECTED TO i2'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO i2 AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF i2 COMMON STOCK SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER.

     Aspect's financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to the Aspect board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger to the holders of Aspect common stock. The full text of Credit Suisse First Boston's written opinion is attached to this joint proxy statement/prospectus as Appendix E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED TO ASPECT'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER FROM A FINANCIAL POINT OF VIEW TO ASPECT'S STOCKHOLDERS AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE ON ANY MATTER RELATING TO THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 52)

     When considering the recommendation of the Aspect board, you should be aware that some directors and officers of Aspect have interests in the merger that are different from, or in addition to, other Aspect stockholders. These interests are discussed on page 52 under "Interests of Certain Persons in the Merger."

EXPIRATION OR TERMINATION OF APPLICABLE WAITING PERIOD (SEE PAGE 53)

     The merger is subject to certain filing requirements under United States antitrust laws. We have made the required filings with the Department of Justice and Federal Trade Commission. We are not, however, permitted to complete the merger until the applicable waiting period has expired or terminated. We expect the applicable waiting period to expire at 11:59 p.m. (EST) on May 11, 2000. The Department of Justice and the Federal Trade Commission, as well as a state antitrust authority or a private person, may challenge the merger at any time before or after it is completed.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 53)

     The merger has been structured so as to qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, Aspect stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash they receive instead of fractional shares. It is a condition to completion of the merger that Aspect receive a legal opinion from its outside counsel that the merger constitutes a reorganization within the meaning of the Internal Revenue Code.

NO DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGE 55)

     Under Delaware law, stockholders of Aspect and i2 are not entitled to dissenters' or appraisal rights in connection with the merger.

RESTRICTIONS ON THE ABILITY OF ASPECT AFFILIATES TO SELL i2 STOCK (SEE PAGE 56)

     All shares of i2 common stock that Aspect stockholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of Aspect for purposes of the federal securities laws. Shares of i2 common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act of 1933.

RESTRICTIONS ON ALTERNATE TRANSACTIONS (SEE PAGE 63)

     The merger agreement prohibits Aspect from soliciting, participating in discussions with third parties or taking other actions related to alternative transactions to the merger, except as discussed on page 63 under "No Solicitation of Transactions."

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 65)

     The respective obligations of the parties to complete the merger are subject to the prior satisfaction or waiver of conditions specified in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 66)

     The merger agreement may be terminated under circumstances that are described on page 66 under "Termination of the Merger Agreement."

TERMINATION FEE AND EXPENSES (SEE PAGE 67)

     Aspect has agreed to pay i2 a termination fee of either $15 million or $225 million in cash if the merger agreement terminates under circumstances that are described on page 67 under "Payment of Fees and Expenses."

     Each of us will pay our own legal, accounting and investment banking fees and other expenses related to the merger.

TRADEMARKS

     i2, the i2 logo and TradeMatrix are registered trademarks of i2. This document contains trademarks of Aspect and may contain other trademarks of i2 and trademarks of others.

               i2 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the following table in conjunction with i2's consolidated financial statements and related notes and i2's "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in i2's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

                                                             YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------
                                                 1995      1996       1997       1998       1999
                                                -------   -------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses...........................  $24,162   $62,063   $141,766   $234,316   $352,597
  Services....................................   10,837    30,569     58,218     91,726    147,893
  Maintenance.................................    3,462     8,881     21,792     43,115     70,620
                                                -------   -------   --------   --------   --------
          Total revenues......................   38,461   101,513    221,776    369,157    571,110
                                                -------   -------   --------   --------   --------
Costs and expenses:
  Cost of software licenses...................      390       260      2,746      7,967     17,981
  Cost of services and maintenance............    7,601    21,761     48,422     77,459    125,934
  Sales and marketing.........................   10,487    35,484     77,071    129,978    194,752
  Research and development....................    8,503    23,559     57,392     94,199    132,278
  General and administrative..................    5,286    11,108     24,984     38,191     53,188
  In-process research and development and
     acquisition-related expenses(1)..........       --     1,133      9,306      7,618      6,552
                                                -------   -------   --------   --------   --------
          Total costs and expenses............   32,267    93,305    219,921    355,412    530,685
                                                -------   -------   --------   --------   --------
Operating income..............................    6,194     8,208      1,855     13,745     40,425
Other income (expense) net....................     (167)    1,671      3,309      8,753      7,642
                                                -------   -------   --------   --------   --------
Income (loss) before income taxes.............    6,027     9,879      5,164     22,498     48,067
Provision for income taxes....................    2,054     4,705      6,916     17,279     24,552
                                                -------   -------   --------   --------   --------
Net income (loss).............................  $ 3,973   $ 5,174   $ (1,752)  $  5,219   $ 23,515
                                                =======   =======   ========   ========   ========
Net income (loss) per share...................  $  0.04   $  0.04   $  (0.01)  $   0.04   $   0.16
                                                =======   =======   ========   ========   ========
Net income (loss) per share, assuming
  dilution....................................  $  0.03   $  0.04   $  (0.01)  $   0.03   $   0.14
                                                =======   =======   ========   ========   ========
Weighted average common shares outstanding....   90,656   119,580    128,884    143,588    150,419
Weighted average common shares outstanding,
  assuming dilution...........................  121,788   136,232    128,884    157,060    167,839

                                                                AS OF DECEMBER 31,
                                                --------------------------------------------------
                                                 1995      1996       1997       1998       1999
                                                -------   -------   --------   --------   --------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................  $ 8,122   $59,694   $151,889   $155,998   $579,391
Working capital...............................    7,408    62,636    167,877    182,778    585,039
Total assets..................................   28,251   113,546    264,923    344,808    861,549
Total debt....................................       --       600      2,114      5,032    350,000
Total stockholders' equity....................   10,378    75,236    192,964    228,986    332,168

---------------

(1) i2 incurred acquisition-related expenses related to business combinations of $1.1 million in 1996, $9.3 million in 1997, $7.6 million in 1998 and $6.6 million in 1999, including write-offs of in-process research and development of $1.1 million in 1996, $4.6 million in 1997, $4.7 million in 1998 and $3.3 million in 1999. The remaining costs included amortization of goodwill and acquired technology and investment banking, legal and accounting fees and expenses. Excluding these expenses, net income and net income per share, assuming dilution, would have been $6.3 million and $0.05 per share in 1996, $5.0 million and $0.03 per share in 1997, $12.8 million and $0.08 per share in 1998, and $30.1 million and $0.18 per share in 1999.

             ASPECT SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the following table in conjunction with Aspect's consolidated financial statements and related notes and Aspect's "Management's Discussion and Analysis of Financial Condition and Results to Operations," contained in Aspect's annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

                                                          YEAR ENDED DECEMBER 31,
                                             -------------------------------------------------
                                              1995      1996      1997       1998       1999
                                             -------   -------   -------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Licenses.................................  $ 8,123   $16,043   $26,892   $ 51,132   $ 52,440
  Subscription and maintenance.............    5,141     9,392    13,594     17,509     24,514
  Service and other........................    2,299     5,023     9,443     17,724     18,191
                                             -------   -------   -------   --------   --------
          Total revenue....................   15,563    30,458    49,929     86,365     95,145
                                             -------   -------   -------   --------   --------
Cost of revenue:
  Licenses.................................      298       612       346      1,419      1,152
  Subscription and maintenance.............    1,142     1,206     2,676      3,737      5,278
  Service and other........................    1,291     2,689     5,027      6,400      9,120
                                             -------   -------   -------   --------   --------
          Total cost of revenues...........    2,731     4,507     8,049     11,556     15,550
                                             -------   -------   -------   --------   --------
Gross profit...............................   12,832    25,951    41,880     74,809     79,595
Operating expenses:
  Research and development.................    6,031     8,762    11,213     15,882     20,061
  Sales and marketing......................    7,128    13,540    26,730     33,246     44,625
  General and administrative...............    2,253     4,030     5,304      7,909     11,136
  Costs incurred in merger.................       --        --     4,312         --         --
                                             -------   -------   -------   --------   --------
          Total operating expenses.........   15,412    26,332    47,559     57,037     75,822
                                             -------   -------   -------   --------   --------
Net income (loss) before interest and
  taxes....................................   (2,580)     (381)   (5,679)    17,772      3,773
Interest and other income..................      268     1,805     3,066      3,526      6,872
Interest and other expense.................      (83)     (209)     (665)      (751)      (634)
                                             -------   -------   -------   --------   --------
Net income (loss) before taxes.............   (2,395)    1,215    (3,278)    20,547     10,011
Provision for income taxes.................      150       330     1,593      4,522      2,212
                                             -------   -------   -------   --------   --------
Net income (loss)..........................  $(2,545)  $   885   $(4,871)  $ 16,025   $  7,799
                                             =======   =======   =======   ========   ========
Net income (loss) per share................  $ (0.07)  $  0.02   $ (0.09)  $   0.27   $   0.13
                                             =======   =======   =======   ========   ========
Net income (loss) per share, assuming
  dilution.................................  $ (0.07)  $  0.02   $ (0.09)  $   0.24   $   0.12
                                             =======   =======   =======   ========   ========
Weighted average common shares
  outstanding..............................   36,100    48,020    55,268     59,862     58,726
Weighted average common shares outstanding,
  assuming dilution........................   36,100    55,020    55,268     66,300     66,180

                                                            AS OF DECEMBER 31,
                                             -------------------------------------------------
                                              1995      1996      1997       1998       1999
                                             -------   -------   -------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents and short-term
  investments..............................  $ 6,095   $57,831   $55,056   $ 81,473   $ 76,204
Working capital............................    3,927    56,440    48,521     79,438     83,672
Total assets...............................   14,159    73,273    81,720    114,782    135,904
Long-term obligations, less current
  portion..................................    2,620     2,365        11         --         --
Stockholders' equity.......................    3,855    58,746    58,574     88,840     98,779

                             i2 TECHNOLOGIES, INC.

                          SELECTED UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

     In the table below, we provide you selected unaudited pro forma combined financial data to give effect to i2's acquisition of various IBM assets and i2's proposed acquisitions of SupplyBase, Inc. Aspect, and Aspect's acquisition of Transition Analysis Component Technology, Inc. ("TACTech") as if the acquisitions had been completed on January 1, 1999 for statement of operations purposes and December 31, 1999 for balance sheet purposes. This selected unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma combined financial statements and accompanying notes which are included in this joint proxy statement/prospectus, the separate historical financial statements and accompanying notes of i2 and of Aspect, which are incorporated by reference in this joint proxy statement/prospectus, and the historical financial statements of SupplyBase and TACTech which are included in this joint proxy statement/prospectus. It is also important that you read the i2 1999 Annual Report on Form 10-K which we incorporate by reference. See "Where You Can Find More Information" on page 83.

     On March 12, 2000, i2 entered into a definitive agreement to acquire Aspect in a transaction to be accounted for as a purchase. Under the agreement, i2 will acquire all of the outstanding capital stock of Aspect and will assume all outstanding stock options of Aspect, in exchange for approximately 44.9 million shares of i2 common stock and stock options valued at approximately $8.5 billion including acquisition charges.

     On January 17, 2000, Aspect entered into a definitive agreement to acquire TACTech in a transaction to be accounted for as a purchase. Under the agreement, Aspect will acquire all of the outstanding capital stock of TACTech and will assume all outstanding options of TACTech, in exchange for approximately 450,848 shares of Aspect common stock and stock options valued at approximately $15.0 million, including acquisition charges.

     On March 12, 2000, i2 entered into a definitive agreement to acquire SupplyBase in a transaction to be accounted for as a purchase. Under the agreement, i2 will issue approximately 1.9 million shares of i2 common stock and stock options for all of the outstanding capital stock and stock options of SupplyBase, valued at approximately $356 million including acquisition charges.

     On March 27, 2000, i2 purchased from IBM specific software assets, cross-patent rights and software licenses with an aggregate value of approximately $234 million.

     The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the acquired assets or companies been operated as a single entity during this period. Note also that the consummations of the acquisition of SupplyBase and Aspect's acquisition of TACTech are not a condition to the acquisition of Aspect. The selected unaudited pro forma combined financial data are derived from the unaudited pro forma combined financial statements included elsewhere in the joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See "Unaudited Pro Forma Combined Financial Statements."

                             i2 TECHNOLOGIES, INC.

                          SELECTED UNAUDITED PROFORMA
                            COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
  Revenues..................................................  $   671,422
  Total costs and expenses..................................    3,601,526
  Net loss..................................................   (2,895,724)
  Net loss per share........................................       (15.50)
  Net loss per share assuming dilution......................       (15.50)
  Weighted average shares used in per share calculation.....      186,804
  Weighted average shares used in per share
     calculation-dilution...................................      186,804

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........  $   657,767
  Working capital...........................................      629,478
  Total assets..............................................    9,950,332
  Long term obligations.....................................      350,167
  Stockholders' equity......................................    9,254,544

                           COMPARATIVE PER SHARE DATA

     The following table sets forth historical net income and book value per share data of i2 and Aspect and unaudited pro forma combined net loss, book value and EBITDA per share data after giving effect to:

     - i2's purchase of various IBM assets;

     - i2's proposed acquisition of SupplyBase;

     - i2's proposed acquisition of Aspect and TACTech; and

     - i2's acquisition of the IBM assets, SupplyBase, and Aspect and TACTech.

This data should be read in conjunction with the pro forma combined financial statements included in this joint proxy statement/prospectus, the consolidated financial statements and related notes of i2 and Aspect incorporated by reference in this joint proxy statement/prospectus, and the historical financial statements and related notes of SupplyBase and TACTech included in this joint proxy statement/prospectus. The unaudited pro forma combined per share data is not necessarily indicative of the net income (loss), or book value or EBITDA per share that would have been achieved had the transactions been completed as of the beginning of the period presented.

     References below to i2 and Aspect's historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of December 31, 1999. The pro forma combined book values per share are computed by dividing pro forma stockholders' equity, including the effect of pro forma adjustments, by the pro forma number of shares of i2 common stock outstanding as of December 31, 1999. EBITDA per share, as calculated in the table below, is equal to operating income (loss) plus depreciation and amortization and in process research and development. We believe that EBITDA is a meaningful measure of performance due to the large amounts of amortization which are resulting in net losses. However, EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flows as a measure of liquidity, as determined in accordance with generally accepted accounting principles. The unaudited equivalent pro forma combined per share amounts are calculated by multiplying unaudited pro forma per share amounts by the exchange ratio of .55 of a share of i2 common stock for each outstanding share of Aspect common stock.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
i2 HISTORICAL:
  Net income per share......................................       $  0.16
  Net income per share, assuming dilution...................       $  0.14
  Book value per share......................................       $  2.14
ASPECT HISTORICAL:
  Net income per share......................................       $  0.13
  Net income per share, assuming dilution...................       $  0.12
  Book value per share......................................       $  1.67
PRO FORMA COMBINED i2 AND IBM ASSETS (UNAUDITED):
  Net loss per share........................................       $ (0.05)
  Net loss per share, assuming dilution.....................       $ (0.05)
  Book value per share......................................       $  3.61
  EBITDA per share, assuming dilution.......................       $  0.37
PRO FORMA COMBINED i2 AND SUPPLYBASE (UNAUDITED):
  Net loss per share........................................       $ (0.66)
  Net loss per share, assuming dilution.....................       $ (0.66)
  Book value per share......................................       $  4.32
  EBITDA per share, assuming dilution.......................       $  0.33

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
PRO FORMA COMBINED i2, ASPECT AND TACTECH (UNAUDITED):
  Net loss per share........................................       $(14.89)
  Net loss per share, assuming dilution.....................       $(14.89)
  Book value per share......................................       $ 43.30
  EBITDA per share, assuming dilution.......................       $  0.33
PRO FORMA COMBINED i2, IBM ASSETS, SUPPLYBASE, ASPECT AND
  TACTECH (UNAUDITED):
  Net loss per share........................................       $(15.50)
  Net loss per share, assuming dilution.....................       $(15.50)
  Book value per share......................................       $ 45.48
  EBITDA per share, assuming dilution.......................       $  0.30
EQUIVALENT PRO FORMA COMBINED i2, IBM ASSETS, SUPPLYBASE,
  ASPECT AND TACTECH (UNAUDITED):
  Net loss per share........................................       $ (8.53)
  Net loss per share, assuming dilution.....................       $ (8.53)
  Book value per share......................................       $ 25.01

                            MARKET PRICE INFORMATION

i2 MARKET PRICE DATA

     i2's common stock has traded on the Nasdaq National Market under the symbol "ITWO" since April 25, 1996. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for i2 common stock for the periods indicated, adjusted to reflect (1) a two-for-one stock split in the form of a dividend distributed on June 2, 1998 and (2) a two-for-one stock split in the form of a dividend distributed on February 17, 2000.

                                                               HIGH      LOW
                                                              -------   ------
2000
  Second quarter (through April 17).........................  $139.88   $69.00
  First quarter.............................................  $223.50   $70.16
1999
  Fourth quarter............................................  $109.00   $18.69
  Third quarter.............................................    24.19    13.06
  Second quarter............................................    21.78     8.88
  First quarter.............................................    18.00    11.25
1998
  Fourth quarter............................................  $ 15.97   $ 4.63
  Third quarter.............................................    21.13     6.32
  Second quarter............................................    20.00    13.50
  First quarter.............................................    16.41    12.53

ASPECT MARKET PRICE DATA

     Aspect's common stock has traded on the Nasdaq National Market under the symbol "ASDV" since May 24, 1996. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for Aspect common stock for the periods indicated, adjusted to reflect (1) a two-for-one stock split in the form of a dividend distributed on August 17, 1998 and (2) a two-for-one stock split in the form of a dividend distributed on March 13, 2000.

                                                               HIGH      LOW
                                                              -------   ------
2000
  Second quarter (through April 17).........................  $ 72.00   $36.00
  First quarter.............................................  $100.00   $30.50
1999
  Fourth quarter............................................  $ 34.25   $12.63
  Third quarter.............................................    13.00     7.50
  Second quarter............................................    11.21     3.28
  First quarter.............................................    20.50    11.35
1998
  Fourth quarter............................................  $ 22.16   $ 8.88
  Third quarter.............................................    21.28    14.28
  Second quarter............................................    19.03    13.28
  First quarter.............................................    13.72    10.57

RECENT CLOSING PRICES

     On March 10, 2000, the last trading day before announcement of the proposed merger, the actual closing prices on the Nasdaq National Market were $208.00 per share of i2 common stock and $85.00 (giving effect to the two-for-one stock split in the form of a dividend distributed on March 13, 2000) per share of Aspect common stock. On April 17, 2000, the closing prices on the Nasdaq National Market were $78.94 per share of i2 common stock and $42.69 per share of Aspect common stock.

     Because the market price of i2 common stock is subject to fluctuation, the market value of the shares of i2 common stock that holders of Aspect common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR i2 COMMON STOCK AND ASPECT COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR i2 COMMON STOCK OR ASPECT COMMON STOCK.

     Neither i2 nor Aspect has ever paid cash dividends on its stock, and both anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

                                  RISK FACTORS

     By voting in favor of the merger agreement, Aspect stockholders will be choosing to invest in i2 common stock. An investment in i2 common stock involves a high degree of risk. By voting in favor of the issuance of i2 common stock in connection with the merger, i2 stockholders will be voting to acquire Aspect. The acquisition of Aspect involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of any proposal relating to the merger. If any of the following risks actually occurs, the business and prospects of Aspect or i2 may be seriously harmed. In such case, the trading price of i2 common stock would decline, and you may lose all or part of your investment.

                          RISKS RELATED TO THE MERGER

ASPECT STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF i2 COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF ASPECT COMMON STOCK OR i2 COMMON STOCK.

     Upon the merger's completion, each share of Aspect common stock will be exchanged for 0.55 of a share of i2 common stock. There will be no adjustment for changes in the market price of either Aspect common stock or i2 common stock. In addition, neither Aspect nor i2 may terminate the merger agreement or "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of i2 common stock. Accordingly, the specific dollar value of i2 common stock that Aspect stockholders will receive upon the merger's completion will depend on the market value of i2 common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of i2 common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for i2 common stock and Aspect common stock. i2 cannot predict or give any assurances as to the market price of i2 common stock at any time before or after the completion of the merger.

i2 AND ASPECT MAY NOT ACHIEVE THE BENEFITS THEY EXPECT FROM THE MERGER.

     We entered into the merger agreement with the expectation that the merger will result in significant benefits. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events. Key events include:

     - integrating the operations and personnel of the two companies;

     - offering the existing products and services of each company to the other company's customers; and

     - developing new products and services that utilize the assets of both companies.

     We will need to overcome significant issues, however, to realize any benefits or synergies from the merger. The successful execution of these post-merger events will involve considerable risk and may not be successful.

     Operations and personnel. i2 is a provider of intelligent eBusiness solutions that help enterprises optimize business processes both internally and among trading partners. Aspect develops, markets and supports enterprise client/server software and content products that enable manufacturers to improve product development and business processes through component and supplier management. i2's principal offices are located in Dallas, Texas, while Aspect's principal offices are located in Mountain View, California. Currently, there are no plans to relocate either of these principal offices. In order for the merger to be successful, Aspect's operations and personnel must be successfully integrated with i2's operations and personnel. The failure of i2 to complete the integration successfully could result in the loss of key personnel and customers.

     Products and services. Each company initially intends to offer its respective products and services to the customers of the other company. There can be no assurance that either company's customers will have any interest in the other company's products and services. The failure of such cross-marketing efforts would diminish the synergies expected to be realized by the merger.

     In addition, i2 intends after the merger to develop new products and services that combine the assets of both the i2 and Aspect businesses. To date, the companies have not thoroughly investigated the technological, market-driven or other obstacles in developing and marketing these new products and services in a timely and efficient way. There can be no assurance that i2 will be able to overcome these obstacles in developing new products and services, or that there will be a market for the new products or services developed by i2 after the merger.

     In general, we cannot offer any assurances that we can successfully integrate or realize the anticipated benefits of the merger. Our failure to do so could have a material adverse effect on the combined company's business, financial condition and operating results or could result in loss of key personnel. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important tasks, and could seriously harm the combined company.

THE MERGER COULD ADVERSELY AFFECT THE COMBINED COMPANY'S FINANCIAL RESULTS.

     If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to i2's stockholders resulting from the issuance of shares in connection with the merger, i2's financial results, including earnings per share, could be adversely affected. i2 expects to incur an in-process research and development charge of approximately $89.4 million related to the merger and a annual amortization during 2000, 2001 and 2002 of approximately $2.9 billion related to goodwill and intangible assets.

THE MARKET PRICE OF i2 COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

     The market price of i2 common stock may decline as a result of the merger if:

     - the integration of i2 and Aspect is unsuccessful;

     - i2 does not achieve the anticipated benefits of the merger as rapidly or to the extent expected by financial or industry analysts; or

     - the effect of the merger on i2's financial results is not consistent with the expectations of financial or industry analysts.

ASPECT'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     The directors and officers of Aspect participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, other Aspect stockholders, including the following:

     - The officers and directors of Aspect own stock options to purchase an
       aggregate of      shares of Aspect common stock. If the merger is
       completed, many of these options that are unvested will automatically become vested and exercisable as described on page 52 under "Interests of Certain Persons in the Merger."

     - Various officers of Aspect are entitled to special benefits, including immediate vesting of stock options, under their employment agreements with Aspect if their employment is terminated at the completion of or following the merger.

     - Two Aspect executive officers have entered into employment agreements with i2.

     - i2 has agreed to indemnify each present and former Aspect officer and director against liabilities arising out of such person's services as an Aspect officer or director. In addition, i2 will cause

       Aspect, as the surviving corporation in the merger, to maintain officers' and directors' liability insurance to cover any such liabilities for the next six years.

     - i2 has agreed to expand its board and to appoint Romesh T. Wadhwani, the Chairman of the Board and Chief Executive Officer of Aspect, as the Vice Chairman of i2's board, with an initial term expiring at the annual i2 stockholders' meeting to be held in 2003.

     Aspect stockholders should consider whether these interests may have influenced Aspect's directors and officers to support or recommend the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ASPECT'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed for any reason, Aspect may be subject to a number of material risks, including the following:

     - Aspect may be required to pay i2 a termination fee of either $15 million or $225 million;

     - the price of Aspect common stock may decline to the extent that the current market price of Aspect common stock reflects a market assumption that the merger will be completed; and

     - various costs related to the merger, such as legal and accounting fees and the expenses and fairness opinion fee of Aspect's financial advisor, must be paid even if the merger is not completed.

     In addition, Aspect customers and information sources may, in response to the announcement of the merger, delay or defer decisions concerning Aspect. Any delay or deferral in those decisions by Aspect customers or suppliers could have a material adverse effect on Aspect's business, regardless of whether the merger is ultimately completed. Similarly, current and prospective Aspect employees may experience uncertainty about their future roles with i2 until i2's strategies with regard to Aspect are announced or executed. This may adversely affect Aspect's ability to attract and retain key management, sales, marketing and technical personnel.

     Further, if the merger is terminated and Aspect's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, Aspect is prohibited from soliciting, initiating, knowingly encouraging, inducing the entry into, entering into or taking various other actions with respect to extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than i2.

i2 MUST MANAGE THE INTEGRATION OF ACQUIRED COMPANIES SUCCESSFULLY IN ORDER TO ACHIEVE DESIRED RESULTS.

     As a part of its business strategy, i2 expects to enter into additional business combinations and acquisitions. Acquisition transactions are accompanied by a number of risks, including:

     - the difficulty of assimilating the operations and personnel of the acquired companies;

     - the potential disruption of the ongoing businesses and distraction of management of i2 and the acquired companies;

     - the difficulty of incorporating acquired technology and rights into i2's products and services;

     - unanticipated expenses related to technology integration;

     - difficulties in maintaining uniform standards, controls, procedures and policies;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

     - potential unknown liabilities associated with acquired businesses.

     The combined company may not succeed in addressing these risks or any other problems encountered in connection with any future business combinations and acquisitions.

THE MERGER MAY GO FORWARD EVEN THOUGH MATERIAL ADVERSE CHANGES RESULT FROM THE ANNOUNCEMENT OF THE MERGER, INDUSTRY-WIDE CHANGES AND OTHER CAUSES.

     In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between now and the closing. But certain types of changes will not prevent the merger from going forward, even if they would have a material adverse effect on i2 or Aspect. Industry-wide changes, changes affecting the economy as a whole, and changes resulting from the announcement of the merger will not allow either party refuse to complete the merger.

     If adverse changes occur but i2 and Aspect must still complete the merger, i2's stock price may suffer. This in turn may reduce the value of the merger to i2 and Aspect stockholders.

                              RISKS RELATED TO i2

     In addition to the risks relating to the merger, as discussed above, i2 is subject to its own specific risks relating to its business model, strategy, markets and legal and regulatory environment, including those set forth below.

i2'S FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND i2 MAY FAIL TO MEET EXPECTATIONS, WHICH MAY NEGATIVELY IMPACT THE PRICE OF i2'S COMMON STOCK.

     i2's operating results have varied significantly from quarter to quarter in the past, and i2 expects its operating results to continue to vary from quarter to quarter in the future, due to a variety of factors, many of which are outside of i2's control. Factors that could affect quarterly operating results include:

     - volume and timing of customer orders;

     - length of the sales cycle;

     - customer budget constraints;

     - announcement or introduction of new products or product enhancements by i2 or its competitors;

     - changes in prices of i2's products and those of its competitors;

     - foreign currency exchange rate fluctuations;

     - market acceptance of new products;

     - mix of direct and indirect sales;

     - changes in i2's strategic relationships; and

     - changes in i2's business strategy.

     Furthermore, customers may defer or cancel their purchases of products if they experience a downturn in their business or if there is a downturn in the general economy. i2 will continue to determine its investment and expense levels based on expected future revenues. A significant portion of i2's expenses is not variable in the short term, and i2 cannot reduce its costs quickly to respond to decreases in revenues. Therefore, if revenues are below expectations, this shortfall is likely to adversely and disproportionately affect i2's operating results. In addition, i2 may reduce its prices or accelerate investment in research and development efforts in response to competitive pressures or to pursue new market opportunities. Any of these activities may further limit i2's ability to adjust spending in response to revenue fluctuations. Revenues may not grow at historical rates in future periods, or they may not grow at all. Accordingly, i2 may not maintain positive operating margins in future quarters. Any of these factors could cause i2's operating results to be below the expectations of public market analysts and investors, and the price of its common stock may fall.

i2 ANTICIPATES SEASONAL FLUCTUATIONS IN REVENUES, WHICH MAY CAUSE VOLATILITY IN ITS STOCK PRICE.

     The market price of i2's common stock has been volatile in the past, and the market price of its common stock may be volatile in the future. Historically, i2's revenues have tended to be strongest in the fourth quarter of the year. i2 believes that its seasonality is due to the calendar year budgeting cycles of many of i2's customers and i2's compensation policy that rewards sales personnel for achieving annual revenue quotas. In future periods, these seasonal trends may cause i2's quarter-to-quarter operating results to vary, which may result in failing to meet the expectations of public market analysts and investors.

i2 DEPENDS ON SIGNIFICANT INDIVIDUAL LICENSE SALES. THEREFORE, i2'S OPERATING RESULTS FOR A GIVEN PERIOD COULD SUFFER SERIOUS HARM IF i2 FAILS TO CLOSE THE LARGE SALES TARGETED FOR THAT PERIOD.

     i2 generally derives a significant portion of revenues in each quarter from a small number of relatively large sales. For example, in each quarter of 1999, in the last three quarters of 1998 and in each quarter of 1997, one or more customers individually accounted for at least 10% of i2's total software license revenues in each quarter. Moreover, due to customer purchasing patterns, i2 typically realizes a significant portion of its software license revenues in the last few weeks of a quarter. As a result, i2 is subject to significant variations in license revenues and results of operations if it incurs any delays in customer orders. If in any future period i2 fails to close one or more substantial license sales that it has targeted to close in that period, this failure could seriously harm i2's operating results for that period.

i2 MAY NOT REMAIN COMPETITIVE, AND INCREASED COMPETITION COULD SERIOUSLY HARM ITS BUSINESS.

     i2's competitors offer a variety of eBusiness solutions, including solutions relating to supply chain and other core processes. These competitors include:

     - vendors establishing electronic marketplaces and indirect procurement capabilities, such as Ariba and Commerce One;

     - enterprise resource application software vendors such as SAP AG, PeopleSoft Inc., Oracle Corporation and Baan Company, N.V., each of which currently offers sophisticated enterprise resource planning, solutions that currently or may in the future incorporate applications competitive with i2's products;

     - supply chain software vendors including Manugistics Group, Inc. and Logility, Inc.;

     - other business application software vendors which may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software;

     - internal development efforts by corporate information technology departments; and

     - companies offering standardized or customized products for mainframe and/or mid-range computer systems.

     Historically, a number of enterprise resource planning vendors have from time to time jointly marketed i2's products as a complement to their own systems. However, as i2 attempts to increase its market share and expand its product offerings, and as enterprise resource planning vendors expand their own product offerings, i2's relationships with these vendors have and may continue to become more competitive. i2 believes that enterprise resource planning vendors are focusing significant resources on establishing and increasing the functionality of their own eBusiness solutions, and other enterprise resource planning vendors have recently acquired independent developers of advanced planning and scheduling software which compete with i2's RHYTHM products.

     Relative to i2, many of its competitors have:

     - longer operating histories;

     - significantly greater financial, technical, marketing and other resources;

     - greater name recognition;

     - a broader range of products to offer; and

     - a larger installed base of customers.

     Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to enhance their products, which may result in increased competition. In addition, i2 expects to experience increasing price competition as i2 competes for market share, and i2 may not be able to compete successfully with its existing or new competitors. If i2 experiences increased competition, substantial harm may result to its business, operating results and financial condition.

i2'S STRATEGY OF ESTABLISHING AND PROMOTING i2'S TRADEMATRIX IS UNPROVEN AND MAY BE UNSUCCESSFUL.

     As part of i2's business strategy, it is offering the TradeMatrix platform to trading community participants in digital marketplaces. This strategy is unproven, and currently i2 is providing only a limited portion of its intended TradeMatrix services in only a small number of digital trading communities. i2 has limited experience developing and operating digital marketplaces, and cannot be certain that these trading communities will be operated effectively, that enterprises will join and remain in these trading communities, that i2 will develop and provide successfully all intended TradeMatrix services, or that i2 will generate significant revenues from these services. To date, i2 has not generated significant revenues from these services. If this business strategy is flawed, or if i2 is unable to execute effectively, its business, operating results and financial condition could be substantially harmed.

     In addition, i2 expects to rely on third parties' efforts to promote its TradeMatrix platform. Because i2's revenues from these sources are likely to be largely based on subscriptions to or utilization of i2's digital marketplaces, any failure by these third parties to successfully promote the TradeMatrix platform, or any reluctance to participate in i2's digital marketplaces on the part of suppliers, manufacturers, distributors, logistics providers or customers, could harm i2's business, results of operations and financial condition.

RAPID GROWTH IN i2'S OPERATIONS COULD CONTINUE TO STRAIN i2'S MANAGERIAL AND OPERATIONAL RESOURCES.

     i2 has experienced rapid growth. Revenues have increased to $571.1 million in 1999 from $369.2 million in 1998 and from $221.8 million in 1997. i2's employee count has increased to approximately 2,800 at December 31, 1999, from approximately 2,200 at December 31, 1998, and from approximately 1,200 at December 31, 1997. i2 has also increased the scope of its operating and financial systems and the geographic distribution of its operations and customers. This growth has strained i2's management and operations, and they will continue to be strained if rapid growth continues. i2's officers and other key employees will need to implement and improve i2's operational, customer support and financial control systems and effectively expand, train and manage i2's employee base. Further, i2 expects that it will be required to manage an increasing number of relationships with various customers and other third parties. i2 may not be able to manage future expansion successfully, and i2's inability to do so would harm its business, operating results and financial condition.

ANY DECREASE IN DEMAND FOR i2'S RHYTHM SUITE OF PRODUCTS AND SERVICES COULD SIGNIFICANTLY REDUCE i2'S REVENUES.

     i2 derives substantially all of its revenues from licenses of its RHYTHM suite of products and related services. RHYTHM-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of i2's revenues for the foreseeable future. As a result, i2's future operating results will depend upon continued market acceptance of RHYTHM and enhancements thereto. However, RHYTHM may not achieve continued market acceptance. Competition, technological change or other factors could decrease demand for, or market acceptance of, RHYTHM. Any decrease in demand or market acceptance of RHYTHM could substantially harm i2's business, operating results and financial condition.

i2 IS INVESTING SIGNIFICANT RESOURCES IN DEVELOPING AND MARKETING ITS INTELLIGENT eBUSINESS SOLUTIONS. THE MARKET FOR THESE SOLUTIONS IS NEW AND EVOLVING, AND, IF THIS MARKET DOES NOT DEVELOP AS i2 ANTICIPATES, OR IF i2 IS UNABLE TO DEVELOP ACCEPTABLE SOLUTIONS, SERIOUS HARM WOULD RESULT TO i2'S BUSINESS.

     i2 currently derives a substantial portion of its revenues from licenses for decision-support software products associated with supply chain management software and related services. However, i2 is investing significant resources in further developing and marketing enhanced products and services to facilitate eBusiness over public and private networks. For the first few months after i2 introduces new products and services, the demand for and market acceptance of those products and services are subject to a high level of uncertainty, especially where acquisition of i2's products or services requires a large capital commitment or other significant commitment of resources. Adoption of eBusiness software solutions, particularly by those individuals and enterprises that have historically relied upon traditional means of commerce and communication, will require a broad acceptance of new and substantially different methods of conducting business and exchanging information. These products and services involve a new approach to the method of conducting business, and, as a result, intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of these products and services in order to generate demand. The market for this broader functionality may not develop, competitors may develop superior products and services, or i2 may not develop acceptable solutions to address this functionality. Any one of these events could seriously harm i2's business, operating results and financial condition.

RAPID ADOPTION OF i2'S TRADEMATRIX PLATFORMS COULD REDUCE i2'S SOFTWARE LICENSING REVENUES.

     i2's current revenue model is mainly focused on license revenue, with additional revenues earned from consulting, maintenance and training. The TradeMatrix platform offers a more diverse and expansive set of service offerings that will generate additional revenue streams for hosting, transaction processing and set-up fees. The TradeMatrix pricing model differs from i2's historical model of deriving revenues from licenses of the RHYTHM suite of products, which i2 largely recognizes upon executing a contract and delivering software. Under the TradeMatrix model, up-front license fees may be less substantial and the fees derived from subscriptions to i2's utilization of the digital marketplace services may be more robust. i2 cannot predict the rate at which i2's customers will adopt the TradeMatrix platform or whether these expanded service offerings will adversely impact i2's license revenues.

i2 DOES NOT HAVE SIGNIFICANT EXPERIENCE IN HOSTING ELECTRONIC MARKETPLACES AND MAY NOT ADEQUATELY PREDICT THE VOLUME OF TRAFFIC.

     If the volume of traffic on the web site for i2's TradeMatrix platform increases, the platform may experience slower response times or other problems. i2 will rely on several third parties to expand, manage and maintain the necessary computer equipment, software, Internet and telecommunication services required for efficient access to TradeMatrix as demand increases. Any delays in response time or performance problems could cause TradeMatrix users to perceive this service as not functioning properly and therefore cause them to reduce or discontinue use of i2's products and services.

i2'S TRADEMATRIX PLATFORM MAY EXPERIENCE PERFORMANCE PROBLEMS OR DELAYS AS A RESULT OF SERVICE INTERRUPTIONS.

     i2 must protect i2's network infrastructure and equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and other similar events. Despite precautions taken by i2 and third-party service providers, a natural disaster or other unanticipated problems at i2's data centers could result in interruptions in i2's services or significant damage to equipment supporting the platform. In addition, failure of any of i2's telecommunications providers to provide consistent data communications capacity could result in interruptions in i2's services. Each of these could experience outages, delays and other difficulties due to system failures unrelated to i2's systems. Any damage to or failure of i2's systems or service providers could result in reductions in, or terminations of, services supplied to i2's customers, which could have a material adverse effect on i2's business.

IF i2 PUBLISHES INACCURATE CATALOG CONTENT DATA, ITS BUSINESS COULD SUFFER.

     The accurate publication of catalog content is critical to i2's customers' businesses. The TradeMatrix platform contains content management tools that help suppliers manage the collection and publication of catalog content. Any defects or errors in these tools or the failure of these tools to accurately publish catalog content could deter businesses from participating in the TradeMatrix marketplaces, damage i2's business reputation, harm i2's ability to win new customers and potentially expose i2 to legal liability. In addition, from time to time some of i2's customers may submit inaccurate pricing or other inaccurate catalog information. Even though such inaccuracies are not caused by i2's work and are not within i2's control, such inaccuracies could deter current and potential customers from using i2's products and could harm its business, operating results and financial condition.

THE MARKETS IN WHICH i2 COMPETES EXPERIENCE RAPID TECHNOLOGICAL CHANGE. IF i2 DOES NOT RESPOND TO THESE TECHNOLOGICAL ADVANCES, IT COULD SERIOUSLY HARM i2'S BUSINESS.

     Enterprises are increasing their focus on decision-support solutions for eBusiness challenges. As a result, they are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, competitors continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products, services and enhancements. i2 must continue to enhance its current product line and develop and introduce new products and services that keep pace with the technological developments of i2's competitors. i2 must also satisfy increasingly sophisticated customer requirements. If i2 cannot successfully respond to the technological advances of others, or if its new products or product enhancements and services do not achieve market acceptance, these events could seriously harm i2's business, operating results and financial condition.

IF USE OF THE INTERNET FOR COMMERCE AND COMMUNICATION DOES NOT INCREASE AS i2 ANTICIPATES, i2'S BUSINESS WILL SUFFER.

     i2 is offering new and enhanced products and services, which depend on increased acceptance and use of the Internet as a medium for commerce and communication. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

     i2's business could be seriously harmed if:

     - use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     - the necessary communication and computer network technology underlying the Internet and other online services does not effectively support any expansion that may occur;

     - new standards and protocols are not developed or adopted in a timely manner; or

     - for any other reason -- such as concerns about security, reliability, cost, ease of use, accessibility or quality of service -- the Internet does not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for and desirability of i2's products and services.

FUTURE REGULATION OF THE INTERNET MAY SLOW ITS GROWTH, RESULTING IN DECREASED DEMAND FOR i2'S PRODUCTS AND SERVICES AND INCREASED COSTS OF DOING BUSINESS.

     Due to increasing popularity and use of the Internet, it is possible that state and federal regulators could adopt laws and regulations that impose additional burdens on companies conducting business online. For example, the growth and development of the market for Internet-based services may prompt calls for more stringent consumer protection laws. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to i2's business, or the application of existing laws and regulations to the Internet and other online services could decrease the expansion of the Internet, causing i2's costs to increase and i2's growth to be harmed.

CONCERNS THAT i2'S PRODUCTS DO NOT ADEQUATELY PROTECT THE PRIVACY OF CONSUMERS COULD INHIBIT SALES OF ITS PRODUCTS.

     One of the principal features of i2's customer management software applications is the ability to develop and maintain profiles of consumers for use by businesses. Typically, these products capture profile information when consumers, business customers and employees visit a web site and volunteer information in response to survey questions concerning their backgrounds, interests and preferences. i2's products augment these profiles over time by collecting usage data. Although i2 has designed its customer management products to enable the development of applications that permit web site visitors to prevent the distribution of any of their personal data beyond that specific web site, privacy concerns may nevertheless cause visitors to resist providing the personal data necessary to support this profiling capability. If i2 cannot adequately address consumers' privacy concerns, these concerns could seriously harm its business, financial condition and operating results.

IF i2'S ENCRYPTION TECHNOLOGY FAILS TO ENSURE THE SECURITY OF ITS CUSTOMERS' ONLINE TRANSACTIONS, SERIOUS HARM TO i2'S BUSINESS COULD RESULT.

     The secure exchange of value and confidential information over public networks is a significant concern of consumers engaging in online transactions and interaction. i2's customer management software applications use encryption technology to provide the security necessary to effect the secure exchange of value and confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the algorithms that these applications use to protect customer transaction data. If any compromise or breach were to occur, it could seriously harm i2's business, financial condition and operating results.

i2 MAY NOT SUCCESSFULLY INTEGRATE OR REALIZE THE INTENDED BENEFITS OF i2'S RECENT ACQUISITIONS.

     i2 acquired InterTrans Logistics Solutions Limited, or ITLS, in April 1998 and SMART in July 1999. In addition, i2 has acquired other businesses and products to help broaden and strengthen its product portfolio. The success of these acquisitions will depend primarily on i2's ability to:

     - retain, motivate and integrate the acquired personnel;

     - integrate multiple information systems; and

     - integrate acquired software with i2's existing products and services.

     i2 may encounter difficulties in integrating i2's operations and products with those of ITLS, SMART and others. i2 may not realize the benefits that it anticipated when i2 made these acquisitions. i2's failure to successfully integrate its operations and products with those of ITLS, SMART and others could seriously harm i2's business, operating results and financial condition.

i2 MAY MAKE FUTURE ACQUISITIONS OR ENTER INTO JOINT VENTURES THAT MAY NOT BE SUCCESSFUL.

     In the future, i2 may acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand i2's business. In furtherance of this strategy, in March 2000 i2 entered into agreements to acquire Aspect and SupplyBase. Management's negotiations of potential acquisitions or joint ventures and management's integration of acquired businesses, products or technologies could divert their time and resources. Future acquisitions could cause i2 to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write off in-process research and development and other acquisition-related expenses that could seriously harm i2's financial condition and operating results. i2 expects that it will be required to amortize a significant amount of goodwill and write-off significant amounts of in-process research and development and other acquisition-related expenses if i2 completes the pending Aspect and SupplyBase acquisitions. Further, i2 may not be able to integrate any acquired business, product or technology with i2's existing operations or train, retain and motivate personnel from the acquired business. If i2 is unable to fully integrate an acquired business, product or technology or train, retain and motivate personnel from the acquired business, i2 may not receive the intended benefits of that acquisition.

i2 FACES RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS THAT COULD HARM IT.

     i2's international operations are subject to risks inherent in international business activities. In addition, i2 may expand its international operations in the future which would increase i2's exposure to these risks. The risks i2 faces internationally include:

     - difficulties and costs of staffing and managing geographically disparate operations;

     - longer accounts receivable payment cycles in certain countries;

     - compliance with a variety of foreign laws and regulations;

     - unexpected changes in regulatory requirements;

     - overlap of different tax structures;

     - greater difficulty in safeguarding intellectual property;

     - import and export licensing requirements;

     - trade restrictions;

     - changes in tariff rates;

     - political instability; and

     - general economic conditions in international markets.

CHANGES IN THE VALUE OF THE U.S. DOLLAR, AS COMPARED TO THE CURRENCIES OF FOREIGN COUNTRIES WHERE i2 TRANSACTS BUSINESS, COULD HARM i2'S OPERATING RESULTS.

     To date, i2's international revenues have been denominated primarily in U.S. dollars. The majority of i2's international expenses and some revenues have been denominated in currencies other than the U.S. dollar. Therefore, changes in the value of the U.S. dollar as compared to these other currencies may adversely affect i2's operating results. As its international operations expand, i2 will use an increasing number of foreign currencies, causing i2's exposure to currency exchange rate fluctuations to increase. Although i2 has implemented limited hedging programs to mitigate its exposure to currency fluctuations, currency exchange rate fluctuations have caused, and will continue to cause, currency transaction gains and losses. While these transactional gains and losses have not been material to date, they may harm i2's business, results of operations or financial condition in the future.

i2 DEPENDS ON ITS STRATEGIC PARTNERS AND OTHER THIRD PARTIES. IF i2 FAILS TO DERIVE BENEFITS FROM ITS EXISTING AND FUTURE STRATEGIC RELATIONSHIPS, i2'S BUSINESS WILL SUFFER.

     From time to time, i2 has collaborated with other companies, including IBM and PricewaterhouseCoopers, in areas such as product development, marketing, distribution and implementation. Maintaining these and other relationships is a meaningful part of i2's business strategy. However, some of i2's current and potential strategic partners are either actual or potential competitors, which may impair the viability of these relationships. In addition, some of i2's relationships have failed to meet expectations and may fail to meet expectations in the future. i2 may not be able to enter into successful new strategic relationships in the future.

THE LOSS OF ANY OF i2'S KEY PERSONNEL OR ITS FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD SERIOUSLY HARM i2.

     i2 relies upon the continued service of a relatively small number of key technical and senior management personnel, particularly Sanjiv Sidhu, i2's chairman and chief executive officer. i2's future success depends on retaining its key employees and i2's continuing ability to attract, train and retain other highly qualified technical and managerial personnel. Very few of i2's key technical personnel and none of i2's senior management personnel are bound by employment agreements. As a result, i2's employees could leave with little or no prior notice. In the past, i2 has had difficulty recruiting qualified personnel. i2 may not be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. i2's loss of any of its key technical and senior management personnel or i2's inability to attract, train and retain additional qualified personnel could seriously harm i2's business, operating results and financial condition.

IF i2 FAILS TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS OR FACES A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, i2 COULD LOSE ITS INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

     i2 relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, i2 generally licenses RHYTHM products to end users in object code (machine-readable) format, and i2's license agreements generally allow the use of RHYTHM products solely by the customer for internal purposes without the right to sublicense or transfer the RHYTHM products. However, these measures afford only limited protection. Unauthorized parties may attempt to copy aspects of i2's products or to obtain and use information that i2 regards as proprietary. Although i2 believes software piracy may be a problem, it is not able to determine the extent to which piracy of i2's software products exists. Policing unauthorized use of i2's products is difficult, and i2 cannot be certain that the steps it has taken will prevent misappropriation of i2's technology. This is particularly true in foreign countries where the laws may not protect proprietary rights to the same extent as the laws of the United States and may not provide i2 with an effective remedy against piracy.

     As the number of products and competitors continues to grow, the functionality of products in different industry segments is increasingly overlapping. As a result, i2 increasingly may be subject to claims of intellectual property infringement. Although i2 is not aware that any of its products infringe upon the proprietary rights of third parties, third parties may claim infringement by i2 with respect to current or future products. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation or damages, cause product shipment delays or the loss or deferral of sales, or require i2 to enter into royalty or licensing agreements. If i2 enters into royalty or licensing agreements in settlement of any litigation or claims, these agreements may not be on terms acceptable to i2. Unfavorable royalty and licensing agreements could seriously harm i2's business, operating results and financial condition.

     i2 resells some software that it licenses from third parties. Although i2 may continue this practice, third-party software licenses may not continue to be available to us on commercially reasonable terms. i2's inability to maintain or obtain any of these software licenses will delay or reduce its product shipments until i2 can identify, license and integrate equivalent software. Any loss of these licenses or delay or reduction in product shipments could harm i2's business, operating results and financial condition.

i2'S PRODUCTS' FAILURE TO REMAIN COMPATIBLE WITH EXISTING AND NEW COMPUTERS AND SOFTWARE OPERATING SYSTEMS WOULD SERIOUSLY HARM i2'S BUSINESS.

     i2's RHYTHM software can operate on hardware platforms from Digital Equipment, Hewlett-Packard, IBM and Sun Microsystems and operating systems from Sun Microsystems and Microsoft. RHYTHM can access data from most widely-used structured query language databases, including Informix, Oracle and Sybase. If additional hardware or software platforms gain significant market acceptance, i2 may be required to attempt to adapt RHYTHM to those platforms in order to remain competitive. However, those platforms may not be architecturally compatible with RHYTHM's software product design, and i2 may not be able to adapt RHYTHM to those additional platforms on a timely basis, or at all. Any failure to maintain compatibility with existing platforms or to adapt to new platforms that achieve significant market acceptance would seriously harm i2's business, operating results and financial condition.

i2'S SOFTWARE IS COMPLEX AND MAY CONTAIN UNDETECTED ERRORS.

     i2's software programs are complex and may contain undetected errors or "bugs." Although i2 conducts extensive testing, it may not discover bugs until i2's customers install and use a given product or until the volume of services that a product provides increases. On occasion, i2 has experienced delays in the scheduled introduction of new and enhanced products because of bugs. Undetected errors could result in loss of customers or reputation, adverse publicity, loss of revenues, delay in market acceptance, diversion of development resources, increased insurance costs or claims against i2 by customers, any of which could seriously harm i2's business, operating results and financial condition.

RELEASES AND PROBLEMS WITH NEW PRODUCTS MAY CAUSE PURCHASING DELAYS, WHICH WOULD HARM i2'S REVENUES.

     Customers may delay their purchasing decisions in anticipation of i2's new or enhanced products, or products of competitors. Delays in customer purchasing decisions could seriously harm i2's business and operating results. Moreover, significant delays in the general availability of new releases, significant problems in the installation or implementation of new releases, or customer dissatisfaction with new releases could seriously harm i2's business, operating results and financial condition.

i2'S FAILURE TO SUCCESSFULLY RECRUIT AND RETAIN TECHNICAL AND IMPLEMENTATION PERSONNEL COULD REDUCE i2'S LICENSE REVENUES OR LIMIT THE GROWTH OF i2'S LICENSE REVENUES.

     A shortage of qualified technical sales support personnel could harm i2's ability to expand sales and enter into new vertical markets. i2 will depend on its trained implementation personnel or those of independent consultants to implement i2's products and services. A shortage in the number of trained implementation personnel could limit i2's ability to implement its software and services on a timely and effective basis. Delayed or ineffective implementation of i2's software and services may limit i2's ability to expand its revenues and may result in customer dissatisfaction and harm to i2's reputation. Any of these events could seriously harm i2's business, operating results and financial condition.

i2 MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     i2's license agreements typically seek to limit its exposure to product liability claims from its customers. However, these contract provisions may not preclude all potential claims. Additionally, i2's general liability insurance may be inadequate to protect it from all liabilities that it may face. Product liability claims could require i2 to spend significant time and money in litigation or to pay significant damages. As a result, any claim, whether or not successful, could harm i2's reputation and business, operating results and financial condition.

i2'S EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF VOTING SECURITIES.

     i2's executive officers and directors together beneficially own approximately 42% of the total voting power of i2. Accordingly, these stockholders will be able to exert significant influence over the composition of i2's board of directors and over i2's affairs in general.

i2'S CHARTER AND BY-LAWS HAVE ANTI-TAKEOVER PROVISIONS.

     Provisions of i2's Certificate of Incorporation and Bylaws as well as Delaware law could make it more difficult for a third party to acquire i2, even if doing so would be beneficial to i2's stockholders. i2 is subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination.

i2'S STOCK PRICE HISTORICALLY HAS BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL I2'S COMMON STOCK WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

     The market price of i2's common stock has been volatile in the past, and the market price of i2's common stock may be volatile in the future. The following factors may significantly affect the market price of the common stock:

     - quarterly variations in i2's results of operations;

     - the announcement of new products, product enhancements, joint ventures and other alliances by i2 or its competitors;

     - technological innovations by i2 or its competitors; and

     - general market conditions or market conditions specific to particular industries.

     In particular, the stock prices of many companies in the technology and emerging growth sectors have fluctuated widely due to events unrelated to their operating performance. These fluctuations may harm the market price of i2's common stock.

                            RISKS RELATED TO ASPECT

     Aspect operates in a rapidly changing environment that involves a number of risks, some of which are beyond Aspect's control. The following discussion highlights some of these risks. These risks should be read in conjunction with the "Risk Factors" section included in Aspect's Form 10-K for the fiscal year ended December 31, 1999.

ASPECT'S REVENUES AND OPERATING RESULTS MAY FLUCTUATE AND CAUSE ASPECT'S STOCK PRICE TO DECLINE.

     Aspect's revenues and operating results have fluctuated in the past and may continue to do so in the future. If Aspect's quarterly or annual operating results do not meet the expectations of securities analysts and investors, the market price of Aspect's common stock could decline significantly. Aspect's revenues and operating results could be materially adversely affected by many factors, some of which are outside the control of Aspect. The factors that could adversely affect Aspect's revenues and operating results include, among others:

     - the relatively long sales and implementation cycles for Aspect's products;

     - the size and timing of individual license transactions;

     - seasonality of revenues;

     - changes in Aspect's operating expenses;

     - changes in the mix of products and services sold;

     - timing of introduction or enhancement of products by Aspect or its competitors;

     - market acceptance of new products;

     - technological changes in software or database technology;

     - personnel changes and difficulties in attracting and retaining qualified sales, marketing, technical and consulting personnel;

     - changes in customers' budgeting cycles;

     - foreign currency exchange rates;

     - quality control of products sold; and

     - economic conditions generally and in specific industry segments.

ASPECT'S BUSINESS DEPENDS ON SEASONAL SALES, WHICH MAY SUBJECT IT TO FINANCIAL RISKS.

     Aspect's business has experienced and is expected to continue to experience seasonality, in part due to customer buying patterns, in part due to Aspect's expense patterns and in part due to other factors. In recent years, Aspect has generally experienced stronger demand for its products during the quarter ending December 31 and has incurred higher personnel costs in the quarters ending March 31 and June 30. Aspect believes that these patterns will continue for the foreseeable future.

BECAUSE ASPECT'S BUSINESS DEPENDS ON SHORT-TERM LICENSE REVENUES, ASPECT'S INABILITY TO COMPENSATE FOR AN UNEXPECTED SHORTFALL COULD HURT ITS BUSINESS.

     Licenses of Aspect's decision support software and reference data products have historically accounted for the substantial majority of Aspect's revenues, and Aspect anticipates that this trend will continue for the foreseeable future. Aspect generally ships its products within a short period of time after execution of a license agreement. As a result, Aspect typically does not have a material backlog of unfilled license orders, and revenues in any quarter are substantially dependent on license revenues recognized in that quarter. Aspect's expense levels are based, in part, on its expectations as to future revenues and to a large extent are fixed in the short term. Accordingly, Aspect may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues, and any significant shortfall of demand in relation to Aspect's expectations or any material delay of customer orders would have an almost immediate material adverse effect on Aspect's business, financial condition and results of operations. As a result, it is likely that in some future period Aspect's results of operations could fail to meet the expectations of securities analysts or investors. In such event, the price of Aspect's common stock would likely drop significantly.

ASPECT'S SALES TO CUSTOMERS MAY BE DELAYED.

     The licensing of Aspect's decision support software and reference data products generally requires Aspect to engage in a sales cycle lasting six to twelve months or longer, during which Aspect typically provides a significant level of education to prospective customers regarding the use and benefits of Aspect's products. The combination of products sold may also reach a price level (over a million dollars) that requires approval from senior management of the buying company. In addition, the implementation of Aspect's products typically involves a significant commitment of resources by its customers over an extended period of time and is commonly associated with reengineering of product development and business processes. For these reasons, sales and customer implementation cycles are subject to delays over which Aspect may have little or no control. Any delay in the sale or customer implementation of Aspect's products during a particular period would have a material adverse effect on Aspect's business, financial condition and results of operations in that period.

ASPECT'S BUSINESS WOULD BE ADVERSELY AFFECTED IF ASPECT'S CUSTOMERS WERE DISSATISFIED WITH ASPECT'S PRODUCTS.

     Aspect believes that to date its customers have not experienced significant problems with Aspect's products. If Aspect's customers were to experience problems with Aspect's products in the future or if they were dissatisfied with product functionality or performance, Aspect's business, financial condition and results of operations could be materially adversely affected.

RAPID TECHNOLOGICAL CHANGE MAY HURT ASPECT'S BUSINESS.

     There can be no assurance that Aspect's products will achieve broader market acceptance or that Aspect will be successful in marketing its products or enhancements thereto. In the event that Aspect's current or future competitors release new products that have more advanced features, offer better performance or are more price competitive than Aspect's products, demand for Aspect's products would decline. A decline in demand for, or a decline in the market acceptance of, Aspect's software or reference content databases as a result of competition, technological change, evolution of the Internet or other factors would have a material adverse effect on Aspect's business, financial condition and results of operations.

ASPECT MAY NOT BE ABLE TO SUPPORT ITS GROWTH EFFECTIVELY.

     Aspect has experienced significant growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, which has placed a significant strain on Aspect's management. Aspect's future results of operations will depend in part on the ability of its officers and other key employees to continue to successfully and efficiently implement and expand its operational, customer support and financial control systems and to successfully and efficiently expand, train and manage its employee base.

ASPECT'S INABILITY TO ATTRACT, TRAIN AND RETAIN SKILLED EMPLOYEES WOULD HURT ASPECT'S BUSINESS.

     Aspect believes that its future success will also depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and Aspect expects that such competition will continue for the foreseeable future. Aspect has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that Aspect will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on Aspect's business, financial condition and results of operations.

ASPECT'S FAILURE TO BE YEAR 2000 COMPLIANT COULD HURT ITS BUSINESS.

     Although Aspect believes that all of its current products record, store, process, calculate and present calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, Year 2000 compliance issues may arise with respect to customers, internal management systems or third-party suppliers that may result in unforeseen costs or delays to Aspect and therefore may have a material adverse effect on Aspect.

ASPECT MAY MAKE FUTURE ACQUISITIONS THAT WOULD DIVERT MANAGEMENT'S ATTENTION AND OTHERWISE ADVERSELY IMPACT ITS BUSINESS.

     To implement its business plans, Aspect may make acquisitions in the future, which will require significant financial and management resources both at the time of the transaction and during the process of integrating the newly-acquired business into Aspect's operations. Aspect's operating results could be adversely affected if it is unable to successfully integrate such new businesses into its operations. There can be no assurance that any acquired products, technologies or businesses will contribute at anticipated levels to Aspect's sales or earnings, or that sales and earnings from combined businesses will not be adversely affected by the integration process. Certain acquisitions or strategic transactions may be subject to approval by the other party's board of directors or stockholders, domestic or foreign governmental agencies or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned. Future acquisitions by Aspect could also result in issuances of equity securities or options or other rights associated with equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, contingent liabilities, amortization expenses related to goodwill and other intangible assets and other expenses. These factors could adversely affect Aspect's future operating results. In addition, as some of Aspect's competitors have pursued a strategy of growth through acquisition, there is a risk that future acquisitions could be more expensive due to competition among bidders for target companies.

ASPECT'S SUCCESS DEPENDS ON SALES TO A RELATIVELY SMALL NUMBER OF CUSTOMERS.

     Historically, a relatively small number of customers have accounted for a significant percentage of Aspect's total revenues, and Aspect expects that it will continue to experience significant customer concentration for the foreseeable future. There can be no assurance that such customers or any other customers will in the future continue to license or purchase products or services from Aspect at levels that equal or exceed those of prior periods, or at all.

ASPECT DEPENDS ON A LIMITED NUMBER OF PRODUCTS.

     Aspect currently derives substantially all of its revenues from the licensing of its decision support software, family of reference content databases and fees from related services. Aspect expects these products and services to continue to account for substantially all of its revenues for the foreseeable future. While Aspect believes that, to date, its customers have not experienced significant problems with these products, if its customers were to do so in the future or if they were dissatisfied with product functionality or performance, Aspect's business, financial condition or results of operations could be materially impacted.

ASPECT'S SUCCESS DEPENDS ON CERTAIN STRATEGIC RELATIONSHIPS.

     Aspect believes that, in order to provide competitive solutions, it will be necessary to develop, maintain and enhance close associations with other enterprise data management vendors such as eProcurement, database, hardware, data, Enterprise Resource Planning (ERP), Product Data Management (PDM), Advanced Planning & Scheduling, Computer Aided Design (CAD), business-to-business eCommerce, and professional service companies. Aspect has established marketing, selling and consulting relationships with many such vendors, but there can be no assurance that Aspect will be able to maintain its existing relationships or enter into new relationships with such vendors.

ASPECT'S INTERNATIONAL BUSINESS OPERATIONS EXPOSE ASPECT TO RISKS.

     Aspect has operations in Bangalore, India with 422 employees as of February 1, 2000. Aspect is dependent to a significant extent upon the ability of its Indian operations to successfully maintain and upgrade its reference data products. Aspect believes that the success of its Indian operations will depend in large part upon its ability to attract, train and retain highly skilled technical and management personnel in India. Competition for such personnel in India is intense, and there can be no assurance that Aspect will be successful in attracting a sufficient number of qualified personnel. Aspect is directly affected by the political and economic conditions to which India is subject. In addition, many of Aspect's expenses in India are paid in Indian currency, thereby subjecting Aspect to the risk of foreign currency fluctuations. Any difficulties in coordinating or managing the Indian operations due to cultural, geographic, communication or other reasons could have a material adverse effect on Aspect's business, financial condition and results of operations.

ASPECT MAY NOT SUCCESSFULLY IMPLEMENT ITS BUSINESS STRATEGY.

     As part of Aspect's business strategy, it intends, directly and through relationships with its strategic partners, to support marketplaces which conduct business to business electronic commerce. If this business strategy is flawed, or if Aspect is unable to execute it effectively, Aspect's business, operating results, and financial condition could be materially impacted. This strategy is unproven and Aspect has limited experience in this area. Aspect cannot assure you that it will generate significant revenues from these areas.

ASPECT'S MARKET IS HIGHLY COMPETITIVE.

     The market for business to business electronic commerce solutions is highly competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market.

      FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to i2's and Aspect's financial condition, results of operations and businesses and the expected impact of the merger on i2. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," "should," "would," "could," "may" or similar expressions that convey uncertainty of future events or outcome indicate forward-looking statements. Although i2 and Aspect believe that the respective forward-looking statements made in this joint proxy statement/prospectus are reasonable, they are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately preceding section entitled "Risk Factors." These factors and other cautionary statements made in this joint proxy statement/prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this joint proxy statement/prospectus. Neither i2 nor Aspect undertake any obligation to update any forward-looking statements.

                              THE SPECIAL MEETINGS

GENERAL

  i2

     We are furnishing this joint proxy statement/prospectus to holders of i2 common stock in connection with the solicitation of proxies by the i2 board of directors for use at the special meeting of stockholders of i2 to be held on
            , 2000, and any adjournment or postponement thereof.

     This joint proxy statement/prospectus is first being mailed to i2
stockholders on or about             , 2000.

  Aspect

     We are furnishing this joint proxy statement/prospectus to holders of Aspect common stock in connection with the solicitation of proxies by the Aspect board of directors for use at the special meeting of stockholders of Aspect to
be held on             , 2000, and any adjournment or postponement thereof.

     This joint proxy statement/prospectus is first being mailed to stockholders
of Aspect on or about             , 2000. This joint proxy statement/prospectus
is also furnished to Aspect stockholders as a prospectus in connection with the issuance by i2 of shares of i2 common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

  i2

     The i2 special meeting will be held on             , 2000 at           .m.,
local time, at           .

  Aspect

     The Aspect special meeting will be held on             , 2000 at
          .m., local time, at           .

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

  i2

     At the i2 special meeting and any adjournment or postponement of the special meeting, i2 stockholders will be asked:

     - to consider and vote upon the proposal to approve the issuance of i2 common stock as contemplated by the merger agreement;

     - to grant i2's board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance; and

     - to transact such other business as may properly come before the special meeting.

  Aspect

     At the Aspect special meeting and any adjournment or postponement of the special meeting, Aspect stockholders will be asked:

     - to consider and vote upon the adoption of the merger agreement;

     - to grant Aspect's board of directors discretionary authority to adjourn the special meeting to solicit additional votes for adoption of the merger agreement; and

     - to transact such other business as may properly come before the special meeting.

RECORD DATE

  i2

     The committee of the i2 board empowered to fix the record date, meeting date and location for the i2 special meeting has fixed the close of business on April 14, 2000, as the record date for the determination of i2 stockholders entitled to notice of and to vote at the i2 special meeting.

  Aspect

     Aspect's board has fixed the close of business on             , 2000, as
the record date for the determination of Aspect stockholders entitled to notice of and to vote at the Aspect special meeting.

VOTING OF PROXIES

  i2

     We request that i2 stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to i2. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that i2 receives prior to the vote at the i2 special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, (1) to approve the issuance of shares of i2 as contemplated by the merger agreement (2) in favor of granting i2's board discretionary authority to adjourn the i2 special meeting in order to solicit additional votes in favor of the proposal to issue i2 shares in the merger and (3) in favor of granting the named proxies discretionary authority to act on other matters as may properly come before the i2 special meeting. i2's board does not currently intend to bring any other business before the special meeting and, so far as i2's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

     A stockholder may revoke his or her proxy at any time prior to its use:

     - by delivering to the Secretary of i2 a signed notice of revocation or a later-dated, signed proxy; or

     - by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy. In addition, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

  Aspect

     We request that stockholders of Aspect complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Aspect. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares. All properly executed proxies that Aspect receives prior to the vote at the Aspect special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, (1) to adopt the merger agreement, (2) in favor of granting Aspect's board discretionary authority to adjourn the Aspect special meeting in order to solicit additional votes in favor of adopting the merger agreement and (3) in favor of granting the named proxies discretionary authority to act on other matters as may properly come before the Aspect special meeting. Aspect's board does not currently intend to bring any other business before the special meeting and, so far as Aspect's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxyholders.

     A stockholder may revoke his or her proxy at any time prior to its use:

     - by delivering to the Secretary of Aspect a signed notice of revocation or a later-dated, signed proxy; or

     - by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy. In addition, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

VOTE REQUIRED

  i2

     As of the close of business on April 14 , 2000, there were 159,021,673 shares of i2 common stock outstanding and entitled to vote. Pursuant to i2's Bylaws, the holders of a majority of the shares of i2 common stock present or represented by proxy and entitled to vote at the i2 special meeting must approve the issuance of i2 common stock in the merger. i2 stockholders have one vote per share of i2 common stock owned on the record date.

     As of April 14, 2000, directors and executive officers of i2 and their affiliates beneficially owned an aggregate of 66,853,872 shares of i2 common stock (including shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days of such date) or approximately 42% of the shares of i2 common stock outstanding on such date. Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Appendix B, such directors and executive officers of i2 and their affiliates have agreed to vote all of their shares of i2 common stock for approval of the issuance of i2 common stock in the merger. As of April 14, 2000, directors and executive officers of Aspect owned 700 shares of i2 common stock.

  Aspect

     As of the close of business on             , 2000, there were      shares
of Aspect common stock outstanding and entitled to vote. The holders of a majority of the shares of Aspect common stock outstanding as of the close of
business on             , 2000 must adopt the merger agreement. Aspect
stockholders have one vote per share of Aspect common stock owned on the record date.

     As of             , 2000, directors and executive officers of Aspect and
their affiliates beneficially owned an aggregate of      shares of Aspect common
stock (exclusive of any shares issuable upon the exercise of options) or
approximately   % of the shares of Aspect common stock outstanding on such date.
Pursuant to voting agreements in the form attached to this joint proxy statement/prospectus as Appendix C, such directors and executive officers of Aspect and their affiliates have agreed to vote all of their shares of Aspect
common stock for adoption of the merger agreement. As of             , 2000,
directors and executive officers of i2 owned           shares, or      %, of
Aspect common stock. See "The Merger -- Interests of Certain Persons in the Merger."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

  i2

     The required quorum for the transaction of business at the i2 special meeting is a majority of the shares of i2 common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, i2 stockholders are urged to return the enclosed proxy card marked to indicate their vote. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote on the issuance of i2 shares in the merger or either of the other i2 proposals. Abstentions, however, will have the same effect as a vote against all i2 proposals.

  Aspect

     The required quorum for the transaction of business at the Aspect special meeting is a majority of the shares of Aspect common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Aspect common stock as of the record date, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and each of the other Aspect proposals. In addition, the failure of an Aspect stockholder to return a proxy or otherwise vote will have the effect of a vote against the adoption of the merger agreement and each of the other Aspect proposals. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Aspect stockholders are urged to return the enclosed proxy card marked to indicate their vote.

SOLICITATION OF PROXIES AND EXPENSES

     i2 and Aspect have retained the services of           and           ,
respectively, to assist in the solicitation of proxies from their respective stockholders. The fees to be paid to such firms for such services by i2 and
Aspect are not expected to exceed $     and $     , respectively, plus, in each
case, reasonable out-of-pocket expenses. i2 and Aspect each will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders.

     In addition to solicitation by mail, the directors, officers and employees of i2 and Aspect may solicit proxies from their respective stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to i2 stockholders and Aspect stockholders. Stockholders should read the entire merger agreement, and the other documents to which we refer, carefully and in their entirety for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     Beginning in September 1999, members of the senior management of i2 and Aspect met to discuss joint business opportunities, licensing agreements, marketing agreements and potential strategic partnerships. On October 12, 1999, i2 and Aspect announced a strategic partnership having as its goal the delivery of a complete product lifecycle management solution.

     On the morning of February 23, 2000, Romesh T. Wadhwani, Aspect's Chairman and Chief Executive Officer, sent an e-mail to Gregory Brady, i2's President, to suggest that i2 and Aspect consider investing in or acquiring SupplyBase, Inc., another company in the business-to-business solutions industry. In the evening of February 23, 2000, Mr. Brady met with Mr. Wadhwani and informed Mr. Wadhwani that i2 was interested in acquiring Aspect.

     On February 28, 2000, William M. Beecher, i2's Executive Vice President and Chief Financial Officer, and David Dury, Aspect's Chief Financial Officer, had a telephone conversation to discuss the relative market capitalizations of the two companies and the process related to negotiating a merger agreement. On February 29, 2000, Messrs. Wadhwani and Brady met in Dallas, Texas to discuss the possibility of a merger, the synergies that might be present in such a combination, and a possible purchase price applicable to such a transaction.

     On March 1, 2000, Sanjiv S. Sidhu, i2's Chairman and Chief Executive Officer, David Becker, i2's Vice President of Finance, and Messrs. Brady and Wadhwani met at i2's headquarters in Dallas and agreed that the stage of their discussions justified commencing mutual due diligence and negotiating definitive documentation, all subject to the approval of each company's board of directors. In addition, the parties discussed a possible purchase price for the transaction.

     On March 1, 2000, Robert C. Donohoo, i2's Corporate Counsel, and Messrs. Becker and Beecher held a conference call with representatives of Brobeck, Phleger & Harrison LLP, i2's legal counsel with respect to the transaction, and Goldman, Sachs & Co., i2's financial advisor with respect to the transaction, to discuss the broad outlines for a term sheet and an exclusivity agreement as well as the logistics for the transaction. On March 2, 2000, i2 presented Aspect with a form of nondisclosure agreement. On March 3, 2000, Mr. Becker sent Mr. Dury initial drafts of a term sheet and an exclusivity agreement.

     On March 3, 2000, Messrs. Wadhwani and Dury, along with Robert L. Evans, Aspect's President, met with representatives of Cooley Godward LLP, Aspect's legal counsel with respect to the transaction, to discuss the process of a merger and the draft term sheet and exclusivity agreement. Later that day, i2 and Aspect entered into a mutual nondisclosure agreement.

     In several telephone conversations held on March 3 and March 4, 2000, Messrs. Beecher and Dury discussed the logistics of completing the due diligence process. Over the same time period, the parties participated in several conference calls regarding the valuation of Aspect in the merger and the logistics of the transaction.

     On March 4, 2000, Messrs. Wadhwani, Dury and Evans met with representatives of Credit Suisse First Boston to discuss the potential merger and the possibility of engaging Credit Suisse First Boston as Aspect's financial advisor with respect to the merger. Aspect's board subsequently engaged Credit Suisse First Boston as Aspect's financial advisor in connection with the merger through an engagement letter dated March 4, 2000.

     On March 5, 2000, Messrs. Beecher and Becker met with representatives of Brobeck, Phleger & Harrison and Goldman Sachs to discuss valuation and other issues related to the merger. i2 subsequently engaged Goldman Sachs as i2's financial advisor in connection with the merger through a letter agreement dated March 6, 2000.

     Also on March 5, 2000, Mr. Brady met with Mr. Evans in Dallas to discuss certain issues related to the merger, and on March 6, 2000, Mr. Brady discussed with Mr. Sidhu the progress of the discussions with Aspect.

     Also on March 6, 2000, Mr. Dury and representatives of Cooley Godward and Credit Suisse First Boston met in Dallas with Messrs. Beecher and Becker and representatives of Brobeck, Phleger & Harrison and Goldman Sachs to discuss the transaction and negotiate a non-binding term sheet and exclusivity agreement. At the meeting in Dallas, the parties discussed an exchange ratio of 0.55 of a share of i2 common stock (on a post-stock split basis) for each share of Aspect's common stock. This meeting included extensive discussion of each party's views of the termination rights of each party and limitations on Aspect's rights to pursue alternative acquisition transactions during the pendency of the merger.

     At various times during the week of March 5, 2000, Mr. Beecher informally discussed the proposed transaction with i2's board of directors.

     On March 7, 2000, Aspect's board, together with the senior management of Aspect and representatives of Cooley Godward and Credit Suisse First Boston, held an extensive discussion regarding the relative merits and risks of the potential merger, including the valuation and volatility risks relating to i2's stock and the likely timing of, and risks which could delay or prevent, closing the transaction. Following the discussion, the Aspect board authorized Aspect's entry into an exclusivity agreement with i2, to expire on March 12, 2000, during which period Aspect would not be permitted to negotiate with, or provide information to, any other party regarding a business combination transaction.

     Representatives of both i2 and Aspect conducted their business, legal, accounting and financial due diligence investigations between March 7, 2000 and March 11, 2000. During this period, senior management of both companies held numerous discussions regarding various business, financial, operational and technical issues involved in combining the companies.

     Also, from March 7 until March 11, 2000, representatives of i2 and Aspect, together with their legal and financial advisors, held numerous meetings to discuss and negotiate the terms and conditions of the merger agreement and related agreements. On March 8, 2000, Brobeck, Phleger & Harrison delivered a draft merger agreement to Cooley Godward. Throughout this period, significant negotiations were focused on termination rights and limitations on Aspect's right to pursue alternative acquisition transactions during the pendency of the merger.

     On March 10, 2000, Aspect's board members held a conference call during which representatives of Cooley Godward and Credit Suisse First Boston reviewed and discussed with Aspect's board the material terms of the draft merger agreement and representatives of Credit Suisse First Boston made a presentation to Aspect's board regarding the financial analyses Credit Suisse First Boston had performed regarding i2, Aspect and the merger.

     The i2 board held a special meeting on March 11, 2000. i2's management and legal and financial advisors reported on the results of their due diligence investigations of Aspect. Brobeck, Phleger & Harrison outlined the directors' legal duties and responsibilities in connection with considering the merger and reviewed the principal terms of the merger agreement and related agreements and the results of its legal due diligence. The i2 board then discussed the accounting treatment of the proposed merger. Goldman Sachs presented the financial analyses that it performed with respect to the proposed merger. Goldman Sachs then rendered its oral opinion to the i2 board, subsequently confirmed in writing on March 12, 2000 to the effect that, based on the assumptions made, matters considered and limits of such review, as set forth in its opinion, the exchange ratio in the merger was fair from a financial point of view to i2.

     Following these presentations, i2's board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement and the analyses and opinion of Goldman Sachs. Following the discussion, the i2 board unanimously approved the merger agreement and related agreements, and the issuance of i2 common stock in the merger. The i2 board determined to recommend to the i2 stockholders approval of the issuance of shares of i2 common stock in the merger.

     On March 12, 2000, Aspect's board of directors held a special meeting. Aspect's legal counsel reviewed the principal terms of the merger agreement and the related agreements. Aspect's management and financial advisors reported on the results of their separate due diligence reviews of i2. Representatives of Credit Suisse First Boston then rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated March 12, 2000, as to the fairness, from a financial point of view, to the holders of Aspect common stock of the exchange ratio provided for in the merger agreement. Following a discussion, Aspect's board unanimously approved the final terms of the merger agreement and related agreements and determined to recommend that the Aspect stockholders adopt the merger agreement.

     The merger agreement and related transaction documents were signed by the parties early in the afternoon of March 12, 2000. i2 and Aspect jointly announced the merger on the morning of March 13, 2000.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

  i2's Reasons for the Merger

     The i2 board unanimously approved the merger agreement and determined to recommend that i2 stockholders approve the issuance of i2 common stock in the merger. The decision by i2's board was based on several potential benefits of the merger that it believes will contribute to the future success of the combined company. These potential benefits include:

     - expanding i2's product offerings, with particular benefits expected from integrating Aspect's eDesign, eSource and eOperator software products with i2's Product Lifecycle Management and supply chain management solutions and enriching i2's TradeMatrix decision-making capabilities with Aspect's eMarket catalog content and content services;

     - expanding i2's services offering, by adding Aspect's process consulting and data and implementation services and other resources to aggressively expand into new e-marketplaces;

     - enhancing i2's brand, by accelerating the pace of value creation for i2's customers with a more expansive and integrated product and service offering;

     - deepening i2's technology expertise, by integrating Aspect's decision-support algorithms and technology;

     - possible appreciation of Aspect's investments in its InfiniteSupply business and equity investments in other technology companies; these opportunities also could be enhanced by combining or partnering with existing and planned i2 marketplace service offerings;

     - increasing i2's recurring revenue opportunities by adding Aspect's subscription-based revenue sources for content;

     - adding to i2's global sales presence with Aspect's international sales force;

     - adding to i2's global design presence with Aspect's development center in India; and

     - potential cost savings, through consolidation of redundant facilities.

     i2's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     - historical information concerning i2's and Aspect's respective businesses, financial performance and condition, operations, technology and management;

     - i2's management's view of the financial condition, results of operations, businesses and future prospects of i2 and Aspect before and after giving effect to the merger and the i2 board's determination of the merger's effect on stockholder value;

     - current financial market conditions and historical market prices, volatility and trading information;

     - the determination of Aspect senior management personnel to enter into new employment and non-competition agreements;

     - the consideration Aspect stockholders will receive in the merger in light of comparable merger transactions;

     - the opinion of Goldman Sachs that, as of the date of its opinion, and subject to the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, the exchange ratio in the merger is fair from a financial point of view to i2;

     - the reports of Brobeck, Phleger & Harrison on the terms of the merger agreement and related agreements;

     - the belief that the terms of the merger agreement and related agreements are reasonable;

     - the anticipated impact of the merger on i2's customers and employees; and

     - the results of the due diligence investigation as to Aspect conducted by i2's management, Goldman Sachs and Brobeck, Phleger & Harrison.

     The i2 board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

     - the risk that the potential benefits and synergies of the merger may not be realized;

     - the possibility that the merger may not be consummated, even if approved by i2's and Aspect's stockholders;

     - the risk that another company might make a more favorable offer for Aspect, potentially increasing the price paid by i2 if i2 was ultimately successful in its bid to acquire Aspect or otherwise causing i2 to expend resources in pursuing the merger, especially given the delay between the execution of the merger agreement and the completion of the merger;

     - the potential loss of revenues and business opportunities for i2 as a result of confusion in the marketplace for i2's and Aspect's products following the announcement of the merger, and the possible exploitation of such confusion by i2's and Aspect's competitors;

     - the negative impact on i2's earnings as a result of accounting charges to amortize the intangible assets purchased in the merger, and uncertainty of the perception of the reduced earnings in the financial community, including among investors and stockholders;

     - the risk of management and employee disruption associated with merging two large organizations, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company, especially given the competition for quality personnel in the industry, particularly in Aspect's geographical location; and

     - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

  Recommendation of i2's Board of Directors

     i2's board concluded that certain of these risks were unlikely to occur, while others could be avoided or mitigated by the combined company, and that, on balance, the merger's potential benefits to i2 and its stockholders outweighed the potential risks. The discussion of the information and factors considered by i2's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, i2's board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination.

     FOR THE REASONS DISCUSSED ABOVE, i2'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF i2 COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

  Aspect's Reasons for the Merger

     The Aspect board of directors believes that, despite Aspect's success to date, increasing competition and industry consolidation would make it increasingly important for Aspect to grow and gain critical mass in order to compete with larger companies with substantially greater resources and broader, integrated product offerings. Aspect's management has considered a number of alternatives for enhancing its competitive position, including growing through the acquisition of smaller companies that could extend Aspect's product offerings and enhance the distribution of Aspect's products and services, and merging with a larger company. In the industry environment referred to above, the Aspect board of directors identified several potential benefits for the Aspect stockholders, employees and customers that it believes would result from the merger. These potential benefits include:

     - providing Aspect stockholders with shares of i2 common stock in a tax-free exchange at a premium over the market price for Aspect common stock;

     - the ability of the combined company to offer complementary product lines, which presents the opportunity to increase the breadth of products offered;

     - the ability of the two companies to combine their technological resources to develop new products with increased functionality and bring them to market faster; and

     - the availability to the combined company of greater resources for product marketing and distribution.

     In the course of its deliberations regarding the merger, the Aspect board of directors reviewed with Aspect's management and outside advisors a number of factors relevant to the merger, including the strategic overview and prospects for Aspect. The Aspect board of directors also considered the following potentially positive factors, among others, in connection with its review and analysis of the merger. The Aspect board of directors' conclusions with respect to each of these factors supported its determination that the merger is fair to, and in the best interests of, Aspect's stockholders:

     - historical information concerning i2's and Aspect's respective businesses, financial performance and condition, operations, technology, management and competitive position;

     - current stock market conditions and historical market prices, volatility and trading information with respect to i2 common stock and Aspect common stock, which supported a favorable view of i2's stock market presence and positive reputation with investors;

     - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable;

     - the financial analysis and opinion of Credit Suisse First Boston dated March 12, 2000 to the Aspect board of directors to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Aspect common stock;

     - the impact of the merger on Aspect's customers and employees; and

     - reports from management, legal advisors and financial advisors as to the results of their due diligence investigation of i2.

     The Aspect board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by the Aspect board of directors included:

     - the risk that because the exchange ratio will not be adjusted for changes in the market price of either i2 common stock or Aspect common stock, the per share value of the consideration to be received by Aspect stockholders might be less than the price per share implied by the exchange ratio immediately before the announcement of the merger due to fluctuations in the market value of i2 common stock;

     - the risk that the merger might not be completed in a timely manner or at all;

     - the potential negative impact of any customer or supplier confusion after announcement of the proposed merger;

     - the challenges relating to the integration of the two companies;

     - the possibility of management and employee disruption associated with the proposed merger and integrating the operations of the companies, and the risk that, despite the efforts of the combined company, key management, marketing, technical and administrative personnel of Aspect might not continue with the combined company;

     - certain terms of the merger agreement and related agreements that prohibit Aspect and its representatives from soliciting third party bids and from accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms would reduce the likelihood that a third party would make a bid for Aspect;

     - the fact that the execution of voting agreements by the executive officers and directors of Aspect might reduce the likelihood that a third party would make a bid for Aspect;

     - the fact that the combined company will have a significant stockholder who can exercise significant influence over the combined company, which may affect the attractiveness of the combined company as a hostile takeover target;

     - the risks relating to i2's business and how they would affect the operations of the combined company; and

     - the other risks described above under "Risk Factors."

  Recommendation of Aspect's Board of Directors

     The foregoing discussion of information and factors considered by the Aspect board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Aspect board of directors. In view of the wide variety of factors considered by the Aspect board of directors, the Aspect board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Aspect board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Aspect board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Aspect board of directors unanimously agreed that the merger is fair to, and in the best interests of, Aspect's stockholders and that Aspect should proceed with the merger.

     FOR THE REASONS DISCUSSED ABOVE, ASPECT'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ASPECT AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT ASPECT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of Aspect's board with respect to the merger agreement, Aspect stockholders should be aware that certain directors and officers of Aspect have interests in the merger that are different from, or are in addition to, the interests of Aspect stockholders generally. Please see "The Merger -- Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISORS

  Opinion of i2's Financial Advisor

     The discussion of the opinion of Goldman, Sachs & Co., i2's financial advisor, and the supporting share information HAVE BEEN ADJUSTED to reflect the stock dividend distributed by Aspect on March 13, 2000.

     On March 11, 2000, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to i2's board of directors that, as of such date, the exchange ratio of 1.10 (0.55 on a post stock dividend basis) shares of i2's common stock to be exchanged for each share of Aspect's common stock pursuant to the merger, is fair from a financial point of view to i2. The full text of the written opinion of Goldman Sachs, dated March 12, 2000, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix D and is incorporated herein by reference. HOLDERS OF i2 COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. GOLDMAN SACHS' OPINION IS DIRECTED TO i2'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO i2 AS OF THE DATE OF THE OPINION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE ISSUANCE OF i2 COMMON STOCK IN THE MERGER. THE SUMMARY OF THE GOLDMAN SACHS OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE GOLDMAN SACHS OPINION.

     In connection with rendering the opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the Annual Reports on Form 10-K for the three years ended December 31, 1998 for both i2 and Aspect;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q for both i2 and Aspect;

     - certain other communications from i2 and Aspect to their respective stockholders; and

     - certain analyses of cost savings and operating synergies projected by the management of i2 to result from the transaction contemplated by the merger agreement.

     Goldman Sachs also held discussions with members of the senior management of i2 and Aspect regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement, the past and current business operations, financial condition and future prospects of their respective companies, and certain analysts' reports and estimates with respect to the companies' future financial performance. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for i2 common stock and Aspect common stock, which like many software and Internet-related stocks have been and are likely to continue to be subject to significant short-term price and trading volatility;

     - compared financial and stock market information for i2 and Aspect with similar information for selected companies the securities of which are publicly traded; and

     - reviewed the financial terms of recent business combinations in the software and Internet industries specifically and in other industries generally and performed such other studies and analyses as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with, or reviewed by, Goldman Sachs and assumed the accuracy and completeness of such information for purposes of rendering its opinion. In that regard, Goldman Sachs was informed that i2 and Aspect do not regularly prepare detailed financial projections. Accordingly, i2 instructed Goldman Sachs to rely on the analysts' reports and estimates for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of i2 or Aspect or any of their subsidiaries and was not furnished with any evaluation or appraisal. Goldman Sachs' opinion is provided for the information and assistance of the board of directors of i2 in connection with its consideration of the transaction contemplated by the merger agreement and the opinion does not constitute a recommendation as to how stockholders should vote with respect to the merger. The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to i2's board of directors on March 11, 2000. THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

     Historical Exchange Ratio Analysis. Goldman Sachs calculated the ratio of the historical exchange ratios of i2 common stock to Aspect common stock based on the closing prices of i2 common stock and Aspect common stock for certain periods ended March 9, 2000. The results are shown in the following table:

                                                                     EXCHANGE RATIO PREMIUM
                                                       AVERAGE         REPRESENTED BY AN
PERIOD                                              EXCHANGE RATIO   EXCHANGE RATIO OF 0.55
------                                              --------------   ----------------------
(Current as of March 9, 2000).....................      0.38x                  45%
1 year ended March 9, 2000........................      0.43x                  28%
6 months ended March 9, 2000......................      0.41x                  34%
3 months ended March 9, 2000......................      0.38x                  45%
1 month ended March 9, 2000.......................      0.42x                  31%
10 days ended March 9, 2000.......................      0.44x                  25%
5 days ended March 9, 2000........................      0.45x                  22%

     Contribution Analysis. Goldman Sachs calculated the respective percentage contribution by i2 and Aspect to the combined company assuming i2's calendar year 2000 and 2001 estimated revenue, calendar year 2000 and 2001 estimated gross profit, calendar year 2000 and 2001 estimated operating income and calendar year 2000 and 2001 estimated net income using certain analysts' reports and estimates with respect to the companies' future financial performance. The contribution analysis did not take into account any synergies that may result from the merger. Goldman Sachs compared this contribution analysis with the pro forma ownership of the combined company immediately following the merger, assuming a 0.55 exchange ratio, 201.1 million fully diluted shares of common stock that were held by i2 stockholders and 81.6 million fully diluted shares of common stock that were held by Aspect stockholders prior to the merger in order to determine the percentages of the combined company that will be owned immediately following completion of the merger by stockholders of Aspect and i2, respectively. For i2, the 201.1 million fully diluted shares represent the sum of 156.8 million shares outstanding, 39.7 million shares for which outstanding options may be exercised and 4.6 million shares into which convertible debt may be converted. The results of such analysis are summarized below:

                                                                     % CONTRIBUTION
                                                                     ---------------
                                                                      I2     ASPECT
                                                                     -----   -------
Estimated Revenue...........................................  2000   84.4%    15.6%
                                                              2001   83.1%    16.9%
Estimated Gross Profit......................................  2000   83.0%    17.0%
                                                              2001   81.4%    18.6%
Estimated Operating Income..................................  2000   80.8%    19.2%
                                                              2001   77.0%    23.0%
Estimated Net Income........................................  2000   76.5%    23.5%
                                                              2001   71.7%    28.3%

                                                              EXCHANGE
                                                               RATIO      I2    ASPECT
                                                              --------   ----   ------
Pro Forma Ownership (as of March 9, 2000)...................    0.55     81.7%   18.3%

     Pro Forma Merger Analysis. Goldman Sachs performed a pro forma merger analysis, using certain analysts' estimates for i2 and Aspect approved by the managements of i2 and Aspect, respectively, for the use of Goldman Sachs. The implied equity consideration and implied aggregate consideration are presented on a fully diluted basis. The estimated cash earnings per share excludes synergies, goodwill and one time charges. Such analysis is summarized in the table below:

Exchange Ratio............................................      0.55x
Implied Price Per Aspect Share (as of March 9, 2000)......   $121.48
Premium to Market Price (as of March 9, 2000).............     44.84%
Implied Equity Consideration (in millions)................   $ 9,918
Implied Aggregate Consideration (in millions).............   $ 9,536

                                                           PRO FORMA   ACCRETION/(DILUTION)
                                                           (COMBINED      AT AN EXCHANGE
                                                           COMPANY)       RATIO OF 0.55
                                                           ---------   --------------------
Estimated Pro Forma Revenue Per Share
  Accretion/(Dilution)............................  2000     $3.81             (3.0)%
                                                    2001     $5.19             (1.5)%
Estimated Pro Forma Operating Income Per Share
  Accretion/(Dilution)............................  2000     $0.50              1.3%
                                                    2001     $0.74              6.3%
Estimated Cash Earnings Per Share
  Accretion/(Dilution)............................  2000     $0.36              7.0%
                                                    2001     $0.52             14.1%

     This pro forma merger analysis also calculated the estimated pro forma synergies that the combined company would need to realize for i2 stockholders to remain revenue per share neutral, assuming an exchange ratio of 0.55. For calendar year 2000, such synergies would have to be $28.4 million and for 2001, $19.3 million.

     Comparison of Selected Public Market Companies. Goldman Sachs compiled and reviewed selected financial information and calculated certain ratios and public market multiples for the publicly traded companies in the following four groups:
(i) Supply Chain Management; (ii) Enterprise Resource Planning; (iii) Database; and (iv) B2B Commerce/Internet Infrastructure. These companies are listed below:

     (i) Supply Chain Management:

        - Manhattan Associates
        - Manugistics
        - i2
        - Aspect

     (ii) Enterprise Resource Planning:

        - Baan
        - JDA Software
        - JD Edwards
        - PeopleSoft
        - SAP

     (iii) Database:

        - Informix
        - Oracle
        - Sybase

     (iv) B2B Commerce/Internet Infrastructure:

        - Active Software
        - Agile Software
        - Ariba
        - BEA Systems
        - Broadvision
        - Commerce One
        - PCorder.com
        - TIBCO
        - Vignette
        - Vitria Technology

     The multiples and ratios were calculated using the closing price for the common stock of each of the selected companies on March 9, 2000 and were based on published equity research and most recent publicly available information. The results of such analysis are summarized in the table below:

                                                                           ESTIMATED 5-YEAR
                                                     CALENDAR YEAR 2000   EARNINGS PER SHARE
                                                     REVENUE MULTIPLES        GROWTH RATE
                                                     ------------------   ------------------
(i) Supply Chain Management
     Mean..........................................      29.4x                 36.3%
     Median........................................      27.0x                 35.0%
     Range.........................................    7.8x-55.9x           30.0%-45.0%
(ii) Enterprise Resource Planning
     Mean..........................................       5.7x                 24.5%
     Median........................................       4.4x                 22.5%
     Range.........................................    1.4x-15.5x           20.0%-35.0%
(iii) Database
     Mean..........................................       9.8x                 16.7%
     Median........................................       4.3x                 15.0%
     Range.........................................    2.8x-22.4x           10.0%-25.0%

                                                                           ESTIMATED 5-YEAR
                                                                          REVENUE GROWTH RATE
                                                                          -------------------
(iv) B2B Commerce/Internet Infrastructure
     Mean..........................................      149.7x                53.4%
     Median........................................      147.0x                50.0%
     Range.........................................   8.2x-256.9x           45.0%-70.0%

     Comparison of Private Market Transactions. Goldman Sachs analyzed certain information relating to the proposed transaction in relation to certain publicly available information for 80 transactions in the software and Internet industries. The following table presents the range of premiums over the market (based on recent stock prices prior to the announcement) and the premium over the acquired party's 52-week high prior to the announcement:

                                                              COMPARABLE TRANSACTIONS RANGE
                                                              -----------------------------
Premium over the market
  Software Industry.........................................          (2.7)%-196.2%
  Internet Industry.........................................         (17.8)%-132.4%
Premium over 52-week high
  Software Industry.........................................          (50.0)%-54.1%
  Internet Industry.........................................          (82.0)%-51.7%

     Other Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, may create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to i2 or Aspect or the merger. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to i2's board of directors as to the fairness to i2 from a financial point of view of the exchange ratio and do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of i2, Aspect, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to i2's board of directors was one of many factors taken into consideration by i2's board of directors in making its determination to approve the merger agreement. The foregoing summary describes material analyses used by Goldman Sachs in connection with providing its opinion to i2's board of directors on March 11, 2000, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix D. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. i2 selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

     Goldman Sachs is familiar with i2 having provided certain investment banking services to i2 from time to time, including having acted as lead managing underwriter of a $300,000,000 offering of 5.250% Convertible Notes Due 2006 in December 1999, having acted as a lead managing underwriter of an offering of 3,000,000 i2 shares in December 1997 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities, including derivative securities, of i2 or Aspect for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated March 6, 2000, i2 engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction involving Aspect. Under the terms of the agreement, Goldman Sachs will receive a customary fee, all of which is contingent on the closing of the merger. i2 has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees and disbursements plus any sales, use or similar taxes, and to indemnify Goldman Sachs against certain liabilities, including, to the extent permitted, liabilities under federal securities laws.

  Opinion of Aspect's Financial Advisor

     Credit Suisse First Boston has acted as Aspect's exclusive financial advisor in connection with the merger. Aspect selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Aspect requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Aspect common stock of the exchange ratio provided for in the merger. On March 12, 2000, at a meeting of the Aspect board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the Aspect board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 12, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Aspect common stock.

     The full text of Credit Suisse First Boston's written opinion, dated March 12, 2000, to the Aspect board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Appendix E and is incorporated into this joint proxy statement/prospectus by reference. Holders of Aspect common stock are urged to, and should, read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the Aspect board of directors and relates only to the fairness of the exchange ratio from a financial point of view, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Aspect and i2. Credit Suisse First Boston also reviewed other information relating to Aspect and i2, including financial forecasts, that was provided to or discussed with Credit Suisse First Boston by Aspect and i2. Credit Suisse First Boston also met with the managements of Aspect and i2 to discuss the businesses and prospects of Aspect and i2. Credit Suisse First Boston considered financial and stock market data of Aspect and i2, and compared those data with similar data for other publicly held companies in businesses similar to those of Aspect and i2. Credit Suisse First Boston considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on the information being complete and accurate in all material respects. Credit Suisse First Boston reviewed and discussed with the managements of Aspect and i2 publicly available financial forecasts relating to Aspect and i2 and was advised, and assumed, that the forecasts represented reasonable estimates and judgments as to the future financial performance of Aspect and i2. Credit Suisse First Boston also assumed, with Aspect's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Aspect or i2, nor was Credit Suisse First Boston furnished with any evaluations or appraisals.

     Credit Suisse First Boston's opinion is necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of i2 common stock actually would be when issued to Aspect's stockholders in the merger or the prices at which i2 common stock would trade following the merger. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Aspect. Although Credit Suisse First Boston evaluated the exchange ratio in the merger from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Aspect and i2. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to the Aspect board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aspect and i2. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Aspect or i2 or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Aspect board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Aspect board of directors or management with respect to the merger or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the Aspect board of directors at a meeting of the Aspect board of directors held on March 10, 2000. The share information and the discussion thereof in the summary have been adjusted to reflect the two-for-one stock split of Aspect common stock in the form of a dividend distributed on March 13, 2000. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     Historical Stock Price Analysis Credit Suisse First Boston analyzed the prices at which Aspect common stock traded over the period from January 1, 1999 through March 9, 2000. Credit Suisse First Boston noted that the high closing price for Aspect common stock in the period observed was $91.75 on March 6, 2000, and the low closing price for Aspect common stock in the period observed was $3.28 on April 13, 1999.

     Credit Suisse First Boston also analyzed the prices at which i2 common stock traded over the period from January 1, 1999 through March 9, 2000. Credit Suisse First Boston noted that the high closing price for i2 common stock in the period observed was $220.88 on March 9, 2000, and the low closing price for i2 common stock in the period observed was $10.25 on April 7, 1999.

     Peer Group Comparison Credit Suisse First Boston compared financial, operating and stock market data of Aspect and i2 to corresponding data of the following 25 publicly traded companies in the supply chain management, business-to-business market maker and e-business applications business categories:

          SUPPLY CHAIN                  BUSINESS-TO-BUSINESS                   E-BUSINESS
      MANAGEMENT COMPANIES             MARKET MAKER COMPANIES            APPLICATIONS COMPANIES
      --------------------             ----------------------            ----------------------
-    i2 Technologies, Inc.        -    Ariba, Inc.                  -    Agile Software Corporation
-    Manhattan Associates, Inc.   -    Commerce One, Inc.           -    Art Technology Group, Inc.
-    Manugistics Group, Inc.      -    FreeMarkets, Inc.            -    Aspect Development, Inc.
-    Oracle Corporation           -    Internet Capital Group,      -    Broadbase Software, Inc.
                                       Inc.
-    SAP AG                       -    PurchasePro.com, Inc.        -    BroadVision, Inc.
                                  -    VerticalNet, Inc             -    Calico Commerce, Inc.
                                                                    -    E.piphany, Inc.
                                                                    -    Exchange Applications, Inc.
                                                                    -    FirePond, Inc.
                                                                    -    Interwoven, Inc.
                                                                    -    Kana Communications, Inc.
                                                                    -    OnDisplay, Inc.
                                                                    -    VERITAS Software
                                                                         Corporation
                                                                    -    Vignette Corporation

     Credit Suisse First Boston compared stock prices as multiples of estimated calendar years 2000 and 2001 earnings per share and aggregate values, calculated as equity market value plus net debt, as multiples of estimated calendar years 2000 and 2001 revenues. All multiples were based on closing stock prices on March 9, 2000. Estimated financial data for the selected companies, Aspect and i2 were based on securities research analysts' estimates. This analysis indicated the following implied median multiples for the groups of companies, as compared to the implied multiples for Aspect and i2 and the multiples implied by the merger:

                                                                               EARNINGS
                                                        REVENUE MULTIPLES      MULTIPLES
                                                        ------------------   -------------
                                                          2000      2001     2000    2001
                                                        --------   -------   -----   -----
Supply Chain Management Companies.....................    14.5x     13.9x    151.9x  135.1x
Business-to-Business Market Maker Companies...........   184.5x     75.9x       NM      NM
e-Business Applications Companies.....................    81.8x     47.4x    318.5x  245.4x
i2 -- stand-alone.....................................    56.3x     41.5x    620.6x  440.6x
Aspect -- stand-alone.................................    45.7x     30.5x    301.7x  222.2x
Aspect -- merger......................................    67.0x     44.7x    437.0x  321.8x

     Comparative Stock Price Performance Credit Suisse First Boston also compared the recent stock price performance of each of Aspect and i2 with indexes comprised of the selected companies in each of the supply chain management, business-to-business market maker and e-business applications business categories and with the NASDAQ composite index over the period from January 1, 1999 through March 9, 2000. The results of this analysis were as follows:

                                                      INCREASE IN MARKET
                                                     PRICE PER SHARE FROM
COMPANY OR INDEX                                       1/1/99 TO 3/9/00
----------------                                     --------------------
Supply Chain Management Index.....................            234%
Business-to-Business Market Makers Index..........          2,122%
eBusiness Applications Index......................          1,214%
NASDAQ Composite Index............................            129%
i2................................................          1,417%
Aspect............................................            309%

     Contribution Analysis Credit Suisse First Boston analyzed the relative contributions of Aspect and i2 to the revenue, gross profit, operating income and net income of the combined company for calendar year 1999 and estimated calendar years 2000 and 2001, based on securities research analysts' estimates. Credit Suisse First Boston then analyzed the Aspect stockholders' pro forma ownership of the combined company implied by Aspect's relative contribution. This analysis indicated the following:

                                                         IMPLIED ASPECT STOCKHOLDER
                                                          PRO FORMA OWNERSHIP LEVEL
                                                ---------------------------------------------
                                                                  ESTIMATED       ESTIMATED
OPERATING METRIC                                CALENDAR 1999   CALENDAR 2000   CALENDAR 2001
----------------                                -------------   -------------   -------------
Revenue.......................................      14.2%           15.6%           17.0%
Gross Profit..................................      15.7%           16.9%           18.2%
Operating Income..............................       7.5%           19.1%           18.5%
Net Income....................................      15.6%           24.3%           23.3%

     Credit Suisse First Boston noted that the pro forma fully diluted ownership of the Aspect stockholders in the combined company implied by the exchange ratio in the merger was 18.1%.

     Exchange Ratio Analysis Credit Suisse First Boston reviewed the average of the ratios of the closing price of Aspect common stock to the closing price of i2 common stock over various periods ending March 9, 2000. Credit Suisse First Boston then computed the premium (discount) represented by the exchange ratio in the merger to the average of the ratios over the various periods covered. Credit Suisse First Boston also compared the ratio of the closing price of Aspect common stock to the closing price of i2 common stock as of March 9, 2000, referred to as the current market exchange ratio, to the average of the ratios over the various periods covered. Credit Suisse First Boston then computed the pro forma fully diluted ownership of the Aspect stockholders in the combined company implied by these ratios. This analysis indicated the following:

                                                    IMPLIED
                                                    ASPECT      PREMIUM (DISCOUNT)   PREMIUM (DISCOUNT)
                                       AVERAGE    STOCKHOLDER   REPRESENTED BY THE   REPRESENTED BY THE
                                       EXCHANGE      FULLY        CURRENT MARKET       EXCHANGE RATIO
                                        RATIO       DILUTED       EXCHANGE RATIO       IN THE MERGER
PERIOD PRIOR TO                          OVER      OWNERSHIP       OVER AVERAGE         OVER AVERAGE
MARCH 9, 2000                           PERIOD    PERCENTAGE     EXCHANGE RATIOS      EXCHANGE RATIOS
---------------                        --------   -----------   ------------------   ------------------
Current market.......................   0.380x      13.1%               0.0%                44.8%
10 trading days......................   0.447x      15.1%             (15.0)%               23.1%
20 trading days......................   0.417x      14.2%              (8.9)%               32.0%
30 trading days......................   0.398x      13.7%              (4.6)%               38.2%
45 trading days......................   0.390x      13.4%              (2.6)%               41.0%
60 trading days......................   0.375x      12.9%               1.4%                46.9%
90 trading days......................   0.431x      14.6%             (11.9)%               27.6%
180 trading days.....................   0.482x      16.1%             (21.1)%               14.3%
Since January 1, 1999................   0.572x      18.6%             (33.6)%               (3.8)%

Credit Suisse First Boston noted that the pro forma fully diluted ownership of the Aspect stockholders in the combined company implied by the exchange ratio in the merger was 18.1%.

     Precedent Transactions Analysis Credit Suisse First Boston analyzed the publicly available financial terms of the following 11 publicly announced transactions involving companies in the software industry, as well as 166 stock-for-stock transactions since July 24, 1987 across a wide range of industries:

                    ACQUIROR                                     TARGET
                    --------                                     ------
- BMC Software, Inc. ...........................  Boole & Babbage, Inc.
- Computer Associates International, Inc. ......  Sterling Software, Inc.
- Digital Insight Corporation...................  nFront, Inc.
- Kana Communications, Inc. ....................  Silknet Software, Inc.
- Microsoft Corporation.........................  Visio Corporation
- Nortel Networks Corporation...................  Clarify Inc.
- PeopleSoft, Inc. .............................  The Vantive Corporation
- Security First Technologies Corporation.......  Edify Corporation
- Tumbleweed Communications Corp. ..............  Worldtalk Communications Corporation
- VeriSign, Inc. ...............................  Network Solutions, Inc.
- Wind River Systems, Inc. .....................  Integrated Systems, Inc.

     For each group of transactions, the following table presents the median premium of the exchange ratio in each transaction to the ratio of the stock prices for the acquirors and targets in the transactions one trading day prior to the announcement of the transaction, and, on average, over various other periods prior to the announcement of the transaction:

                                                                     MEDIAN EXCHANGE
                                                                      RATIO PREMIUM
                                                              ------------------------------
PERIOD PRIOR TO                                                               166 PRECEDENT
ANNOUNCEMENT OF                                                 SELECTED     STOCK-FOR-STOCK
TRANSACTION                                                   TRANSACTIONS    TRANSACTIONS
---------------                                               ------------   ---------------
One trading day.............................................      47.5%           27.8%
10 trading days average.....................................      57.8%           32.7%
30 trading days average.....................................      45.7%           34.1%
60 trading days average.....................................      44.1%           33.0%
90 trading days average.....................................      35.5%           28.5%
One year average............................................      22.5%           19.1%
Average of above periods....................................      42.2%           29.2%

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the merger, Credit Suisse First Boston made judgements and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aspect and i2, such as the impact of competition on the businesses of Aspect and i2 and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Aspect, i2 or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

     Transaction Multiples Analysis Credit Suisse First Boston reviewed the implied aggregate transaction value based on the closing price for i2 common stock as of March 9, 2000, and based on the exchange ratio in the merger as a multiple of calendar year 1999 and estimated calendar years 2000 and 2001 revenues for Aspect. This analysis indicated the following implied aggregate transaction value, as compared to the aggregate value for Aspect and i2 on a stand-alone basis, and the following implied transaction multiples for Aspect, as compared to the trading multiples of Aspect and i2 on a stand-alone basis:

                                                                      AGGREGATE VALUE
                                                                  AS MULTIPLES OF REVENUES
                                                              --------------------------------
                                                AGGREGATE                ESTIMATED   ESTIMATED
                                                  VALUE       CALENDAR   CALENDAR    CALENDAR
COMPANY                                       (IN MILLIONS)     1999       2000        2001
-------                                       -------------   --------   ---------   ---------
i2 -- stand-alone...........................     $43,518        76.2x      56.3x       41.5x
Aspect -- stand-alone.......................     $ 6,569        69.0x      45.7x       30.5x
Aspect -- merger............................     $ 9,637       101.3x       67.0       44.7x

     Credit Suisse First Boston compared the results of this analysis to the aggregate transaction values paid in eight selected precedent transactions in the software industry as multiples of next twelve months revenues for the target company. The results of this analysis are as follows:

                                                                AGGREGATE     NEXT TWELVE
                                                               TRANSACTION      MONTHS
                                                                  VALUE         REVENUE
ACQUIROR/TARGET                                               (IN MILLIONS)    MULTIPLE
---------------                                               -------------   -----------
America Online, Inc./Netscape Communications Corporation....     $3,800           5.1x
BMC Software, Inc./Boole & Babbage, Inc. ...................     $  974           4.0x
Cisco Systems, Inc./GeoTel Communications Corporation ......     $1,966          21.7x
Computer Associates International, Inc./PLATINUM technology
  International, inc. ......................................     $3,475           2.9x
Computer Associates International, Inc./Sterling Software,
  Inc. .....................................................     $3,454           3.0x
Kana Communications, Inc./Silknet Software, Inc. ...........     $4,189          97.2x
Nortel Networks Corporation/Clarify Inc. ...................     $2,043           6.5x
SBC Communications Inc./Sterling Commerce, Inc. ............     $3,567           5.4x

     Pro Forma Impact Analysis Credit Suisse First Boston analyzed the potential pro forma effects of the merger on, among other things, the estimated revenues per share and estimated cash earnings per share for Aspect and i2 for the third and fourth quarters of calendar year 2000 and for calendar year 2001. The estimated cash earnings per share excludes goodwill, potential synergies and potential one-time charges. This analysis was performed based on securities research analysts' estimates. This analysis indicated the following accretion (dilution) to Aspect's and i2's estimated revenues per share and estimated cash earnings per share:

                                                          ACCRETION (DILUTION) TO ASPECT AND
                                                          i2 REVENUES PER SHARE AND EARNINGS
                                                            PER SHARE FOR VARIOUS PERIODS
                                                         ------------------------------------
                                                            CALENDAR 2000      CALENDAR 2001
                                                         -------------------   --------------
                                                           3RD        4TH
                                                         QUARTER    QUARTER
                                                         --------   --------
i2:
  Revenues per Share...................................    (2.9)%     (3.0)%        (1.3)%
  Cash Earnings per Share..............................     9.1%       5.8%          6.7%
ASPECT:
  Revenues per Share...................................    15.4%      15.9%          6.3%
  Cash Earnings per Share..............................   (27.0)%    (19.5)%       (22.1)%

     Illustrative Future Trading Analysis Credit Suisse First Boston reviewed the potential pro forma effects of the merger on, among other things, the aggregate value of the combined company as a multiple of calendar year 1999 and estimated calendar years 2000 and 2001 revenues for the combined company using the closing stock price for i2 as of March 9, 2000. Credit Suisse First Boston compared the results of this analysis with the aggregate values of each of Aspect and i2 on a stand-alone basis and of the four software companies listed below as multiples of calendar year 1999 and estimated calendar years 2000 and 2001 revenues. This analysis was performed based on securities research analysts' estimates. The results of this analysis are as follows:

                                                               AGGREGATE VALUE
                                                          AS MULTIPLES OF REVENUES
                                                ---------------------------------------------
                                                                  ESTIMATED       ESTIMATED
COMPANY                                         CALENDAR 1999   CALENDAR 2000   CALENDAR 2001
-------                                         -------------   -------------   -------------
Ariba, Inc. ..................................     599.6x          256.1x          152.9x
Commerce One, Inc. ...........................     585.5x          152.0x           75.9x
Oracle Corporation............................      27.2x           22.6x           20.9x
VerticalNet, Inc. ............................     923.9x          102.1x           57.6x
i2 -- pro forma...............................      79.8x           58.0x           42.1x
i2 -- stand-alone.............................      76.2x           56.3x           41.5x
Aspect -- stand-alone.........................      69.0x           45.7x           30.5x

     Credit Suisse First Boston also reviewed the range of current and one-year forward prices for Aspect common stock implied by a range of multiples from 35.0x to 60.0x, including the current revenue multiples for Aspect and i2 common stock, of calendar year 2000 revenues both on a stand-alone basis and assuming the merger is completed. This analysis was performed based on securities research analysts' estimates. The results of this analysis are as follows:

                                                          IMPLIED PRICE PER SHARE
                                                          FOR ASPECT COMMON STOCK
                                                      --------------------------------
                                                                          ONE-YEAR
                                                         CURRENT           FORWARD
                                                          PRICES           PRICES
                                                      --------------   ---------------
Aspect -- stand-alone...............................  $64.49-$109.87   $ 96.25-$164.32
Aspect -- pro forma.................................  $73.91-$125.65   $101.35-$172.69

     Aspect has agreed to pay Credit Suisse First Boston a transaction fee of $20.0 million for its financial advisory services related to the merger, $17.0 million of which will be paid upon completion of the merger. Credit Suisse First Boston also received a $3.0 million fee upon delivery of its opinion, which will be credited against the $20.0 million transaction fee if the merger is completed. Aspect also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided financial services to i2 unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Aspect and i2 for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Aspect board, Aspect stockholders should be aware that certain officers and directors of Aspect have interests in the merger that differ from, or are in addition to, those of Aspect stockholders. The Aspect board was aware of these potential conflicts and considered them.

     Stock Option Acceleration. As of April 14, 2000, the following nine Aspect directors and executive officers held options to purchase a total of 8,232,972 shares of Aspect common stock, at exercise prices ranging from $1.63 to $15.31 per share, including a total of 4,729,339 unvested options: James Althoff, Douglas Castek, David Dury, Robert Evans, Dale Hopkins, David Horne, Peter Ryan, Donald Tomkinson and Romesh Wadhwani. Assuming the merger occurs on June 30, 2000, unvested options to purchase 708,293 shares of Aspect common stock, at exercise prices ranging from $3.47 to $13.06 per share, held by these directors and executive officers, with the exception of Messrs. Evans and Wadhwani, will automatically vest in connection with the merger. In addition, an aggregate of 2,839,380 options held by Messrs. Castek, Dury, Evans, Hopkins and Wadhwani might accelerate under specified circumstances if the executive officer is terminated without cause or constructively terminated within certain periods following completion of the merger.

     The acceleration of the vesting of options upon or following the merger for Messrs. Althoff, Castek, Dury, Evans, Hopkins, Horne, Ryan, Tomkinson and Wadhwani may result in "excess parachute payments" as defined in Section 280G of the Internal Revenue Code. Excess parachute payments are not deductible under the Internal Revenue Code in accordance with Section 280G. As a result, neither Aspect, or the surviving corporation in the merger, or the consolidated i2 reporting group would be entitled to a tax deduction for the amounts determined to be excess parachute payments. The amount of the lost deduction would depend upon the number of option shares being accelerated and the value of those shares at the time of completion of the merger. If the acceleration of vesting of options is determined to be "excess parachute payments" and assuming the merger is completed on May 31, 2000 and the price of the stock underlying the accelerated options is $100.00 per share, the amount of the lost deduction is estimated to be $70.0 million.

     Employment Agreements. i2 has entered into employment agreements with Messrs. Wadhwani and Evans. See "The Merger Agreement and Related
Agreements -- Related Agreements."

     i2 Board Representation. i2 has agreed to expand its board and to appoint Romesh T. Wadhwani, the Chairman of the Board and Chief Executive Officer of Aspect, as the Vice Chairman of i2's board, with an initial term expiring at i2's annual stockholders' meeting to be held in 2003.

     Indemnification and Insurance. The merger agreement provides that, from and after the effective time, i2 will, and i2 will cause Aspect to, indemnify each person who is or was a director or officer of Aspect or any of its subsidiaries at or at any time prior to the effective time of the merger against losses incurred as a result of actions or omissions (or alleged actions or omissions) occurring prior to the effective time of the merger. In addition, the merger agreement provides that for a period of six years after the effective time, i2 will maintain directors' and officers' liability insurance covering persons who are covered by Aspect's directors' and officers' insurance policy. See "The Merger Agreement and Related Agreements -- Director and Officer Indemnification and Insurance."

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS

     The merger is subject to certain filing requirements under U.S. antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission. We are not, however, permitted to complete the merger until the applicable waiting period has expired or terminated. We expect the applicable waiting period to expire at 11:59 p.m. (EST) on May 11, 2000. The Department of Justice and the Federal Trade Commission, as well as a state antitrust authority or private person, may challenge the merger at any time before or after it is completed.

     Neither Aspect nor i2 is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion describes the material federal income tax consequences relevant to the exchange of shares of Aspect common stock for i2 common stock pursuant to the merger that are generally applicable to holders of Aspect common stock. Brobeck, Phleger & Harrison LLP, legal counsel to i2, and Cooley Godward LLP, counsel to Aspect, are of the opinion that the following discussion accurately describes such federal income tax consequences. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Aspect stockholders as described herein.

     Aspect stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Aspect stockholders in light of their particular circumstances, such as stockholders who:

     - are dealers in securities;

     - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - are foreign persons;

     - do not hold their Aspect common stock as capital assets;

     - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

     - acquired their shares as part of an integrated investment such as a hedge, straddle or other risk reduction transaction.

     In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including any transaction in which shares of Aspect common stock are acquired or shares of i2 common stock are disposed of, or the tax consequences of the assumption by i2 of Aspect stock options or the tax consequences of the receipt of rights to acquire i2 common stock. ACCORDINGLY, ASPECT STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

     The merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code. Subject to the limitations and qualifications referred to herein, assuming the merger constitutes a reorganization, the merger will generally result in the following federal income tax consequences to Aspect stockholders:

     - No gain or loss will be recognized by holders of Aspect common stock solely upon their receipt of i2 common stock in exchange for Aspect common stock in the merger (except to the extent of cash received in lieu of a fractional share of i2 common stock).

     - The aggregate tax basis of the i2 common stock received by Aspect stockholders in the merger (including any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the Aspect common stock surrendered in exchange therefor.

     - The holding period of the i2 common stock received by each Aspect stockholder in the merger will include the period for which the Aspect common stock surrendered in exchange therefor was considered to be held.

     - Cash payments received by holders of Aspect common stock in lieu of a fractional share will be treated as if such fractional share of i2 common stock had been issued in the merger and then redeemed by i2. An Aspect stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share.

     The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on the receipt by

Aspect of an opinion from Cooley Godward LLP to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code. Aspect stockholders should be aware that the tax opinion does not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion. The tax opinion will be subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of certain representations made by i2 and Aspect.

     A successful IRS challenge to the reorganization status of the merger would result in Aspect stockholders recognizing taxable gain or loss with respect to each share of Aspect common stock surrendered equal to the difference between each stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the i2 common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the i2 common stock so received would equal its fair market value as of the date of completion of the merger, and the stockholder's holding period for such stock would begin the day after the merger.

     There are other tax-related issues that you should be aware of such as:

     - Reporting Requirements. Each Aspect stockholder that receives i2 common stock in the merger will be required to file a statement with his or her federal income tax return providing his or her basis in the Aspect stock surrendered and the fair market value of the i2 common stock and any cash received in the merger, and to retain permanent records of these facts relating to the merger.

     - Backup Withholding. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to an Aspect stockholder in the merger unless the stockholder provides the appropriate form as described below. Each Aspect stockholder should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal to be sent to each Aspect stockholder after completion of the merger, so as to provide the information, including the stockholder's taxpayer identification number, and certification necessary to avoid backup withholding.

NO APPRAISAL RIGHTS

     Stockholders of Aspect and i2 are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand cash payment for their shares under Delaware law.

DELISTING AND DEREGISTRATION OF ASPECT'S COMMON STOCK FOLLOWING THE MERGER

     If the merger is completed, Aspect's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

LISTING OF i2 COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the completion of the merger that the shares of i2 common stock to be issued in the merger and the shares of i2 common stock to be reserved for issuance in connection with the assumption of outstanding Aspect stock options shall have been approved for quotation on the Nasdaq National Market, or shall be exempt from the quotation requirements under then applicable laws, regulations and Nasdaq National Market rules.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF ASPECT

     The shares of i2 common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of i2 common stock issued to any person who is deemed to be an affiliate of Aspect under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control of Aspect and may include some of the officers, directors or principal stockholders of Aspect. Affiliates may not sell their shares of i2 common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - another applicable exemption under the Securities Act.

     i2's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of i2 common stock to be received by Aspect affiliates in the merger.

OPERATIONS FOLLOWING THE MERGER

     Following the merger, Aspect will operate as a wholly owned subsidiary of i2. Upon completion of the merger, the sole member of Aspect's board will be
                 . i2 has agreed to expand its board and to appoint Romesh T. Wadhwani, the Chairman of the Board and Chief Executive Officer of Aspect, as the Vice Chairman of i2's board with an initial term expiring at i2's annual stockholders' meeting to be held in 2003. The stockholders of Aspect will become stockholders of i2, and their rights as stockholders will be governed by i2's Restated Certificate of Incorporation, i2's Bylaws and the laws of the State of Delaware.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement or other agreements and the following summary, the merger agreement and other agreements will control.

THE MERGER

     Aspect will merge with Hoya Merger Corp., a wholly owned subsidiary of i2, following:

     - the adoption of the merger agreement by the Aspect stockholders;

     - the approval of the issuance of i2 common stock in the merger by the i2 stockholders; and

     - the satisfaction or waiver of the other conditions to the merger described below.

     Aspect will be the surviving corporation and become a wholly owned subsidiary of i2 following the merger.

EFFECTIVE TIME

     At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. i2 and Aspect are working toward completing the merger as
soon as possible and hope to complete the merger by           2000. Because the
merger is subject to expiration or termination of a waiting period under U.S. antitrust laws, however, we cannot predict the exact timing of the completion of the merger.

DIRECTORS AND OFFICERS OF ASPECT AFTER THE MERGER

     The directors and officers of Hoya Merger Corp. will become the new directors and officers, respectively, of Aspect at the effective time.

CONVERSION OF ASPECT SHARES IN THE MERGER

     At the effective time, each outstanding share of Aspect common stock will automatically be converted into 0.55 of a share of i2 common stock. The number of shares of i2 common stock issuable in the merger will be proportionately adjusted as appropriate for any stock split, stock dividend or similar event with respect to Aspect common stock or i2 common stock effected between the date of this joint proxy statement/prospectus and the completion of the merger. The 100% stock dividend distributed by Aspect on March 13, 2000 did not affect the exchange ratio of 0.55 of a share of i2 common stock for each share of Aspect common stock.

NO FRACTIONAL SHARES

     No fractional shares of i2 common stock will be issued in connection with the merger. Instead, Aspect stockholders will receive an amount of cash, in lieu of a fraction of a share of i2 common stock, equal to the product of such fraction multiplied by the average of the last reported sales prices for a share of i2 common stock on the Nasdaq National Market on each of the ten trading days immediately preceding the date of the effective time of the merger.

ASPECT STOCK OPTION AND STOCK INCENTIVE PLANS

     At the effective time of the merger, each outstanding option to purchase shares of Aspect common stock issued under Aspect's stock option plans will be assumed by i2 regardless of whether the options are exercisable. Each Aspect stock option assumed by i2 will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

     - each Aspect stock option will be exercisable for shares of i2 common stock, and the number of shares of i2 common stock issuable upon exercise of any given option will be determined by multiplying 0.55 by the number of shares of Aspect common stock underlying such option, rounded down to the nearest whole number; and

     - the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.55, rounded up to the nearest whole cent.

     The parties intend for the Aspect stock options assumed by i2 to qualify as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time of the merger.

ASPECT EMPLOYEE STOCK PURCHASE PLAN

     At the effective time of the merger, i2 will assume the Aspect Employee Stock Purchase Plan and all purchase rights held by participating Aspect employees. i2 will continue the assumed plan and the related offering and purchase periods (for the benefit of all Aspect employees as of the completion of the merger who have waived purchase rights on any purchase date after February 15, 2001); except that such assumed purchase rights will pertain to i2 common stock and will be adjusted based upon the exchange ratio.

THE EXCHANGE AGENT

     As of the effective time of the merger, i2 is required to deposit with a bank or trust company certificates representing the shares of i2 common stock to be exchanged for shares of Aspect common stock and cash to pay for fractional shares and any dividends or distributions that holders of Aspect common stock may be entitled to receive under the merger agreement.

EXCHANGE OF ASPECT STOCK CERTIFICATES FOR i2 STOCK CERTIFICATES

     Promptly after the effective time, the exchange agent will mail to Aspect stockholders a letter of transmittal and instructions for surrendering Aspect stock certificates in exchange for i2 stock certificates and cash in lieu of fractional shares. ASPECT STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     Aspect stockholders are not entitled to receive any dividends or other distributions on i2 common stock with a record date after the merger is completed until they have surrendered their Aspect stock certificates in exchange for i2 stock certificates. No cash payment in lieu of fractional shares will be made to the holder of unsurrendered Aspect stock certificates.

     If there is any dividend or other distribution on i2 common stock with a record date after the completion of the merger, former Aspect stockholders will receive, only following surrender of their Aspect stock certificates, the dividend or other distribution payable with respect to the shares of i2 common stock issued in exchange for their Aspect common stock.

REPRESENTATIONS AND WARRANTIES

     i2 and Aspect each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to complete the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

     Aspect made representations about the following topics:

     - Aspect's organization, qualification to do business and good standing;

     - Aspect's capitalization;

     - the absence of undisclosed liabilities;

     - Aspect's corporate power to enter into and its authorization of the merger agreement and the transactions contemplated by the merger agreement;

     - the effect of the merger agreement and the merger on obligations of Aspect;

     - consents and approvals required to be obtained by Aspect in connection with the merger agreement and the transactions contemplated by the merger agreement;

     - possession of and compliance with permits required to conduct Aspect's business;

     - Aspect's filings and reports with the Securities and Exchange Commission;

     - Aspect's financial statements;

     - the absence of any material adverse effect and other changes in Aspect's business since December 31, 1999;

     - Aspect's tax returns, tax liabilities and tax obligations;

     - Aspect's real property leases;

     - intellectual property used or owned by Aspect and the effect of the Year 2000 on Aspect's business;

     - Aspect's material contracts and obligations;

     - litigation involving Aspect;

     - environmental laws that apply to Aspect;

     - Aspect's employee benefit plans;

     - Aspect's compliance with applicable laws, rules and regulations of governmental entities;

     - the treatment of the merger as a tax-free reorganization;

     - matters relating to Aspect's employees;

     - Aspect's insurance coverage;

     - the absence of discussions or negotiations regarding alternative transactions to the merger;

     - Aspect's affiliates and transactions with its affiliates;

     - the sufficiency and accuracy of information provided by Aspect for inclusion in this joint proxy statement/prospectus;

     - the existence of any payments due as a result of the merger;

     - the opinion of Aspect's financial advisor concerning the exchange ratio in the merger;

     - the inapplicability of state anti-takeover statutes to the merger;

     - the Aspect stockholder vote required to approve the merger;

     - Aspect's brokers' and finders' fees in connection with the merger;

     - restrictions on Aspect's business; and

     - the execution of voting agreements by certain stockholders of Aspect.

     i2 and Hoya Merger Corp. made representations about the following topics:

     - i2's and Hoya Merger Corp.'s organization, qualification to do business and good standing;

     - i2's capitalization;

     - appropriate authorization of the issuance of i2 common stock in the merger;

     - i2's and Hoya Merger Corp.'s corporate power to enter into and their authorization of the merger agreement and the transactions contemplated by the merger agreement;

     - the effect of the merger agreement and the merger on obligations of i2;

     - consents and approvals required to be obtained by i2 and Hoya Merger Corp. in connection with the merger agreement and transactions contemplated by the merger agreement;

     - i2's filings and reports with the Securities and Exchange Commission;

     - i2's financial statements;

     - the absence of undisclosed liabilities;

     - the absence of any material adverse effect and other changes in i2's business since December 31, 1999;

     - i2's tax returns, tax liabilities and tax obligations;

     - i2's material contracts and obligations;

     - litigation involving i2;

     - environmental laws that apply to i2;

     - i2's employee benefit plans;

     - i2's compliance with applicable laws, rules and regulations of governmental entities;

     - the treatment of the merger as a tax-free reorganization;

     - the sufficiency and accuracy of information provided by i2 and included in this joint proxy statement/prospectus;

     - the opinion of i2's financial advisor;

     - the i2 stockholder vote required to approve the issuance of i2 common stock in the merger;

     - i2's brokers' and finders' fees in connection with the merger;

     - the execution of voting agreements by certain stockholders of i2;

     - intellectual property used or owned by i2 and the effect of the Year 2000 on i2's business;

     - i2's ownership of Aspect common stock;

     - the inapplicability of state anti-takeover statutes to the merger; and

     - the existence of any agreements restricting i2's conduct of its business.

     The representations and warranties in the merger agreement are lengthy and detailed and not easily summarized. We urge stockholders to read carefully the articles in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

     As it is used in the merger agreement, "material adverse effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of Aspect or i2; except that none of the following shall be considered to constitute a material adverse effect and none of the following shall be taken into account in determining whether there has been, or will be, a material adverse effect:

     - any change in the market price or trading volume of Aspect's or i2's stock after the date of the merger agreement;

     - any failure by Aspect or i2 to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement; or

     - any adverse change, effect, event, occurrence, state of facts or development:

     - to the extent attributable to the announcement or pendency of the merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

     - that is attributable to conditions affecting the industries in which Aspect or i2 participates, the U.S. economy as a whole or foreign economies in any locations where Aspect or i2 has material operations or sales;

     - that is attributable or relates to (1) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the merger and related transactions, or (2) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of the merger agreement;

     - that results from or relates to compliance with the terms of, or the taking of any action required by, the merger agreement;

     - that arises from or relates to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

     - that arises from or relates to actions required to be taken under applicable laws, rules, regulations, contracts or agreements.

ASPECT'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Aspect has agreed that, until the completion of the merger or termination of the merger agreement, unless i2 consents in writing, Aspect and its subsidiaries will conduct their businesses in the ordinary course of business in substantially the same manner as previously conducted and will use reasonable efforts:

     - to keep available the services of their present officers and key employees; and

     - to preserve their relationships with customers, suppliers, distributors and other persons with which they have business dealings in order to preserve substantially intact their business organization.

     Aspect has also agreed that, until the completion of the merger or termination of the merger agreement, unless i2 consents in writing, Aspect and its subsidiaries will conduct their business in compliance with specific restrictions, including that they will not permit:

     - the modification or acceleration of any stock options or authorization of cash payments in exchange for stock options, except as required by existing agreements or stock option plans;

     - the declaration or payment of dividends or other distributions on their capital stock, except by Aspect's subsidiaries to Aspect or other subsidiaries;

     - any split, combination or reclassification of any of their capital stock;

     - the issuance or authorization of the issuance of any other securities in respect of in lieu of or in substitution for shares of their capital stock;

     - the purchase or acquisition, directly or indirectly, of any shares of their capital stock, except in certain instances;

     - the transfer or license to any person or entity, or the extension, amendment or modification in any material respect, of rights to Aspect's intellectual property rights other than on a non-exclusive basis in the ordinary course of business consistent with past practices;

     - the issuance, delivery or sale of shares of Aspect capital stock or securities convertible into Aspect capital stock, except for limited issuances of securities in connection with grants and exercises of stock options and issuances under Aspect's employee stock purchase plan;

     - the acquisition of substantial equity interests in other entities;

     - the disposition of any material properties or assets other than in the ordinary course of business, or the entering into of any arrangement involving the exclusive licensing of Aspect's name or system outside the ordinary course of business or inconsistent with past practices;

     - the increase of compensation payable to officers or employees, except for increases in compensation of employees in accordance with past practices;

     - the granting of any severance arrangements or entering into of any agreement providing benefits upon a change of control that would be triggered by the merger;

     - the adoption, entering into or amendment in a material respect of any plan, agreement, policy or arrangement for the benefit of any director, officer or employee, other than, with respect to employees who are not officers, in the ordinary course of business;

     - the modification of Aspect's Certificate of Incorporation or Bylaws;

     - the entering into of, or amendment in a material respect of, any OEM agreement or any other agreements pursuant to which any third party is granted exclusive rights relating to Aspect's products;

     - the amendment or premature termination of any material contract, agreement or license, except in the ordinary course of business;

     - the waiver or release of any material right or claim, except in the ordinary course of business;

     - the initiation of any material litigation or arbitration;

     - the incurrence of any material indebtedness in excess of $5,000,000 for borrowed money, other than in the ordinary course of business;

     - the making of capital expenditures, other than those that have been budgeted for 2000 as disclosed to i2 and that do not exceed, individually or in the aggregate, a specified amount for Aspect and its subsidiaries;

     - the making of material tax elections, settlements or compromises;

     - the payment, discharge, settlement or satisfaction of any material disputed claims, liabilities, obligations or litigation, other than in the ordinary course of business;

     - the amendment or proposed amendment of the Aspect stockholder rights plan in any manner that would impede the consummation of the merger or would otherwise be adverse to i2, with certain exceptions; and

     - the agreement in writing or otherwise to do any of the above.

i2'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     i2 has agreed that, until the completion of the merger or termination of the merger agreement, unless Aspect consents in writing, i2 and its subsidiaries will conduct their businesses in the ordinary course of business in substantially the same manner as previously conducted and will use reasonable efforts:

     - to keep available the services of their present officers and key employees; and

     - to preserve their relationships with customers, suppliers, distributors and other persons with which they have business dealings in order to preserve substantially intact their business organization.

     i2 has also agreed that, until the completion of the merger or the termination of the merger agreement, unless Aspect consents in writing, i2 and its subsidiaries will conduct their business in compliance with specific restrictions, including that they will not permit:

     - the declaration or payment of dividends or any other distributions on their capital stock;

     - any split, combination or reclassification of their capital stock;

     - the issuance or authorization of the issuance of any other securities in lieu of their capital stock;

     - the purchase or acquisition, directly or indirectly, of any shares of their capital stock, except in certain instances;

     - the sale, lease, license or other disposition of a material amount of properties or assets, other than in the ordinary course of business;

     - the transfer or license to any person or entity, or extension, amendment or modification in any material respect, of rights to i2's intellectual property rights, other than on a non-exclusive basis in the ordinary course of business consistent with past practices;

     - the engaging in any action or entering into any transaction, or permitting of any action to be taken, that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by the merger agreement; or

     - the agreement in writing or otherwise to take any of the actions described above.

     Each of Aspect and i2 has also agreed:

     - to confer with the other on a regular and frequent basis regarding the general status of on-going operations;

     - to provide the other with copies of all filings made with any governmental agency in connection with the merger; and

     - to notify the other promptly of certain events and changes, including with respect to the representations, warranties and covenants of the parties contained in the merger agreement.

     The agreements related to the conduct of i2's and Aspect's respective businesses contained in the merger agreement are complicated and not easily summarized. We urge stockholders to carefully read the article in the merger agreement entitled "Conduct of Business."

NO SOLICITATION OF TRANSACTIONS

     Until the merger is completed or the merger agreement is terminated, Aspect has agreed not to take any of the following actions, directly or indirectly:

     - solicit, initiate, knowingly encourage or induce the making, submission or announcement of any takeover proposal regarding Aspect;

     - participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action that would reasonably be expected to facilitate any inquiry or proposal that constitutes or would reasonably be expected to lead to, such a takeover proposal;

     - authorize, approve or recommend any such takeover proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment accepting or providing for any such takeover proposal.

     A "takeover proposal" means any offer or proposal for the following, except one made by i2 or any affiliate of i2:

     - a merger or other business combination involving Aspect after which the stockholders of Aspect immediately prior to such merger or business combination would own less than 80% of the voting securities of the surviving company in such merger or business combination and would own less than 80% of the voting securities of the parent of such surviving company; or

     - the acquisition by a person or group of 20% or more of the outstanding shares of capital stock of Aspect; or

     - the acquisition of all or substantially all of the assets of Aspect.

     The Aspect board is not prohibited, however, from taking and disclosing to Aspect's stockholders a position with respect to a tender or exchange offer pursuant to Rules 14d-9 and 14e-2 under the Exchange Act not made in violation of the merger agreement. Also, Aspect may furnish information or enter into negotiations or discussions with any person in response to a takeover proposal or, subject to certain restrictions, endorse and/or recommend, or, simultaneously with a termination of the merger agreement, enter into an agreement accepting or providing for, a takeover proposal that is superior to the merger, if:

     - the takeover proposal is not attributable to a material breach by Aspect of the no solicitation provision contained in the merger agreement;

     - the Aspect board concludes in good faith, after consulting with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Aspect board of directors to the Aspect stockholders under applicable law;

     - prior to furnishing any information to, or entering into discussions or negotiations with, a third party, Aspect gives i2 written notice of the identity of such party, the terms and conditions of the takeover proposal and Aspect's intention to furnish information to, or enter into discussions or negotiations with, such party;

     - Aspect receives from such person an executed confidentiality agreement which shall not in any way restrict Aspect from complying with its disclosure obligations under the merger agreement and which contains customary terms for such agreements; and

     - at the same time Aspect furnishes any such information to such party, Aspect furnishes such information to i2 (to the extent that such information has not been previously furnished by Aspect to i2).

     Aspect has also agreed to immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any takeover proposal pending as of the date of the merger agreement, whether conducted by Aspect or its agents and representatives.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

     The merger agreement provides that:

     - after the effective time of the merger, i2 will, and i2 will cause Aspect or the surviving corporation to, indemnify each person who is or was a director or officer of Aspect or any of its subsidiaries at or at any time prior to the effective time against any losses incurred in connection with any claim, action, suit, proceeding or investigation pertaining to any action or omission or alleged action or omission in his or her capacity as a director, officer, employee, principal stockholder, fiduciary or agent of Aspect or any of its subsidiaries or benefit plans;

     - after the effective time of the merger, i2 will cause Aspect or the surviving corporation to fulfill the obligations of Aspect pursuant to any indemnification agreements between Aspect and any of the indemnified parties referred to above in effect immediately prior to the effective time; and

     - for six years after the completion of the merger, i2 will maintain directors' and officers' liability insurance with coverage and terms at least as favorable to the directors and officers as the Aspect directors' and officers' liability insurance policy in effect on the date of the merger agreement.

     i2 is not required to pay annual premiums in excess of $525,000 for such insurance.

CONDITIONS TO THE MERGER

     i2's and Aspect's respective obligations to complete the merger and the related transactions are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be adopted by a majority of the outstanding shares of Aspect common stock and the i2 share issuance must be approved by a majority of the i2 shares present or represented by proxy and voting at the i2 stockholders' meeting;

     - any waiting period under U.S. antitrust laws must have expired or been terminated;

     - all governmental authorizations, consents, orders and approvals legally required to consummate the merger must have been obtained from all governmental entities, other than those, the absence of which (1) would not reasonably be expected to have a material adverse effect, and (2) would not prohibit or render unlawful the consummation of the merger under U.S. law or under any law providing for criminal penalties against any director or officer of Aspect or i2;

     - the registration statement relating to the issuance of shares of i2 common stock as contemplated by the merger agreement must be declared effective by the SEC;

     - no order, writ, injunction or decree exists that makes the merger illegal or otherwise prohibits completion of the merger under U.S. law or under any law providing for criminal penalties against any director or officer of Aspect or i2; and

     - the shares of i2 common stock to be issued in connection with the merger must be approved for quotation on the Nasdaq National Market.

     i2's and Hoya Merger Corp.'s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Aspect's representations and warranties must be true and correct as of the completion of the merger, except for changes contemplated by the merger agreement and except where failure to be true and correct, individually or in the aggregate, has not had and will not, solely with the passage of time, imminently result in a material adverse effect on Aspect or, in certain instances, on the cost of the merger to i2;

     - Aspect must have performed in all material respects all of its obligations in the merger agreement;

     - i2 shall have received a certificate signed by the chief executive officer and chief financial officer of Aspect to the effect that the two conditions above have been satisfied;

     - the employment and non-competition agreements between i2 and Mr. Wadhwani and Mr. Evans must be in full force and effect; and

     - neither Mr. Wadhwani nor Mr. Evans will have ceased employment with Aspect or given notice to the board of directors of i2 or the board of directors of Aspect of an intention to do so after the effective time of the merger.

     Aspect's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - i2's representations and warranties must be true and correct as of the completion of the merger, except for changes contemplated by the merger agreement and except where failure to be true and correct, individually or in the aggregate, has not had and will not, solely with the passage of time, imminently result in a material adverse effect on i2;

     - i2 must have performed in all material respects all of its obligations in the merger agreement; and

     - Aspect shall have received a certificate signed by the chief executive officer and chief financial officer of i2 to the effect that the two conditions above have been satisfied; and

     - Aspect must have received the opinion of its counsel, Cooley Godward LLP, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below:

     - the merger agreement may be terminated by our mutual consent; or

     - the merger agreement may be terminated by either of us if the conditions to completion of the merger would not be satisfied because of either (A) a breach of an obligation or agreement in the merger agreement by the other party or (B) a breach of a representation or warranty of the other party in the merger agreement, and the breaching party does not cure the breach within 20 business days of receipt of notice of the breach, except that the right to terminate shall not exist for either party if that party is then in material breach of the merger agreement.

     In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

     - if the merger is not completed, without the fault of the terminating party, by September 15, 2000, unless complete governmental approval of the merger has not been obtained by September 15, 2000, but complete government approval is reasonably likely to be obtained, in which case either of us may extend the termination date by up to 90 days;

     - if a final court order prohibiting the merger is issued and is not appealable;

     - if the i2 stockholders do not approve the issuance of i2 common stock at the i2 special meeting, or any adjournment or postponement of the i2 special meeting, except that i2 may not terminate under this provision if the failure to gain approval is due to a material breach of the merger agreement by i2; or

     - if the Aspect stockholders do not adopt the merger agreement at the Aspect special meeting, or any adjournment or postponement of the Aspect special meeting, except that Aspect may not terminate under this provision if the failure to adopt the merger agreement is due to a material breach of the merger agreement by Aspect.

     Furthermore, the merger agreement may be terminated by i2 if any of the following occur:

     - Aspect's board withdraws or modifies in a manner adverse to i2 its recommendation as to the merger agreement or recommends or endorses a takeover proposal from another party, or resolves to do so; or

     - Aspect actively and directly solicits, initiates, encourages or induces the making of a takeover proposal from a party other than i2 and in so doing, Aspect is willfully and materially breaching the nonsolicitation provisions contained in the merger agreement, which are discussed in more detail in "-- No Solicitation of Transactions" on page 63, except that i2 may not terminate the merger agreement under this provision if more than ten days have passed since any of i2's executive officers and directors first obtained confirmation of such breach by Aspect or if i2 is in material breach of the merger agreement at such time.

     Aspect may terminate the merger agreement in response to a superior takeover proposal which was not solicited by Aspect in violation of the merger agreement, but no termination shall be effective until after:

     - 72 hours following i2's receipt of written notice advising i2 that Aspect's board is prepared to accept such superior takeover proposal, which notice specifies the material terms and conditions of the superior takeover proposal and identifies the person making the superior takeover proposal; and

     - the payment of any applicable termination fee, as described below under "-- Payment of Fees and Expenses."

PAYMENT OF FEES AND EXPENSES

     Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses.

     Aspect has agreed to pay i2 a cash termination fee of either $15 million or $225 million as follows:

     - in the event that the merger agreement is terminated by i2 (A) because Aspect's board withdraws or modifies its recommendation in favor of the merger in a manner adverse to i2 or recommends or endorses a takeover proposal from another party, or (B) because Aspect has willfully and materially breached the merger agreement by actively and directly soliciting takeover proposals, then Aspect shall pay to i2 the sum of $225 million within five business days after termination of the merger agreement by i2;

     - in the event that the merger agreement is terminated by Aspect upon receipt of a superior takeover proposal, then Aspect shall pay i2 the sum of $225 million upon termination of the merger agreement by Aspect;

     - in the event that (A) an offer for a takeover transaction by a third party (other than i2 or its affiliates) becomes known publicly or becomes known to Aspect stockholders generally prior to the date on which a vote of Aspect stockholders on the proposal to adopt the merger agreement is taken, and (B) such offer has not been definitively withdrawn at least seven days prior to the vote of Aspect stockholders on the merger agreement, and (C) prior to the time of such vote, no material adverse effect on i2 has occurred nor will imminently occur, and
       (D) the merger agreement is validly terminated by i2 for lack of Aspect stockholder approval or by Aspect for the same reason, then Aspect shall pay to i2 the sum of $15 million upon termination of the merger agreement by Aspect or within five business days after termination of the merger agreement by i2;

     - in the event that (A) an offer for a takeover transaction by a third party (other than i2 or its affiliates) becomes known publicly or becomes known to Aspect stockholders generally, and (B) the merger agreement is validly terminated by Aspect due to failure to be consummated by September 15, 2000 (or by any later date to which the termination deadline is extended), and (C) the offer referred to above under "(A)" is pending at the time the merger agreement is so terminated by Aspect, and
       (D) the failure of the merger to occur on or before September 15, 2000 (or by any later date to which the termination deadline is extended) is not attributable to a material breach of the merger agreement by i2 or to any challenge to, or any investigation or review of, the merger by any governmental entity, and (E) prior to such termination by Aspect, no material adverse effect on i2 has occurred nor will imminently occur, and
       (F) prior to such termination by Aspect the Aspect, stockholders' meeting shall not have been held and no vote of Aspect stockholders shall have been taken on the proposal to adopt the merger agreement, then Aspect shall pay to i2 the sum of $15 million upon such termination of the merger agreement by Aspect; and

     - in the event that (X) all of the conditions referred to in either of the two immediately preceding paragraphs shall have been satisfied, and (Y) on or before the 180th day following termination of the merger agreement, Aspect enters into and publicly announces a letter of intent or preliminary agreement or enters into a definitive acquisition agreement with a third party (other than i2 or its affiliates) providing for the consummation of a takeover transaction, or a tender or exchange offer is commenced or announced that would reasonably be expected to result in a takeover transaction, and (Z) on or before the first anniversary of the termination of the merger agreement, a takeover transaction is consummated, then Aspect shall pay to i2 the sum of $210 million upon such consummation.

     For purposes of the discussion above regarding termination fees under the merger agreement, a "takeover transaction" means:

     - a merger or other business combination involving Aspect and a third party (other than i2 or its affiliates) after which the stockholders of Aspect immediately prior to such merger or business combination would own 60% or less of the voting power or equity securities of the surviving corporation in such merger or business combination and would own 60% or less of the voting power or equity securities of the parent of the surviving corporation in such merger or business combination;

     - the acquisition by a third party (other than i2 or its affiliates), in one transaction or a series of related transactions, of 40% or more of the outstanding shares of capital stock of Aspect; or

     - the acquisition by a third party (other than i2 or its affiliates), in one transaction or a series of related transactions, of all or substantially all of the assets of Aspect.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     The merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the stockholders of i2 or of Aspect, but, after any such approval, no amendment shall be effective which by law requires further approval by such stockholders without such further approval.

     Either i2 or Aspect may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

  i2 Voting Agreements

     In connection with the merger, certain stockholders of i2, including Mr. Sidhu, Sandeep R. Tungare, Gregory A. Brady, William M. Beecher, Hiten D. Varia, Reagan Lancaster, Thomas J. Meredith and Harvey B. Cash have entered into voting agreements with Aspect and irrevocable proxies to Aspect. The terms of the voting agreements and irrevocable proxies with Aspect provide that the stockholders will vote all outstanding shares of common stock beneficially owned by them, or any new shares of stock they may acquire, (A) in favor of approval of the issuance of shares of i2 common stock pursuant to the merger agreement and in favor of any proposal or action which would, or could reasonably be expected to, facilitate the merger, (B) against any liquidation or winding up of i2, and (C) against any other proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit, delay or discourage the merger. The stockholders of i2 who are parties to the voting agreements and irrevocable proxies retained the right to vote their shares of i2 common stock on all matters other than those identified in the voting agreements. As of April 14, 2000, the record date for the i2 stockholders' meeting, the i2 stockholders who entered into the voting agreements with Aspect collectively held approximately 66,853,872 outstanding shares of i2 common stock (including shares issuable upon the exercise of options that are currently exercisable or that will be exercisable within 60 days of such date) which represented approximately 42% of the outstanding shares of i2 common stock. However, Aspect has agreed in principal to permit each signatory to these voting agreements to engage in net exercises of options and to sell a small percentage of the signatory's holdings of i2 shares in an amount not inconsistent with past sales. None of the stockholders who are parties to the voting agreements with Aspect was paid additional consideration in connection with such voting agreements.

  Aspect Voting Agreements

     In connection with the merger, certain stockholders of Aspect, including Mr. Wadhwani, Mr. Evans, Steven Goldby, Dennis Sisco, David Dury, David Horne, Peter Ryan, Donald Tomkinson, James Althoff and Douglas Castek have entered into voting agreements with i2 and irrevocable proxies to i2. The terms of the voting agreements and irrevocable proxies with i2 provide that the stockholders will vote all shares of Aspect common stock beneficially owned by them, or any new shares of Aspect stock they may acquire, (A) in favor of adoption of the merger agreement and any proposal or action which would, or could reasonably be expected to, facilitate the merger, (B) against approval of any proposal made in opposition to or competition with consummation of the merger and the merger agreement, (C) against a takeover proposal with any party other than i2 or an affiliate of i2 as contemplated by the merger agreement, (D) against any liquidation or winding up of Aspect, and (E) against any other proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage the merger. The Aspect stockholders who are parties to the voting agreements and irrevocable proxies retained the right to vote their shares of Aspect common stock on all matters other than those
identified in the voting agreements. As of             , 2000, the record date
for the Aspect stockholders' meeting, the Aspect stockholders who entered into
the voting agreements with i2 collectively held approximately      outstanding
shares of Aspect common stock which represented approximately      % of the
outstanding Aspect common stock. However, i2 has agreed in principal to permit each signatory to these voting agreements to engage in net exercises of options and to sell a small percentage of the signatory's holdings of Aspect shares in an amount not inconsistent with past sales. None of the stockholders who are parties to the voting agreements with i2 was paid additional consideration in connection with such voting agreements.

  Employment and Non-Compete Agreements

     Concurrently with the execution of the merger agreement, i2 entered into employment agreements with Messrs. Wadhwani and Evans. Under the terms of the employment agreements, Messrs. Wadhwani and Evans agreed to remain with i2 for a period of three years (in the case of Mr. Wadhwani) and 14 months (in the case of Mr. Evans) from the closing of the merger unless i2 terminates them or they resign earlier.

     If Mr. Wadhwani's employment is terminated (A) by i2 without "Cause," (B) by Mr. Wadhwani's resignation during the 90 days following (1) his loss of his title or duties as Vice Chairman; (2) a change in his regular place of work to a location more than 40 miles from the Silicon Valley; or (3) a reduction in his cash compensation, equity compensation or benefits below the amounts provided to comparable executive officers of i2 not remedied within 30 days after receipt of written notice from Mr. Wadhwani of his intent to resign and the reasons for his resignation or (C) due to death or disability, Mr. Wadhwani or his estate will be entitled to receive a severance payment equaling four months of his base salary then in effect and Mr. Wadhwani will be entitled to accelerated vesting of 100% of his unvested Aspect options. If Mr. Evans' employment is terminated by i2 without "Cause," Mr. Evans will be entitled to receive salary continuation payments for four months at his base salary then in effect. Also, if Mr. Evans' employment is terminated for any reason, Mr. Evans will be entitled to accelerated vesting of 50% of his unvested Aspect options as of the date of the termination.

     "Cause," as used in the employment agreements, means termination based on:

     - the employee's commission of any crime constituting a felony or any other offense involving fraud;

     - willful malfeasance or gross misconduct by the employee which discredits or damages i2;

     - any material breach of employee's obligations under the non-competition and non-interference provisions of the employment agreement or under i2's Confidentiality, Proprietary Information and Inventions Agreement, provided that employee fails to cure the material breach within 60 days after receipt of written notice from i2 identifying the material breach; and

     - any material breach by the employee of the employment agreement, provided that employee fails to cure the material breach within 60 days after receipt of written notice from i2 identifying the material breach.

     The employment agreements also include non-competition provisions. These provisions require each employee:

     - during the time the employee is employed by i2, not to engage in any employment, business or activity that is in any way competitive with i2, nor assist any other person or organization in competing with i2 or in preparing to engage in competition with i2;

     - for a period equal to the greater of two years from the closing of the merger or one year from the date that the employee's employment with i2 is terminated for any reason, not to directly or indirectly engage in the same business as Aspect or i2 in any state of the United States (including California), or in any country where i2 or Aspect engage in business, or propose to engage in business, on the date of the termination of the employee's employment with i2;

     - during the time the employee is employed by i2 and for one year from the date such employment is terminated for any reason, not to solicit the employment services of any former employee of i2 or any subsidiary of i2 whose employment has been voluntarily terminated for less than six months;

     - during the time the employee is employed by i2 and for one year from the date such employment is terminated for any reason, not to solicit any customers or known potential customers of i2 with the purpose of obtaining such person as an employee or customer for a business competitive with i2's business; and

     - during employment with i2 and any period during which the employee receives any severance payment, not to undertake planning for or organization of any business competitive with i2, or conspire with agents, employees, consultants or other representatives of i2 for the purpose of organizing any such competitive business.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     On March 12, 2000, i2 entered into a definitive agreement to acquire Aspect in a transaction to be accounted for as a purchase. Under the agreement, i2 will acquire all of the outstanding capital stock of Aspect and will assume all outstanding stock options of Aspect in exchange for approximately 44.9 million shares of i2 common stock and stock options valued at approximately $8.5 billion, including acquisition expenses.

     Also on March 12, 2000, i2 entered into a definitive agreement to acquire SupplyBase in a transaction to be accounted for as a purchase. Under the agreement, i2 will acquire all of the outstanding capital stock of SupplyBase and will assume all outstanding stock options of SupplyBase in exchange for approximately 1.9 million shares of i2 common stock and stock options valued at approximately $356.0 million, including acquisition expenses.

     On March 27, 2000, i2 purchased from IBM various software assets, cross-patent rights and software licenses with an aggregate value of approximately $234.0 million in exchange for approximately 1.3 million shares of i2 common stock. As part of the IBM asset purchase agreement, i2 has agreed to issue additional shares to IBM if IBM achieves certain performance measures related to a marketing agreement. i2 has determined that issuance of such shares is not a component of the asset purchase price and will be expensed in future periods as earned by IBM.

     The following unaudited pro forma combined financial statements of i2 give effect to i2's proposed mergers with Aspect and SupplyBase, and to i2's acquisition of the IBM assets all accounted for under the purchase method of accounting. This information is based on preliminary valuations of the fair market value of assets and liabilities acquired and the estimated useful lives of intangible assets acquired in the respective transactions and are subject to change pending finalization of these valuations. On January 17, 2000, Aspect entered into a definitive agreement to acquire TACTech in a transaction to be accounted for as a purchase. Financial information for Aspect is presented on a pro forma basis to give effect to Aspect's agreement to merge with TACTech.

     The unaudited pro forma combined balance sheet of i2 assumes that i2's proposed mergers with Aspect and SupplyBase, and i2's acquisition of the IBM assets all took place on December 31, 1999, and combines i2's historical consolidated balance sheet with Aspect's pro forma balance sheet and SupplyBase's historical consolidated balance sheet as of December 31, 1999, before pro forma adjustments. The unaudited pro forma combined statement of operations assumes that i2's proposed mergers with Aspect and SupplyBase, and i2's acquisition of the IBM assets took place as of January 1, 1999 and combine i2's historical consolidated statement of operations data for the year ended December 31, 1999 with Aspect's pro forma combined statement of operations and SupplyBase's historical consolidated statement of operations data for the year ended December 31, 1999, before pro forma adjustments.

     The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the acquired assets or companies been operated as a single entity during the period presented. The pro forma adjustments are based on estimates, available information and various assumptions and may be revised as additional information becomes available. Note also that the completion of i2's proposed merger with SupplyBase and the merger of Aspect and TACTech are not conditions to the proposed merger of i2 and Aspect. The unaudited pro forma combined financial statements as of and for the year ended December 31, 1999 should be read in conjunction with the other financial statements and notes thereto included elsewhere or incorporated by reference in this joint proxy statement/prospectus.

     i2 estimates that it will incur direct transaction costs of approximately $40.0 million in connection with its proposed mergers with Aspect and SupplyBase, which will be capitalized as part of the purchase price in such transactions and amortized over three years. The transaction costs consist of fees for investment bankers, attorneys, accountants, financial printing costs and other related charges. i2 cannot assure you that it will not incur additional charges in subsequent quarters to reflect costs associated with the proposed mergers.

                             i2 TECHNOLOGIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                                   PRO FORMA
                                                   HISTORICAL         PRO FORMA   ADJUSTMENTS
                                              ---------------------    ASPECT        INCL.         PRO FORMA
                                                 I2      SUPPLYBASE   & TACTECH   IBM ASSETS        COMBINED
                                              --------   ----------   ---------   -----------      ----------
                                                   ASSETS
Current assets:
  Cash and cash equivalents.................  $454,585    $ 2,642     $ 29,292    $     (890)(d)   $  485,629
  Short-term investments....................   124,806         --       47,332            --          172,138
  Accounts receivable, net..................   157,586         82       29,654            --          187,322
  Prepaids and other current assets.........    10,607         83        9,909            --           20,599
  Deferred income taxes.....................    15,868         --        6,100            --           21,968
                                              --------    -------     --------    ----------       ----------
Total currents assets.......................   763,452      2,807      122,287          (890)         887,656
Furniture and equipment, net................    50,483        485       12,576            --           63,544
Other assets................................        --         --        2,917            --            2,917
Goodwill and intangible assets..............    47,614         --       13,885     8,808,241(a)     8,996,215
                                                                                      86,475(e)
                                                                                      40,000(b)
                                              --------    -------     --------    ----------       ----------
         Total assets.......................  $861,549    $ 3,292     $151,665    $8,933,826       $9,950,332
                                              ========    =======     ========    ==========       ==========
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................  $ 20,039    $   218     $  3,638    $       --       $   23,895
  Accrued liabilities.......................    40,803        328        9,391        40,000(b)        90,522
  Accrued compensation and related
    expenses................................    40,443         --        7,391            --           47,834
  Short-term debt...........................        --        295          670          (880)(d)           85
  Deferred revenue..........................    72,617        488       14,265            --           87,370
  Income taxes payable......................     4,511         --        3,961            --            8,472
                                              --------    -------     --------    ----------       ----------
         Total current liabilities..........   178,413      1,329       39,316        39,120          258,178
Deferred income taxes.......................       968         --           --        86,475(e)        87,443
Long-term debt..............................   350,000        177           --           (10)(d)      350,167
                                              --------    -------     --------    ----------       ----------
Total liabilities...........................   529,381      1,506       39,316       125,585          695,788
                                              --------    -------     --------    ----------       ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock...........................        --      8,373           --        (8,373)(a)           --
  Common stock..............................        39          3           30           (25)(a)           47
  Additional paid-in capital................   297,879      2,579      112,856      (115,435)(a)    9,309,647
                                                                                   9,011,768(a)
  Accumulated other comprehensive income
    (loss)..................................    (4,126)                    124          (124)(a)       (4,126)
  Retained earnings (deficit)...............    38,376     (9,169)        (661)        9,830(a)       (51,024)
                                                                                     (89,400)(a,c)
                                              --------    -------     --------    ----------       ----------
         Total stockholders' equity.........   332,168      1,786      112,349     8,808,241        9,254,544
                                              --------    -------     --------    ----------       ----------
         Total liabilities and stockholders'
           equity...........................  $861,549    $ 3,292     $151,665    $8,933,826       $9,950,332
                                              ========    =======     ========    ==========       ==========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                             i2 TECHNOLOGIES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                           HISTORICAL         PRO FORMA   ADJUSTMENTS
                                      ---------------------    ASPECT        INCL.         PRO FORMA
                                         I2      SUPPLYBASE   & TACTECH   IBM ASSETS       COMBINED
                                      --------   ----------   ---------   -----------     -----------
Revenues:
  Software licenses.................  $352,597    $    47     $ 57,334    $        --     $   409,978
  Services..........................   147,893        200       18,191          8,246(g)      174,530
  Maintenance.......................    70,620         26       24,514         (8,246)(g)      86,914
                                      --------    -------     --------    -----------     -----------
          Total revenues............   571,110        273      100,039             --         671,422
Costs and expenses:
  Cost of software licenses.........    17,981         18        1,152             --          19,151
  Cost of services and
     maintenance....................   125,934         98       14,398             --         140,430
  Sales and marketing...............   194,752      2,784       46,173           (491)(i)     243,218
  Research and development..........   132,278      1,951       21,060           (401)(i)     154,888
  General and administrative........    53,188      3,764       13,201           (631)(i)      69,522
  Amortization of goodwill and
     intangible assets..............        --         --        2,777      2,936,163(f)    2,967,765
                                                                               28,825(h)
  In-process research and
     development and
     acquisition-related expenses...     6,552         --           --             --           6,552
                                      --------    -------     --------    -----------     -----------
          Total costs and
            expenses................   530,685      8,615       98,761      2,963,465       3,601,526
                                      --------    -------     --------    -----------     -----------
Operating income....................    40,425     (8,342)       1,278     (2,963,465)     (2,930,104)
Other income, net...................     7,642        151        6,182             --          13,975
                                      --------    -------     --------    -----------     -----------
Income (loss) before income taxes...    48,067     (8,191)       7,460     (2,963,465)     (2,916,129)
Provision (benefit) for income
  taxes.............................    24,552         --        2,306        (47,263)(h)     (20,405)
                                      --------    -------     --------    -----------     -----------
Net income (loss)...................  $ 23,515    $(8,191)    $  5,154    $(2,916,202)    $(2,895,724)
                                      ========    =======     ========    ===========     ===========
Net income (loss) per share.........  $   0.16                                            $    (15.50)
                                      ========    =======     ========    ===========     ===========
Net income (loss) per share,
  assuming dilution.................  $   0.14                                            $    (15.50)
                                      ========    =======     ========    ===========     ===========
Weighted average common shares
  outstanding.......................   150,419                                                186,804
Weighted average common shares
  outstanding, assuming dilution....   167,839                                                186,804
Comprehensive income:
  Net income........................  $ 23,515    $(8,191)    $  5,154    $(2,916,202)    $(2,895,724)
  Net foreign currency translation
     adjustments, and stock
     accretion......................    (3,293)        (6)         112             --          (3,187)
                                      --------    -------     --------    -----------     -----------
          Total comprehensive
            income..................  $ 20,222    $(8,197)    $  5,266    $(2,916,202)    $(2,898,911)
                                      ========    =======     ========    ===========     ===========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                             i2 TECHNOLOGIES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The total purchase price of the IBM assets and acquisitions of Aspect and SupplyBase reflect the issuance of approximately 48.1 million shares of i2 common stock and stock options. The total purchase price was determined as follows (in thousands):

                                        IBM ASSETS   SUPPLYBASE     ASPECT       TOTAL
                                        ----------   ----------   ----------   ----------
Number of shares of i2 common stock
  and options issued..................       1,296       1,870        44,903       48,069
Value of shares of i2 common stock and
  options issued......................  $  233,703    $353,813    $8,424,260   $9,011,776
Other direct acquisition expenses.....                   2,000        38,000       40,000
                                        ----------    --------    ----------   ----------
                                        $  233,703    $355,813    $8,462,260   $9,051,776
                                        ==========    ========    ==========   ==========

     The estimated fair value of the common stock to be issued is based on the average closing price of i2's stock on the three days prior and subsequent to the day the transactions were announced. The estimated fair value of the options to be issued is based on the Black-Scholes model using the following assumptions:

Expected lives..............................................  1-5 years
Expected volatility.........................................        84%
Risk free interest rate.....................................       5.6%
Expected dividend rate......................................         0%

     The total purchase price of the acquisitions has been allocated to acquired assets based on preliminary estimates of their fair value. The combined purchase price of approximately $9.1 billion net of book values of the companies has been assigned to the assets acquired as follows (in thousands):

                                         IBM ASSETS   SUPPLYBASE     ASPECT       TOTAL
                                         ----------   ----------   ----------   ----------
Net assets assumed.....................   $     --     $  1,786    $  112,349   $  114,135
Acquired in-process research and
  development..........................         --        6,400        83,000       89,400
Acquired developed technology..........     18,200        2,700        79,000       99,900
Content database.......................         --       11,700        84,000       95,700
Installed customer base................         --           --        42,000       42,000
Assembled workforce....................         --        1,200        10,000       11,200
Cross patent rights and software
  license..............................    215,503           --            --      215,503
Goodwill...............................         --      332,027     8,051,911    8,599,441
                                          --------     --------    ----------   ----------
                                          $233,703     $355,813    $8,462,260   $9,051,776
                                          ========     ========    ==========   ==========

     These unaudited pro forma financial statements have been prepared assuming that the Aspect and SupplyBase acquisitions will be consummated prior to the effective date of FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB Opinion No. 25," which is July 1, 2000.

     Under FASB Interpretation No. 44, unvested stock options granted by i2 in exchange for unvested stock options held by Aspect and SupplyBase employees and requiring service by such employees subsequent to the consummation date would result in an allocation of purchase price to unearned compensation which would be amortized as a non cash compensation cost over the remaining future vesting period. The amount allocated to unearned compensation would be based on i2's stock price at the consummation date, the stock option exercise price and the remaining future vesting period in relation to the total vesting period.

     In the event the transaction is consummated on or after July 1, 2000, FASB Interpretation No. 44 would be effective and could have an impact on the pro forma financial statements presented. The Pro Forma Balance Sheet would include unearned compensation and goodwill and other intangibles would be reduced. In addition, the Pro Forma Statement of Operations would include a non-cash compensation cost and a lower amount for amortization of goodwill and intangible assets.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     (a) To reflect (1) the allocation of the purchase price to intangible assets, (2) to record the common stock and additional paid-in-capital from the IBM asset purchase and the common stock and options issued in the SupplyBase and Aspect acquisitions, and (3) to reflect the elimination of the acquired companies' stockholders' equity.

     (b) To reflect the other direct expenses incurred as a result of the acquisition.

     (c) i2 expects to allocate approximately $89.4 million of the purchase price to in-process research and development, which will be expensed upon consummation of the merger as it has not reached technological feasibility and, in the opinion of management, has no alternative future use. This amount has not been reflected in the accompanying pro forma combined statement of operations as it is a non-recurring charge, but has been reflected as an adjustment to accumulated deficit in the accompanying pro forma balance sheet.

     (d) To reflect the payoff of the lines-of-credit of SupplyBase and Aspect after acquisition.

     (e) To reflect the goodwill and deferred tax liabilities related to the $230.6 million of non-deductible intangible assets, excluding goodwill, acquired in the Aspect and SupplyBase acquisitions listed in the table above based on an effective rate tax rate of 37.5%.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     (f) To reflect the approximately $2.9 billion amortization of intangible assets. The intangible assets will be amortized ratably over the estimated lives of the assets, ranging from two to five years. The assets are to be amortized as follows:

                                  LIFE   IBM ASSETS   SUPPLYBASE     ASPECT       TOTAL
                                  ----   ----------   ----------   ----------   ----------
Acquired developed technology...  2-3     $ 6,067      $  1,350    $   39,500   $   46,917
Content database................    3          --         3,900        28,000       31,900
Installed customer base.........    3          --            --        14,000       14,000
Assembled workforce.............    2          --           600         5,000        5,600
Cross patent rights and software
  license.......................    5      43,100            --                     43,100
Goodwill........................    3          --       110,676     2,683,970    2,794,646
                                          -------      --------    ----------   ----------
                                          $49,167      $116,526    $2,770,470   $2,936,163
                                          =======      ========    ==========   ==========

     (g) To reclassify subscription and content revenues from maintenance to services in order to conform with i2's presentation.

     (h) To reflect the amortization of the deferred tax liabilities recorded for non deductible intangible assets acquired in the SupplyBase and Aspect acquisitions and record the tax benefits of tax deductible intangible amortization from the IBM asset acquisition. To reflect the tax benefit of tax deductible intangibles acquired in the IBM asset transaction.

     (i) To reflect the reversal of stock compensation charges for SupplyBase stock options granted below fair market value.

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

                            ASPECT DEVELOPMENT, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                         PRO FORMA      PRO FORMA
                                                    ASPECT    TACTECH   ADJUSTMENTS     COMBINED
                                                   --------   -------   -----------     ---------
                                             ASSETS

Current assets:
     Cash and cash equivalents...................  $ 28,872   $  420      $    --       $ 29,292
     Short-term investments......................    47,332                    --         47,332
     Accounts receivable.........................    28,709      945           --         29,654
     Prepaids and other current assets...........    15,884      125           --         16,009
                                                   --------   ------      -------       --------
          Total current assets...................   120,797    1,490           --        122,287
Furniture and equipment, net.....................    12,342      234           --         12,576
Other assets.....................................     2,765      152           --          2,917
Goodwill and intangible assets...................        --       --       13,885(A)      13,885
                                                   --------   ------      -------       --------
          Total assets...........................  $135,904   $1,876      $13,885       $151,665
                                                   ========   ======      =======       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................  $  3,221   $  417      $    --       $  3,638
  Accrued liabilities............................     9,191       --          200(B)       9,391
  Accrued compensation and related expenses......     7,266      125           --          7,391
  Short-term debt................................        --      670           --            670
  Deferred revenue...............................    13,584      681           --         14,265
  Income taxes payable...........................     3,863       98           --          3,961
                                                   --------   ------      -------       --------
          Total current liabilities..............    37,125    1,991          200         39,316
Stockholders' equity:
  Common stock...................................    96,929      559       15,441(B)     112,929
  Accumulated other comprehensive income
     (loss)......................................       124       --           --            124
  Retained earnings..............................     1,726     (674)      (1,756)(B)       (704)
                                                   --------   ------      -------       --------
          Total stockholders' equity.............    98,779     (115)      13,685        112,349
                                                   --------   ------      -------       --------
          Total liabilities and stockholders'
            equity...............................  $135,904   $1,876      $13,885       $151,665
                                                   ========   ======      =======       ========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                            ASPECT DEVELOPMENT, INC

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA    PRO FORMA
                                                      ASPECT    TACTECH   ADJUSTMENTS   COMBINED
                                                      -------   -------   -----------   ---------
Revenues:
  Software licenses.................................  $52,440   $4,894      $    --     $ 57,334
  Services..........................................   18,191       --           --       18,191
  Maintenance.......................................   24,514       --           --       24,514
                                                      -------   ------      -------     --------
          Total revenues............................   95,145    4,894           --      100,039
Costs and expenses:
  Cost of software licenses.........................    1,152       --           --        1,152
  Cost of services and maintenance..................   14,398       --           --       14,398
  Sales and marketing...............................   44,625    1,548           --       46,173
  Research and development..........................   20,061      999           --       21,060
  General and administrative........................   11,136    2,065           --       13,201
  Amortization of goodwill..........................       --       --        2,777        2,777
                                                      -------   ------      -------     --------
          Total costs and expenses..................   91,372    4,612        2,777       98,761
                                                      -------   ------      -------     --------
Operating income....................................    3,773      282       (2,777)       1,278
Other income, net...................................    6,238      (56)          --        6,182
                                                      -------   ------      -------     --------
Income before income taxes..........................   10,011      226       (2,777)       7,460
Provision for income taxes..........................    2,212       94           --        2,306
                                                      -------   ------      -------     --------
Net income (loss)...................................  $ 7,799   $  132      $(2,777)    $  5,154
                                                      =======   ======      =======     ========
Net income (loss) per share.........................  $  0.13   $ 0.22      $    --     $   0.09
                                                      =======   ======      =======     ========
Net income (loss) per share, assuming dilution......  $  0.12   $ 0.21      $    --     $   0.08
                                                      =======   ======      =======     ========
Weighted average common shares outstanding..........   58,726      599                    59,122
Weighted average common shares outstanding, assuming
  dilution..........................................   66,180      625                    66,616

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

                            ASPECT DEVELOPMENT, INC

                        NOTES TO THE UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The total purchase price of TACTech reflects the issuance of approximately 396,000 shares of Aspect common stock and the assumption of options to purchase approximately 54,000 shares of Aspect common stock. The total purchase price was determined as follows (in thousands):

Value of Aspect common stock and options....................  $16,000
Other direct acquisition expenses...........................      200
                                                              -------
                                                              $16,200
                                                              =======

     The valuation of the Aspect common stock is based on its weighted average closing price three days prior to and three days following the announcement of the acquisition. The valuation of options to purchase Aspect common stock is based upon the Black-Scholes valuation model.

     The total purchase price of the TACTech acquisition has been allocated to acquired assets based on estimates of their fair values. The purchase price of approximately $16.2 million has been assigned to the assets acquired as follows (in thousands):

Tangible net liabilities assumed............................  $  (115)
Acquired in-process research and development................    2,430
Goodwill....................................................   13,885
                                                              -------
                                                              $16,200
                                                              =======

     Aspect expects to allocate approximately $2.4 million of the purchase price to TACTech's in-process research and development, which will be expensed upon completion of the merger as it has not reached technological feasibility and, in the opinion of management, has no alternative future use. The estimated amount is subject to adjustment based upon completion of third-party appraisals. This amount has not been reflected in the accompanying pro forma combined statement of operations as it is a non-recurring charge, but has been reflected as an adjustment to accumulated deficit in the accompanying pro forma balance sheet.

     The adjustments to the pro forma combined balance sheet as of December 31, 1999 are as follows:

          (A) To reflect goodwill and other intangibles of approximately $14.0 million resulting from the acquisition of TACTech.

          (B) To reflect the purchase price paid as follows: issuance of Aspect's common stock and options valued at approximately $16.0 million and acquisition-related expenses of approximately $200,000.

     The adjustment to the pro forma combined statement of operations for the year ended December 31, 1999 assumes the acquisition occurred as of January 1, 1999 and reflects the amortization of approximately $14.0 million of estimated goodwill and other intangibles resulting from the acquisition. The intangible assets will be amortized ratably over an estimated useful life of five years.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                            ASPECT COMMON STOCK AND
                                i2 COMMON STOCK

     This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Aspect common stock and i2 common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Aspect and being a stockholder of i2.

     The rights of the stockholders of Aspect are governed by Aspect's Certificate of Incorporation and Aspect's Bylaws. After completion of the merger, Aspect stockholders will become stockholders of i2 and their rights will be governed by i2's Restated Certificate of Incorporation, as amended, and i2's Amended and Restated Bylaws. Both companies are incorporated under the laws of the State of Delaware and, accordingly, Aspect stockholders' rights will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSIFIED BOARD OF DIRECTORS

     Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. i2's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually for a three-year term. i2 directors are elected for a term of three years and until their successors are elected and qualified.

     Aspect's board of directors is not divided into classes. Accordingly, all of Aspect's directors are elected at the annual meeting of the stockholders and hold office until the next annual meeting and until their successors are elected and qualified.

NUMBER OF DIRECTORS

     Presently, the i2 Bylaws provide that the authorized number of directors of i2 is fixed at four. i2's board has amended the i2 Bylaws to provide for a board of five directors, effective upon the completion of the merger. Aspect's bylaws provide that the number of directors would initially be four and could be adjusted from time to time by stockholder vote. Currently, Aspect's board consists of four directors.

REMOVAL OF DIRECTORS

     i2 directors, or the entire i2 board, may be removed, at any time, for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of i2 entitled to vote at an election of directors.

     Aspect directors, or the entire Aspect board, may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote on the election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The i2 Bylaws provide that vacancies occurring on the i2 board of directors for any reason may be filled by vote of a majority of the remaining members of the i2 board of directors, although less than a quorum, at a meeting of the i2 board of directors, or by a plurality of votes cast at a meeting of stockholders. A person so elected by the i2 board of directors to fill a vacancy shall hold office until the expiration of the term of office of the director whom such person has replaced.

     Aspect's Bylaws provide that vacancies occurring on the Aspect board of directors may be filled only by the majority vote of the outstanding Aspect shares, except that vacancies caused by the removal of an Aspect director may be filled by a majority of the directors then in office, although less than a quorum, or by the vote of the holders of a plurality of the shares entitled to vote at a special meeting of the stockholders properly called for this purpose. Directors so chosen shall hold office until the next annual meeting of stockholders.

ABILITY TO CALL SPECIAL MEETINGS

     Special meetings of i2 stockholders may be called by its

     - board of directors,

     - Chairman of the Board,

     - Chief Executive Officer, or

     - President.

     Stockholders of i2 do not have the ability to call a special meeting of i2's stockholders.

     Special meetings of Aspect stockholders may be called by

     - its President,

     - its Chairman of the Board,

     - a majority of the directors in office, or

     - stockholders holding 10% of the shares of stock entitled to vote at such special meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     At an annual meeting of the stockholders of i2, only such business will be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting of stockholders of i2, business must be:

     - specified in i2's notice of meeting;

     - otherwise properly brought before the meeting by or at the direction of the board of directors; or

     - otherwise properly brought before the meeting by a stockholder.

     For business to be properly brought before an annual meeting by a stockholder, the stockholder must comply with applicable law and give timely notice in writing to the Secretary of i2. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of i2 not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting. However, if either (A) the date of the annual meeting is more than 30 days before or more than 60 days after this anniversary date or (B) no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by i2.

     A stockholder's notice to the Secretary must set forth:

     - the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed;

     - a representation that the stockholder is a holder of record of stock of i2 entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice;

     - if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

     - such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by i2's board of directors; and

     - if applicable, the consent of each nominee to serve as director of i2 if so elected.

     At an annual or special meeting of Aspect stockholders, the only business that may be conducted is that which has been properly brought before the meeting. To be properly brought before an annual or special meeting of Aspect stockholders, business must be:

     - specified in the notice of meeting, or any supplement, given by or at the direction of Aspect's board;

     - properly brought before the meeting by or at the direction of the Aspect board; or

     - properly brought before an annual meeting by a stockholder and if the notice of a special meeting provides for business to be brought before the meeting of stockholders, the stockholder must have given timely notice to the secretary of Aspect.

     For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of Aspect. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal offices of Aspect no later than 90 days before the anticipated date of the next annual meeting, and in the case of a special meeting, ten days prior to the date of the special meeting.

     A stockholder's notice to the Secretary of Aspect must set forth:

     - a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting this business at the meeting;

     - the name and address, as they appear on Aspect's records, of the stockholder who is proposing such business;

     - the class and number of shares of Aspect stock that the stockholder beneficially owns; and

     - any material interest of the stockholder in the business proposed.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     In most matters, the affirmative vote of the holders of shares of stock representing a majority of the votes cast is required to amend i2's certificate of incorporation. i2's certificate of incorporation provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of i2 entitled to vote, are required to alter, change, amend, repeal or adopt any provision of i2's certificate of incorporation inconsistent with the provisions of i2's certificate of incorporation that deal with the following:

     - matters relating to the board of directors, including the number of members, board classification, vacancies and removal;

     - the manner in which stockholder action may be effected;

     - cumulative voting rights; and

     - amendments to i2's certificate of incorporation,

unless such amendment shall be approved by a majority of the directors of i2 not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) 26% or more of the voting power of i2's outstanding capital stock.

     Amendment to Aspect's certificate of incorporation requires the affirmative vote of a majority of the holders of the outstanding shares entitled to vote for the amendment.

AMENDMENT OF BYLAWS

     Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power.

     The i2 Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors or the stockholders entitled to vote at a meeting of the stockholders called for that purpose. In addition, the affirmative vote of at least two-thirds of the combined voting power of all of the outstanding shares of i2 entitled to vote shall be required to alter, amend or repeal provisions of i2's Bylaws regarding stockholder voting, action by stockholder consent and amendment of the Bylaws, unless such amendment shall be approved by a majority of the directors of i2 not affiliated or associated with any person or entity holding (or which has announced an intent to obtain) 26% or more of the voting power of i2's outstanding capital stock.

     Aspect's Bylaws may be adopted, amended or repealed, or new bylaws may be adopted, by the affirmative vote of either a majority of the outstanding capital stock entitled to vote or a majority of the total number of authorized directors then in office.

                                    EXPERTS

     The consolidated balance sheets of i2 as of December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999, incorporated by reference in this joint proxy statement/prospectus, have been incorporated herein in reliance on the report of Arthur Andersen LLP, Dallas, Texas, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Aspect as of December 31, 1999 and 1998, incorporated by reference in this joint proxy statement/prospectus, have been incorporated herein in reliance on the report of Arthur Andersen LLP, San Jose, California, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Aspect for the year ended December 31, 1997, incorporated by reference in this joint proxy statement/prospectus, have been incorporated herein in reliance on the report of Ernst & Young LLP, San Jose, California, independent auditors, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Transition Analysis Component Technology, Inc. at June 30, 1999 and 1998, and for each of the two years in the period ended June 30, 1999, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, White Plains, New York, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The Financial Statements of Supply Base, Inc. as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999, have been included herein in reliance upon the report of KPMG LLP, San Francisco, California, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of i2 common stock offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger will be passed upon for i2 by Brobeck, Phleger & Harrison LLP, Austin, Texas. Partners of Brobeck, Phleger & Harrison LLP own an aggregate of approximately shares of i2 common stock. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Aspect by Cooley Godward LLP, Palo Alto, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     i2 and Aspect file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by i2 or Aspect at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. i2's and Aspect's filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

     i2 has filed a registration statement with the SEC to register the i2 common stock to be issued to Aspect stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of i2 in addition to being a proxy statement of Aspect for use at its special meeting.

     As allowed by the SEC's rules, this joint proxy statement/prospectus does not contain all of the information relating to i2 and Aspect included in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to i2 and Aspect that may be important in deciding how to vote is not included in this joint proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by i2 and Aspect with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/ prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. See "Incorporation of Certain Documents by Reference."

     i2 has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to i2, and Aspect has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Aspect. Neither i2 nor Aspect shall have any responsibility relating to the accuracy or completeness of information relating to the other.

     Stockholders can obtain any of the documents incorporated by reference through i2, Aspect or the SEC. Documents incorporated by reference are available from i2 or Aspect without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them orally or in writing to the following addresses or by telephone:

i2 Technologies, Inc.               Aspect Development, Inc.
Investor Relations                  Investor Relations
One i2 Place                        1395 Charleston Road
11701 Luna Road                     Mountain View, California 94042
Dallas, Texas 75234                 (650) 428-2700
(469) 357-1000

     If you would like to request documents, please do so by             , 2000
in order to receive them before the i2 special meeting and by           , 2000
in order to receive them before the Aspect special meeting.

     i2 STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ISSUANCE OF i2 COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT. ASPECT STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT. NEITHER i2 nor Aspect has authorized anyone to provide information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated
            , 2000. Stockholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of i2 COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. This joint proxy statement/prospectus incorporates by reference the documents set forth below that i2 and Aspect have previously filed with the Securities and Exchange Commission. The documents contain important information about i2 and Aspect and their finances.

     We incorporate by reference i2's:

     - Definitive proxy statement for its 1999 annual meeting of stockholders;

     - Annual report on Form 10-K for the year ended December 31, 1999;

     - Current reports on Form 8-K filed January 21, 2000, March 14, 2000 (as amended by Form 8-K/A filed March 17, 2000) and April 10, 2000; and

     - The description of i2 common stock contained in i2's registration statement on Form 8-A (File No. 0-28030) filed on March 20, 1996 registering the i2 common stock under Section 12(g) of the Securities Exchange Act of 1934.

     In addition, all of i2's filings with the Securities and Exchange Commission after the date of this joint proxy statement/prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference until the merger becomes effective.

     We also incorporate by reference Aspect's:

     - Definitive proxy statement for its 1999 annual meeting of stockholders;

     - Annual report on Form 10-K for the year ended December 31, 1999;

     - Current reports on Form 8-K dated December 31, 1999 and March 17, 2000;
       and

     - The description of Aspect common stock contained in Aspect's Registration Statement on Form SB-2 (File No. 333-3840-LA) filed on April 19, 1996 registering the Aspect common stock under Section 12(g) of the Securities Exchange Act of 1934.

     In addition, all of Aspect's filings with the Securities and Exchange Commission after the date of this joint proxy statement/prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference until the merger becomes effective.

     Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                         INDEX TO FINANCIAL STATEMENTS

SUPPLYBASE, INC.

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Balance Sheets as of December 31, 1998 and 1999.............  F-3
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................  F-4
Statements of Stockholders' Deficit for the years ended
  December 31, 1997, 1998 and 1999..........................  F-5
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................  F-6
Notes to Financial Statements...............................  F-7

TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                                               PAGE
                                                               ----
Report of Independent Auditors..............................   F-14
Audited Consolidated Financial Statements
Consolidated Balance Sheets.................................   F-15
Consolidated Statements of Operations.......................   F-16
Consolidated Statements of Stockholders' Equity
  (Deficiency)..............................................   F-17
Consolidated Statements of Cash Flows.......................   F-18
Notes to Consolidated Financial Statements..................   F-19

TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                                                              PAGE
                                                              ----
Condensed consolidated balance sheets
  (unaudited) -- December 31, 1999 and June 30, 1999........  F-27
Condensed consolidated statements of operations
  (unaudited) -- three months ended December 31, 1999 and
  1998......................................................  F-28
Condensed consolidated statements of operations
  (unaudited) -- six months ended December 31, 1999 and
  1998......................................................  F-29
Condensed consolidated statements of cash flows
  (unaudited) -- six months ended December 31, 1999 and
  1998......................................................  F-30
Notes to condensed consolidated financial statements
  (unaudited) -- December 31, 1999..........................  F-31

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SupplyBase, Inc.:

     We have audited the accompanying balance sheets of SupplyBase, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company, as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years ended December 31, 1997, 1998 and 1999, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has incurred net losses and negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. Continuation of the Company as a going concern is dependent upon management's ability to obtain additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   [KPMG LLP]
San Francisco, California
March 24, 2000

                                SUPPLYBASE, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                 1998         1999
                                                              ----------   -----------
                                        ASSETS

Current assets:
  Cash and cash equivalents.................................  $  676,778   $ 2,642,021
  Accounts receivable, net of reserves of $0 and $47,494 as
     of December 31, 1998 and 1999, respectively............      86,082        81,586
  Other current assets......................................          --        82,213
                                                              ----------   -----------
          Total current assets..............................     762,860     2,805,820
Property and equipment, net.................................      64,400       484,905
Other assets................................................          25         1,029
                                                              ----------   -----------
                                                              $  827,285   $ 3,291,754
                                                              ==========   ===========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable..........................................  $   64,478   $   217,900
  Accrued liabilities.......................................      42,704       328,089
  Deferred revenue..........................................     106,958       487,625
  Line of credit and capital lease payable..................     221,032       295,462
                                                              ----------   -----------
          Total current liabilities.........................     435,172     1,329,076
                                                              ----------   -----------
Long-term liabilities.......................................          --       176,979
Commitments
Series B redeemable preferred stock, $0.001 par value,
  3,076,461 shares authorized, 2,963,830 shares issued and
  outstanding in 1998 and 1999; $4,875,500 liquidation
  preference................................................   1,377,347     1,380,398
Series C redeemable preferred stock, $0.001 par value,
  5,500,000 shares authorized, 4,676,667 shares issued and
  outstanding in 1999; $24,552,501 liquidation preference...          --     6,988,196
Stockholders' deficit:
  Series A preferred stock, $0.001 par value, 4,289,496
     shares authorized, 4,289,496 shares issued and
     outstanding in 1998 and 1999; $3,217,122 liquidation
     preference.............................................       4,289         4,289
  Common stock, $0.001 par value, 10,000,000 shares
     authorized, 1,861,562 and 3,145,829 shares issued and
     outstanding in 1998 and 1999, respectively.............       1,861         3,145
  Additional paid-in capital (capital deficit)..............     (19,373)   16,240,934
  Deferred stock-based compensation.........................          --   (13,662,097)
  Accumulated deficit.......................................    (972,011)   (9,169,166)
                                                              ----------   -----------
          Total stockholders' deficit.......................    (985,234)   (6,582,895)
                                                              ----------   -----------
                                                              $  827,285   $ 3,291,754
                                                              ==========   ===========

                See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           1997         1998          1999
                                                         ---------   -----------   -----------
Revenues...............................................  $  75,883   $   172,188   $   273,413
Cost of revenues.......................................     16,611        47,478       115,748
                                                         ---------   -----------   -----------
Gross margin...........................................     59,272       124,710       157,665
Operating expenses:
  Research and development.............................     91,279       328,784     1,951,674
  Sales and marketing..................................    168,134       223,738     2,783,773
  General and administrative...........................    249,206       619,308     3,763,917
                                                         ---------   -----------   -----------
          Total operating expenses.....................    508,619     1,171,830     8,499,364
                                                         ---------   -----------   -----------
          Loss from operations.........................   (449,347)   (1,047,120)   (8,341,699)
Other (expense) income, net............................     (9,455)        6,109       150,804
                                                         ---------   -----------   -----------
          Net loss.....................................   (458,802)   (1,041,011)   (8,190,895)
Accretion on redeemable preferred stock................         --            --        (6,260)
                                                         ---------   -----------   -----------
          Net loss applicable to common stockholders...  $(458,802)  $(1,041,011)  $(8,197,155)
                                                         =========   ===========   ===========

                See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                                                  ADDITIONAL
                                                        SERIES A PREFERRED                         PAID-IN
                                    MEMBER UNITS              STOCK             COMMON STOCK       CAPITAL       DEFERRED
                               ----------------------   ------------------   ------------------    (CAPITAL    STOCK-BASED
                                 SHARES      AMOUNT      SHARES     AMOUNT    SHARES     AMOUNT    DEFICIT)    COMPENSATION
                               ----------   ---------   ---------   ------   ---------   ------   ----------   ------------
Issuance of member units.....   1,072,374   $ 304,642          --   $  --           --   $  --            --            --
Net loss.....................          --          --          --      --           --      --            --            --
                               ----------   ---------   ---------   ------   ---------   ------   ----------   -----------
Balances as of December 31,
  1997.......................   1,072,374     304,642          --      --           --      --            --            --
Conversion of member units to
  Series A preferred stock...  (1,072,374)   (304,642)  4,289,496   4,289           --      --       300,353            --
Transfer of accumulated
  deficit to additional
  paid-in capital in
  connection with termination
  of S corporation status....          --          --          --      --           --      --      (527,802)           --
Issuance of common stock to
  founders in exchange for
  services and accrued
  payroll obligations........          --          --          --      --      448,498     448       155,311            --
Issuance of common stock in
  exchange for services......          --          --          --      --      457,854     458         5,955            --
Exercise of stock options....          --          --          --      --      955,300     955        46,810            --
Net loss.....................          --          --          --      --           --      --            --            --
                               ----------   ---------   ---------   ------   ---------   ------   ----------   -----------
Balances as of December 31,
  1998.......................          --          --   4,289,496   4,289    1,861,652   1,861       (19,373)           --
Exercise of stock options....          --          --          --      --    1,248,910   1,249       116,406            --
Issuance of common stock in
  exchange for services......          --          --          --      --       70,267      70     1,690,871      (731,250)
Repurchase of common stock...          --          --          --              (35,000)    (35)       (1,715)           --
Deferred stock-based
  compensation...............          --          --          --      --           --      --    14,454,745   (14,454,745)
Amortization of deferred
  stock-based compensation...          --          --          --      --           --      --            --     1,523,898
Net loss.....................          --          --          --      --           --      --            --            --
Accretion on redeemable
  preferred stock............          --          --          --      --           --      --            --            --
                               ----------   ---------   ---------   ------   ---------   ------   ----------   -----------
Balances as of December 31,
  1999.......................          --   $      --   4,289,496   $4,289   3,145,829   $3,145   16,240,934   (13,662,097)
                               ==========   =========   =========   ======   =========   ======   ==========   ===========


                                               TOTAL
                                               STOCK-
                               ACCUMULATED    HOLDERS'
                                 DEFICIT      DEFICIT
                               -----------   ----------
Issuance of member units.....          --       304,642
Net loss.....................    (458,802)     (458,802)
                               ----------    ----------
Balances as of December 31,
  1997.......................    (458,802)     (154,160)
Conversion of member units to
  Series A preferred stock...          --            --
Transfer of accumulated
  deficit to additional
  paid-in capital in
  connection with termination
  of S corporation status....     527,802            --
Issuance of common stock to
  founders in exchange for
  services and accrued
  payroll obligations........          --       155,759
Issuance of common stock in
  exchange for services......          --         6,413
Exercise of stock options....          --        47,765
Net loss.....................  (1,041,011)   (1,041,011)
                               ----------    ----------
Balances as of December 31,
  1998.......................    (972,011)     (985,234)
Exercise of stock options....          --       117,655
Issuance of common stock in
  exchange for services......          --       959,691
Repurchase of common stock...          --        (1,750)
Deferred stock-based
  compensation...............          --            --
Amortization of deferred
  stock-based compensation...          --     1,523,898
Net loss.....................  (8,190,895)   (8,190,895)
Accretion on redeemable
  preferred stock............      (6,260)       (6,260)
                               ----------    ----------
Balances as of December 31,
  1999.......................  (9,169,166)   (6,582,895)
                               ==========    ==========

                See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                           1997         1998          1999
                                                         ---------   -----------   -----------
Cash flows from operating activities:
  Net loss.............................................  $(458,802)  $(1,041,011)  $(8,190,895)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.....................      3,068        18,126        80,621
     Amortization of deferred stock-based
       compensation....................................         --            --     1,523,898
     Common stock issued in exchange for services......         --        10,898       959,691
     Changes in operating assets and liabilities:
       Accounts receivable, net........................    (26,813)      (59,269)        4,496
       Prepaid expenses................................       (405)          405       (82,213)
       Other assets....................................     (2,000)        1,975        (1,004)
       Accounts payable and accrued liabilities........    180,614        77,842       438,807
       Deferred revenue................................     39,930        67,028       380,667
                                                         ---------   -----------   -----------
          Net cash used in operating activities........   (264,408)     (924,006)   (4,885,932)
                                                         ---------   -----------   -----------
Cash flows used in investing activities -- acquisition
  of property and equipment............................    (12,963)      (72,631)     (204,433)
                                                         ---------   -----------   -----------
Cash flows from financing activities:
  Notes payable........................................         --       221,032       209,836
  Payments of note payable.............................         --            --      (221,032)
  Repayment of capital leases..........................         --            --       (34,088)
  Proceeds from issuance of members' capital...........    304,642            --            --
  Proceeds from issuance of preferred stock............         --     1,377,347     6,984,987
  Proceeds from issuance of common stock...............         --        47,765       117,655
  Repurchases of common stock..........................         --            --        (1,750)
                                                         ---------   -----------   -----------
          Net cash provided by financing activities....    304,642     1,646,144     7,055,608
                                                         ---------   -----------   -----------
Net increase in cash and cash equivalents..............     27,271       649,507     1,965,243
Cash and cash equivalents at beginning of period.......         --        27,271       676,778
                                                         ---------   -----------   -----------
Cash and cash equivalents at end of period.............  $  27,271   $   676,778   $ 2,642,021
                                                         =========   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................  $      --   $     3,830   $    33,288
                                                         =========   ===========   ===========
Non-cash investing and financing activities:
  Conversion of member units to series A preferred
     stock.............................................  $      --   $   304,642   $        --
                                                         =========   ===========   ===========
  Forgiveness of payroll liability to founders.........  $      --   $   151,274   $        --
                                                         =========   ===========   ===========
  Assets acquired under capital leases.................  $      --   $        --   $   296,693
                                                         =========   ===========   ===========
  Deferred stock-based compensation....................  $      --   $        --   $15,185,995
                                                         =========   ===========   ===========
  Accretion on redeemable preferred stock..............  $      --   $        --   $     6,260
                                                         =========   ===========   ===========

                See accompanying notes to financial statements.

                                SUPPLYBASE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) The Company

      The Company was established as a limited liability company (LLC) in June 1996 and changed its ownership structure to a C-corporation in March 1998. The Company was formed to address industry inefficiencies with identifying, qualifying and communicating with industrial suppliers worldwide. The Company develops high-end, interactive database products, services, and supply chain management tools for corporations and the industrial supplier communities that serve them. The Company leverages the Internet and established distribution channels to deliver information and tools worldwide to purchasing, engineering, design, and sourcing professionals.

  (b) Basis of Presentation

      The Company has incurred net losses and negative operating cash flows since inception that raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared contemplating the Company continuing in existence as a going concern. Continuation of the Company as a going concern is dependent on management's ability to obtain additional financing.

  (c) Cash Equivalents

      All highly liquid financial instruments with remaining maturities of three months or less at the date of acquisition are considered cash equivalents. Cash equivalents are recorded at cost.

  (d) Property and Equipment

      Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

  (e) Accounting for Impairment of Long-Lived Assets

      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell. To date, the Company has made no adjustments to the carrying value of its long-lived assets.

  (f) Income Taxes

      From inception to March 1998, the Company elected to be treated as a partnership. Accordingly, no provision for income taxes has been recognized in the accompanying financial statements through that date, as the net loss generated from the Company's operations through that date were "passed through" to the Company's then interest holders.

                                SUPPLYBASE, INC.

      Since March 1998, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (g) Revenue Recognition

      Software license and database access fees are recognized over the economic life of the product technology as estimated by management, generally two years. Maintenance fees are recognized ratably over the term of the contract, generally one year. Revenues for web site directory development, for which payments are expected to be collectible, are recognized upon completion of the development. Revenues for advertising subscriptions are recognized ratably over the advertisement term, generally one year.

  (h) Concentration of Credit Risk

      Financial instruments potentially exposing the Company to a concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist of deposits with a major commercial bank and major commercial money market funds. The Company has not experienced any losses from write-offs of bad debt. One customer accounts for 44% and 33% of total accounts receivable as of December 31, 1998 and 1999, respectively. A second customer accounts for 17% and 23% of total accounts receivable as of December 31, 1998 and 1999, respectively. A third customer accounts for 25% of total accounts receivable on December 31, 1999. There were no receivables from this customer in December 31, 1998.

  (i) Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998 and 1999 consisted of the following:

                                                               1998      1999
                                                              -------   -------
Computer, office equipment and software.....................  $58,902   312,080
Furniture and fixtures......................................   26,692   209,251
Leasehold improvements......................................       --    65,389
                                                              -------   -------
                                                               85,594   586,720
Less accumulated depreciation and amortization..............   21,194   101,815
                                                              -------   -------
                                                              $64,400   484,905
                                                              =======   =======

                                SUPPLYBASE, INC.

As of December 31, 1999, the Company has assets on lease totaling $292,357 and the related accumulated amortization is $99,610.

(3) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes a restricted cash balance of $133,800 as of December 31, 1999. The cash is restricted by the bank which has issued a letter of credit to the lessor of the office premises. The lessor can revoke the letter of credit in the event of a default in rent, and the restriction lapses in July 2000.

(4) COMMITMENTS

     (a) Short-Term Borrowings

         In July 1998, the Company entered into a line of credit agreement with a bank for $400,000. Borrowings under the line of credit carry interest at prime rate plus 0.5% (8.5% as of December 31, 1999). During 1999, the line of credit was revised to $1,471,032. As of December 31, 1998 and 1999, the Company had $221,032 and $209,836 outstanding against the line of credit. The weighted-average interest rate for the period the loan was outstanding was 9.25%. Outstanding balances are collateralized primarily with equipment and accounts receivable and are repayable in equal monthly installments by February 2001.

     (b) Lease Obligations

         The Company leases its facilities under a noncancelable operating lease and has acquired computers and other equipment through capital leases. In June 1999, the Company entered into a noncancelable operating lease for its facilities that extends through 2004. Future minimum lease payments for both operating and capital leases as of December 31, 1999 are as follows:

                                                              OPERATING    CAPITAL
                                                              ----------   --------
Year ending December 31,
  2000......................................................  $  416,725   $107,014
  2001......................................................     416,325    110,410
  2002......................................................     422,273     71,745
  2003......................................................     428,220      3,396
  2004......................................................     214,110         --
                                                              ----------   --------
                                                              $1,897,653    292,565
                                                              ==========
Less amount representing interest (3.1%)....................                (29,960)
                                                                           --------
Present value of minimum lease payments.....................                262,605
Less amounts due within one year............................                 95,936
                                                                           --------
                                                                           $166,669
                                                                           ========

     Rent expense for the years ended December 31, 1998 and 1999 was approximately $37,000 and $292,000, respectively.

(5) MEMBERS' CAPITAL

    In March 1998, the Company changed its legal form from a limited liability corporation (LLC) to a C corporation. Thereupon, the holders of membership interests in the former LLC exchanged those interests for 4,289,496 shares of Series A preferred stock in the newly created C corporation.

                                SUPPLYBASE, INC.

(6) STOCKHOLDERS' DEFICIT

     (a) Preferred Stock

         As of December 31, 1999, preferred stock consisted of the following:

                                                                   SHARES ISSUED
                                                        SHARES          AND
                                                      AUTHORIZED    OUTSTANDING
                                                      ----------   -------------
Series A............................................   4,289,496     4,289,496
Series B............................................   3,076,461     2,963,830
Series C............................................   5,500,000     4,676,667
                                                      ----------    ----------
                                                      12,865,957    11,929,993
                                                      ==========    ==========

      The rights, preferences, and privileges of the holders of preferred stock are as follows:

        - The Company shall be obligated to redeem Series B and Series C preferred stock at the original price of issuance at any time after March 19, 2004, at the option of the holders of 65% or more of the Series B and C preferred stockholders voting together as a single class or in the event that any other capital stock of the Company is to be redeemed for any reason.

        - The holders of Series B and C preferred stock are entitled to noncumulative dividends in preference to common stock and Series A, if and when declared by the Board of Directors, of $0.047 and $0.015 per share, respectively. Holders of Series A are entitled to dividend in preference to common stock at $0.075 per share after the Series B and C shares dividend has been paid.

        - Shares of preferred stock are convertible to common stock at any time at the rate of one share of common stock for each share of preferred stock. The preferred stock automatically converts to common stock upon the closing of an underwritten public offering of the Company's common stock.

        - Shares of Series B and C preferred stock have a liquidation preference of $0.47 and $1.50 per share, respectively, plus any declared and unpaid dividends. Upon the distribution as required above, the remaining assets of the Company would be distributed among the holders of Series A, B, C and common stock pro rata based on the number of shares of $0.25 common stock held by each (assuming full conversion) until holders of Series B and C have received an aggregate of $1.645 and $5.25, respectively. The holders of Series A and common stock would receive the remainder of the assets on a pro rata basis.

        - The preferred stock votes equally with shares of common stock on an "as if converted" basis.

      No dividends have been declared or paid on the preferred stock or common stock since inception of the Company.

     (b) Common Stock

         In 1998, the Company issued 448,498 shares of restricted common stock to its founders in exchange for past services valued as $155,759. As of the issuance date, 33% of the shares were not subject to repurchase. The remaining shares will be released from the repurchase option ratably over 48 months. As of December 31, 1999, the Company has the right to repurchase 181,548 shares of common stock at a weighted-average price of $0.25 per share.

                                SUPPLYBASE, INC.

         The Company issued 70,267 shares of common stock to consultants in exchange for certain services received by the Company in 1999. The Company has recorded compensation expense for these shares based on the fair value of the shares at the date of issuance. In total, approximately $1.7 million was recorded as compensation expenses related to the issuance of these shares.

  (c) Stock Option Plan

      As of December 31, 1999, a total of 5,000,788 shares of common stock were authorized for issuance under the 1998 (3,287,499 shares) and 1999 (1,713,289 shares) Stock Option Plans (the Plans). Options may be granted at an exercise price not less than 100% of the fair market value at the grant date, as determined by the Board of Directors, for incentive stock options, and 85% of fair market value at the grant date for nonqualified stock options. All options are granted at the discretion of the Company's Board of Directors and have a term no greater than 10 years from the date of grant. Options issued generally vest 25% one year after the vesting commencement date and ratably over the following 36 months.

      A summary of stock option activity is as of follows:

                                                    1998                    1999
                                            ---------------------   ---------------------
                                                        WEIGHTED-               WEIGHTED-
                                                         AVERAGE                 AVERAGE
                                                        EXERCISE                EXERCISE
OPTIONS                                      SHARES       PRICE      SHARES       PRICE
-------                                     ---------   ---------   ---------   ---------
Shares under options outstanding at
  beginning of year.......................         --     $  --       563,910     $0.05
Granted...................................  1,519,210      0.05     1,912,700      0.15
Exercised.................................    955,300      0.05     1,248,910      0.10
Canceled..................................         --        --       322,000      0.15
                                            ---------     -----     ---------     -----
  Shares under options outstanding at end
     of year..............................    563,910      0.05       905,700      0.15
                                            =========               =========
Options vested at end of year.............         --                  90,030
                                            =========               =========
Weighted-average fair value of options
  granted during the year at fair value...                $0.06                   $0.06
                                                          =====                   =====
Weighted-average fair value of options
  granted during the year at below fair
  value...................................                $  --                   $6.63
                                                          =====                   =====

      The following table summarizes information about stock options outstanding as of December 31, 1999:

            OUTSTANDING
-----------------------------------
                         WEIGHTED-
                          AVERAGE
                         REMAINING
EXERCISE    NUMBER      CONTRACTUAL    NUMBER
 PRICE    OUTSTANDING      LIFE        VESTED
--------  -----------   -----------   --------
$0.15       905,700        9.66         90,030

      As of December 31, 1999, the Company has the right to repurchase 1,638,168 shares of common stock related to the early exercise of options at a weighted-average exercise price of $0.07 per share. The Company uses the intrinsic value method to account for the Plans. Accordingly, compensation cost has been recognized for its stock options in the accompanying financial statements if, on the date of grant, the estimated fair value of the underlying common stock exceeded the exercise price

                                SUPPLYBASE, INC.

      of the stock options at the date of grant. In connection with options granted in fiscal year 1999, the Company has recorded deferred stock-based compensation of $14.5 million, representing the difference between the exercise price and the estimated fair value of the Company's common stock at the date of grant. The amount is being amortized on a straight-line basis over the vesting period of the individual options. Amortization of deferred stock-based compensation of approximately $1.5 million was recognized during 1999.

      Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value approach set forth in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net loss for the years ended December 31, 1997, 1998 and 1999 would not have differed materially.

      The fair value of options granted during the years ended December 31, 1997, 1998 and 1999, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield, 0% volatility, risk-free interest rates ranging from 5.6% to 6.5% and an expected life of 5 years.

(7) INCOME TAXES

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1999, is presented below:

Deferred tax assets:
  Accrued expenses..........................................   $    37,641
  Start-up and organization costs capitalized for tax.......         1,176
  Net operating loss compensation...........................     2,497,136
  Stock option compensation.................................       216,828
  Tax credits...............................................       186,791
  Federal depreciation less than book.......................         3,423
                                                               -----------
          Gross deferred tax assets.........................     2,942,995
  Valuation allowance.......................................    (2,942,995)
                                                               -----------
          Net deferred tax assets...........................   $        --
                                                               ===========

     Deferred tax assets as of December 31, 1999, consisted primarily of net operating loss carryforwards of $6,269,000 for deferred tax purposes. The gross deferred tax asset are fully offset by a valuation allowance.

     Federal and California tax law impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred. If such an ownership change has occurred, utilization of the net operating loss carryforwards will be subject to an annual limitation in future years.

(8) RELATED PARTY TRANSACTIONS

     During 1999, the Company rendered services to Flextronics International which held 531,915 shares of Preferred Series B and 255,013 shares of Preferred Series C stock of the Company. The sales during the year ended December 31, 1999 aggregated to $98,000 and the Company had a receivable from Flextronics International on December 31, 1999 of $30,000.

                                SUPPLYBASE, INC.

(9) EMPLOYEE BENEFIT PLANS

     The Company has an employee savings and retirement plan under Section 401(k) of the Internal Revenue Code for its eligible employees (the Benefit
     Plan). The Benefit Plan is available to all domestic employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 20% of their salary, subject to certain limitations. The Benefit Plan allows for contributions by the Company at the discretion of the Company's Board of Directors. The Company has not contributed to the Benefit Plan since its inception. The participants' contribution in 1999 was $131,151.

(10) SUBSEQUENT EVENT

     The Company has signed a definitive merger agreement with i2 Technologies, Inc. (i2) on March 12, 2000, whereby i2 will acquire SupplyBase for 1,875,000 shares of i2 common stock. The merger is expected to be completed by April 30, 2000 and will be accounted for as a purchase transaction by i2.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Directors of
Transition Analysis Component Technology, Inc.

     We have audited the accompanying consolidated balance sheets of Transition Analysis Component Technology, Inc. ("TACTech") as of June 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TACTech as of June 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

White Plains, New York
September 24, 1999

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      JUNE 30
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS

Current assets:
  Cash......................................................  $  212,188   $  120,204
  Accounts receivable, less allowance of $40,000 in 1999 and
     $20,000
     in 1998................................................     960,086      754,442
  Prepaid expenses and other current assets.................      60,560       63,593
  Deferred tax asset........................................      98,000           --
                                                              ----------   ----------
          Total current assets..............................   1,330,834      938,239
Furniture and equipment.....................................     758,341      669,056
Less: accumulated depreciation..............................     497,423      407,031
                                                              ----------   ----------
                                                                 260,918      262,025
Other assets:
  Security deposits.........................................      83,379       81,723
  Software development costs-net............................      47,106       59,946
     Excess of costs over fair value of net assets acquired,
      net of accumulated amortization of $10,323............      45,983       51,614
                                                              ----------   ----------
          Total assets......................................  $1,768,220   $1,393,547
                                                              ==========   ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Accounts payable and accrued expenses.....................  $  315,890   $  411,225
  Accrued compensation expense..............................     373,384      332,257
  Accrued income taxes......................................      98,000           --
  Deferred income...........................................     531,080      300,683
  Revolving line of credit..................................     570,000           --
                                                              ----------   ----------
          Total current liabilities.........................   1,888,354    1,044,165
Long-term obligation -- revolving line of credit............          --      620,000
Contingencies (Note 10)
Stockholders' equity (deficiency):
  Common stock (par value $.01 per share); Authorized
     5,000,000 as of June 30, 1999 and June 30, 1998; issued
     598,734 as of June 30, 1999 and June 30, 1998..........       5,987        5,987
  Additional paid-in capital................................     552,779      552,779
  Accumulated deficit.......................................    (678,900)    (829,384)
                                                              ----------   ----------
          Total stockholders' equity (deficiency)...........    (120,134)    (270,618)
                                                              ----------   ----------
          Total liabilities and stockholders' equity
            (deficiency)....................................  $1,768,220   $1,393,547
                                                              ==========   ==========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED JUNE 30
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Revenues....................................................  $4,512,274   $3,482,788
Selling, general and administrative expenses................   4,189,512    4,087,410
Depreciation of equipment...................................      90,391       73,303
Amortization of software development costs and acquisition
  costs.....................................................      18,471       15,392
Interest expense............................................      63,416       41,683
                                                              ----------   ----------
Income (loss) before income taxes...........................     150,484     (735,000)
Provision for income taxes..................................          --           --
                                                              ----------   ----------
Net income (loss)...........................................  $  150,484   $ (735,000)
                                                              ==========   ==========
Net income (loss) per common share -- basic.................  $     0.25   $    (1.25)
                                                              ==========   ==========
Net income (loss) per common share -- diluted...............  $     0.24   $    (1.25)
                                                              ==========   ==========
Average number of outstanding shares -- basic...............     598,734      586,106
                                                              ==========   ==========
Average number of outstanding shares -- diluted.............     621,434      586,106
                                                              ==========   ==========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                                          TOTAL
                                                           ADDITIONAL                 STOCKHOLDERS'
                                                  COMMON    PAID-IN     ACCUMULATED      EQUITY
                                                  STOCK     CAPITAL       DEFICIT     (DEFICIENCY)
                                                  ------   ----------   -----------   -------------
Balance at June 30, 1997 prior to
  distribution..................................  $ 152    $ 554,571     $ (94,384)     $ 460,339
Stock split.....................................  5,386       (5,386)                          --
Costs in connection with the distribution of
  stock.........................................            (108,218)                    (108,218)
Balance at June 30, 1997........................  5,538      440,967       (94,384)       352,121
Shares issued in RAC acquisition (Note 1).......    449      111,812                      112,261
Net loss........................................                          (735,000)      (735,000)
                                                  ------   ---------     ---------      ---------
Balance at June 30, 1998........................  5,987      552,779      (829,384)      (270,618)
Net income......................................                           150,484        150,484
                                                  ------   ---------     ---------      ---------
Balance at June 30, 1999........................  $5,987   $ 552,779     $(678,900)     $(120,134)
                                                  ======   =========     =========      =========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED JUNE 30
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Operating activities
  Net income (loss).........................................  $ 150,484   $(735,000)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation...........................................     90,392      73,303
     Amortization...........................................     18,471      15,392
     Provision for losses in accounts receivable............     20,000      15,000
     Deferred taxes.........................................    (98,000)         --
     Changes in operating assets and liabilities:
       Accounts receivable..................................   (225,644)   (261,711)
       Prepaid expenses and other current assets............      3,033     (52,893)
       Accounts payable and accrued expenses................    (95,335)    227,102
       Accrued compensation.................................     41,127     233,951
       Accrued income taxes.................................     98,000          --
       Accrued income tax due former parent company.........         --    (169,815)
       Deferred income......................................    230,397     220,778
       Security deposits....................................     (1,656)    (80,357)
                                                              ---------   ---------
          Net cash provided by (used in) operating
            activities......................................    231,269    (514,250)
Investing activities
  Cost related to RAC acquisition, net of cash received.....         --      11,448
  Purchases of equipment....................................    (89,285)   (119,176)
  Additions to software development.........................         --     (10,726)
                                                              ---------   ---------
          Net cash used in investing activities.............    (89,285)   (118,454)
                                                              ---------   ---------
Financing activities
  Proceeds from line of credit..............................    225,000     620,000
  Reduction of borrowings...................................   (275,000)         --
                                                              ---------   ---------
          Net cash provided by (used in) financing
            activities......................................    (50,000)    620,000
                                                              ---------   ---------
Net increase (decrease) in cash.............................     91,984     (12,704)
Cash at beginning of year...................................    120,204     132,908
                                                              ---------   ---------
Cash at end of year.........................................  $ 212,188   $ 120,204
                                                              =========   =========

                            See accompanying notes.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Prior to June 30, 1997, Transition Analysis Component Technology, Inc. ("TACTech" or the "Company") was a 90% owned subsidiary of Zing Technologies, Inc. ("Zing"), the Company's former parent, and the remaining 10% was owned by one officer of the Company. TACTech is located in Yorba Linda, California.

     The Company filed a registration statement on Form SB-1, which became effective June 30, 1997, for the purpose of distributing the Common Stock of the Company which was owned by Zing to the shareholders of Zing (the
"Distribution"). In connection with the Distribution, the Common Stock authorized and outstanding was split on approximately a 36.436-for-one basis.

     Also, in connection with the Distribution, intercompany advances (excluding income taxes) as of the effective date of the Distribution were converted to equity and, accordingly, were included within additional paid-in capital.

     As of the date of the Distribution, the Company engaged certain employees of Zing (with the permission of Zing) on a part-time basis to render to the Company the following services for a cost not to exceed $100,000 per year including: to advise in the development of the Company's business plan, to advise the Company with respect to and to negotiate agreements on the Company's behalf, to coordinate communications with the Company's stockholders, to advise the Company with respect to and to negotiate acquisitions and financing, to prepare and file the Company's tax returns and reports required by applicable securities laws and rules of applicable stock exchanges, to review and supervise the Company's accounting department and systems from time to time and suggest revisions and changes thereto, and to perform such further services as such employees may agree.

ACQUISITION OF RESEARCH ANALYSIS CORP.

     On September 22, 1997, TACTech acquired the net assets of Research Analysis Corp. ("RAC"), consisting primarily of search and report software pursuant to a merger (the "Merger") of TACTech's newly formed and wholly owned subsidiary, with and into RAC. Upon consummation of the Merger, RAC, as the surviving corporation, became a wholly owned subsidiary of the Company. Pursuant to the Merger, the sole shareholders of RAC exchanged all their shares in RAC common stock for 44,904 unregistered shares of common stock in the Company. The cost of the acquisition, including the shares given, was approximately $193,000. As a result of this transaction, the Company recorded approximately $56,000 of costs in excess of fair value of net assets acquired, which is being amortized over 10 years. The RAC acquisition was accounted for pursuant to the purchase method of accounting and is effective as of September 1, 1997.

     The purchased net assets of RAC were allocated as follows:

Cash........................................................  $ 45,400
Accounts receivable, net....................................    88,400
Furniture and equipment.....................................    26,000
Other assets................................................    61,300
Excess of costs over fair value of net assets acquired......    56,300
Accounts payable and accrued expenses.......................   (84,400)
                                                              --------
                                                              $193,000
                                                              ========

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

     The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the fiscal year 1998 after giving effect to pro forma adjustments for compensation accruals and income taxes. The number of shares used in the computations of net loss per common share is 598,734.

                                                               YEAR ENDED
                                                              JUNE 30, 1998
                                                              -------------
Revenue.....................................................   $3,565,855
Net (loss) income...........................................   $ (775,000)
Net (loss) income per common share -- basic and diluted.....   $    (1.29)

GENERAL BUSINESS DESCRIPTION

     TACTech is a semiconductor information service provider which licenses proprietary computer software tools combined with electronic semiconductor availability libraries and data bases that are utilized by various segments of the Department of Defense, the defense/aerospace industry, and industrial users of high reliability semiconductors and manufacturers and distributors of high reliability and military grade semiconductors. The Company operates as one business segment.

     RAC principally derived revenues from consulting services and customer-specific projects under cost plus fixed fee contracts with the Department of Defense and government contractors related specifically to training services, engineering support and logistics support. These contractual services deal with issues of reliability, maintainability, failure analyses, reliability predictions, circuit card redesign, provisioning and weapons system file data extraction. Since the acquisition of RAC by TACTech, RAC has continued to refine (and commenced marketing) "TACTRAC" developed to adapt RAC's component analysis technology, used in connection with RAC's consulting services, to TACTech's component data base technology.

REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

     Revenue from the Company's basic library subscription service is recognized monthly. Revenue from the enhanced TACTRAC Health Model is recognized as follows: Fees for the installation and delivery of the database information and workstation software into a customer server are recognized upon completion of the installation and are non-refundable. Fees for additional concurrent user stations are similarly recognized upon installation. Revenue from one customer was 10% of total revenue for 1999. Revenues from no one customer exceeded 10% of total revenue for 1998. U.S. government agencies accounted for approximately 16% of revenues for 1999. Sales to foreign customers, primarily located in Europe, accounted for approximately 15% of revenue for 1999.

FURNITURE AND EQUIPMENT

     Furniture and equipment is stated at cost and is depreciated using the straight-line method over five years.

SOFTWARE DEVELOPMENT COSTS

     The Company begins capitalizing software development costs only after establishing commercial and technical viability. Software development costs are amortized using the straight line method over the remaining estimated economic life of the product, generally five years. Accumulated amortization of software development costs was $23,540 and $10,700 at June 30, 1999 and 1998, respectively.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

ADVERTISING COSTS

     Advertising costs are charged to expense in the year incurred and totaled $96,600 and $8,500 for the years ended June 30, 1999 and 1998, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INFORMATION

     The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses reasonably approximate fair value due to the short maturity of these items. The carrying value of the Company's borrowings under its revolving line of credit, approximates fair value, as the obligation bears interest at a floating rate.

NET INCOME (LOSS) PER COMMON SHARE

     Basic income (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The diluted income (loss) per share computation includes the dilutive effect, if any, of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

IMPAIRMENTS

     The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. There have been no such impairment losses through June 30, 1999.

STOCK-BASED COMPENSATION

     The Company applies the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," in reporting for stock options.

2. AGREEMENTS

     In April 1993, TACTech entered into a three-year exclusive licensing agreement with a distributor of electronic components at an annual rate of $108,000 and this agreement was amended in May 1993 with an expiration date of June 1998 and the annual rate was increased to $200,000 effective July 1995. As of July 1, 1998, the annual rate was increased to $230,000 and the term extended one year to June 30, 1999. The agreement was extended effective July 1, 1999 to December 31, 2000 at the same rate of $230,000. TACTech has agreed that during the term of this agreement it would not grant or authorize any other party access to its data bases or services if such party were in the business of distributing electronic component parts.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

3. INCOME TAXES

     Through the date of the Distribution, the Company filed a consolidated federal tax return with its former parent, Zing. Income taxes were computed on a separate company basis pursuant to the liability method. As a result of the Distribution, the Company will file its own separate tax returns for fiscal years 1999 and 1998.

     The Company records income taxes under the liability method of accounting. Deferred taxes are provided for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Deferred tax assets and liabilities are recorded at the rates expected to be in effect when the temporary differences reverse.

     The provision for income taxes is as follows:

                                                                YEAR ENDED
                                                                 JUNE 30,
                                                              ---------------
                                                                1999     1998
                                                              --------   ----
Current
  Federal...................................................  $ 77,000   $--
  State.....................................................    21,000    --
                                                              --------   ---
                                                                98,000
                                                              --------   ---
Deferred
  Federal...................................................   (77,000)   --
  State.....................................................   (21,000)   --
                                                              --------   ---
                                                               (98,000)   --
                                                              --------   ---
                                                              $     --   $--
                                                              ========   ===

     Significant components of the Company's deferred taxes are as follows:

                                                                 JUNE 30,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
                                                              (000'S OMITTED)
Net operating losses........................................  $  --    $  91
Deferred revenue............................................    210      119
Accruals not currently deductible...........................    122       99
Allowance for doubtful accounts.............................     16        8
                                                              -----    -----
Deferred tax asset..........................................    348      317
Valuation allowance.........................................   (250)    (317)
                                                              -----    -----
Net deferred tax asset......................................  $  98    $  --
                                                              =====    =====

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

     The reconciliation of the differences between the tax provision and the amounts computed by applying the statutory Federal income tax rate to pre-tax income is as follows:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1999       1998
                                                              --------   ---------
                                                                (000'S OMITTED)
U.S. Federal statutory income tax...........................   $ 51.1     $(249.9)
State taxes, net of federal benefit.........................      9.5       (41.6)
Adjustment to valuation allowance...........................    (67.0)      283.3
Other.......................................................      6.4         8.2
                                                               ------     -------
                                                               $   --     $    --
                                                               ======     =======

     During the year ended June 30, 1999, the Company made no income tax payments. During the year ended June 30, 1998, income tax payments amounted to $28,000.

4. EMPLOYEE BENEFIT PLANS

     In fiscal year 1998, the Company adopted a deferred compensation plan ("Plan") for all employees, which is qualified under Section 401(k) of the Internal Revenue Code under which the Company's eligible employees are entitled to participate. Under the Plan, contributions to be made by the Company are at the discretion of the Board of Directors of the Company. The Company contributed $9,000 and $4,100 in fiscal years 1999 and 1998, respectively.

5. LEASES

     In fiscal year 1997, TACTech rented facilities in Yorba Linda, California on a month-to-month basis.

     The Company leased a new facility of approximately 11,500 square feet in Yorba Linda commencing on October 1, 1997 for a period of five years. Pursuant to the new non-cancelable lease, the Company is allocated a portion of the property's common area maintenance which cannot exceed 106% of the previous years' common area maintenance charge. The lease is collateralized by a security deposit of $80,000 which is repayable at the rate of $15,823 annually following each anniversary of the lease commencement until the lease expires. In addition to the Yorba Linda facilities, the Company by virtue of its acquisition of RAC, assumed a lease for office space in San Diego. This lease has a three year term ending April 30, 1999 and provides for additional rent based on the tenant's share of operating expenses in excess of a base year. The Company exercised its option and extended the lease for a two year period ending May 1, 2001 at an average annual rate of $26,712 per annum. Aggregated rent expense was $127,000 for the fiscal year ended June 30, 1999, as compared to $102,000 in the fiscal year ended June 30, 1998. Aggregate future minimum lease payments on the existing leases at June 30, 1999 are approximately as follows: 2000 -- $113,000; 2001 -- $114,000; 2002 -- $96,000 and 2003 -- $24,000.

6. REVOLVING LINE OF CREDIT

     On August 28, 1997, the Company entered into a $1,500,000 revolving line of credit facility, with an interest rate equal to the bank's prime rate (7.75% at June 30, 1999). As amended on September 24, 1999, the facility has an expiration date of July 1, 2000 and is guaranteed by Zing. The Company has agreed not to incur any indebtedness under the facility on July 1, 2000 without Zing's consent. Proceeds from the loan are to be used for working capital and equipment acquisitions. Upon expiration of the facility, the Company may be required to make other financing arrangements which, if required, management believes would be available. All the company's personal property collateralizes the borrowings under the facility. The unused portion bears a 1/2% annual commitment fee. The Company made interest

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

payments relating to the credit facility of approximately $63,000 and $28,000 for the fiscal years 1999 and 1998, respectively. At July 30, 1999 the balance outstanding under the revolving line of credit was $720,000.

7. STOCKHOLDERS' EQUITY

     The Company's Board of Directors adopted and the Company's stockholders approved the Transition Analysis Component Technology, Inc. 1997 Stock Option Plan (the "1997 Plan"). Under the 1997 Plan, options to purchase up to 60,000 shares of Company common stock are available for grant from time to time to key employees of and consultants to the Company. On November 3, 1997, 26,200 options were granted at an exercise price of $4.00. In accordance with a vesting plan, 8,800 options became exercisable immediately, 1,800 options are exercisable in one year and 15,600 options are exercisable ratably over the next three years. On April 28, 1999, 9,600 additional options were granted at an exercise price of $5.75. These options are exercisable at the rate of 33 1/3% per annum on each anniversary date. Options granted under the 1997 Plan expire ten years after issuance. The weighted average remaining contractual life of these options is
8.67 years. No options were exercised as of June 30, 1999.

     In addition to the Company's 1997 Plan, two key employees of RAC were granted, pursuant to employment contracts, 44,904 stock options exercisable over a three year period at the rate of 14,968 options per year. The per share exercise price of these Options is $3 ("$3 Options"). The right to exercise these options is subject to incremental vesting as (and if) the Company achieves certain targeted sales goals. Upon the occurrence of an event or transaction, as defined in the agreement, except for options that did not previously vest as a result of the failure to achieve a targeted sales goal, any remaining unvested options become immediately vested. These options expire five years after issuance. The weighted average remaining contractual life of these options is
3.3 years. At June 30, 1999, 14,968 of these options were exercisable.

     Under the provisions of SFAS No. 123, the Company is required to disclose the fair value, as defined, of options granted to employees and the related compensation expense. The fair value of the stock options granted was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. In management's opinion, because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate. The existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of the options granted during the years ended June 30, 1999 and 1998 was determined using the following assumptions; risk-free interest rates of 5.73%-1999, 6.00%-1998; dividend yields of 0%, volatility factors of the expected market price of the Company's common stock of .913 for 1999 grants and
 .683 and 5.239 for 1998 grants, for the $3 and $4 options, respectively, and a weighted-average expected life of the options of 3 years for the $3 options and 10 years for 1997 Plan options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' 3 year vesting period. The estimated weighted-average fair value per option is

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

approximately $1.11 for the $3 options and $5.12 and $4.61 for 1997 Plan grants made in 1999 and 1998, respectively. The aggregate pro forma effect on the Company's operations is as follows:

                                                              YEARS ENDED JUNE 30,
                                                              --------------------
                                                                1999       1998
                                                              --------   ---------
As reported:
  Net income (loss).........................................  $150,484   $(735,000)
  Per share:
     Basic..................................................  $   0.25   $   (1.25)
     Diluted................................................  $   0.24   $   (1.25)
Pro forma:
  Net income (loss).........................................  $118,393   $(787,483)
  Per share:
     Basic..................................................  $   0.20   $   (1.34)
     Diluted................................................  $   0.19   $   (1.34)

8. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                              YEARS ENDED JUNE 30,
                                                              --------------------
                                                                1999       1998
                                                              --------   ---------
Numerator
  Numerator for basic and diluted earnings per
     share-income/(loss) available to common stockholders...  $150,484   $(735,000)
                                                              ========   =========
Denominator
  Denominator for basic earnings per share-weighted average
     shares.................................................   598,734     586,106
  Effect of dilutive options................................    22,700
                                                              --------   ---------
  Denominator for diluted earnings per share-adjusted
     weighted average shares and assumed conversions........   621,434     586,106
                                                              ========   =========
Basic.......................................................  $   0.25   $   (1.25)
                                                              ========   =========
Diluted.....................................................  $   0.24   $   (1.25)
                                                              ========   =========

9. RELATED PARTIES

     In 1997 and prior years, the Company was allocated a portion of the former parent company's corporate administration expenses which amounted to $100,000 in fiscal 1997. As of July 1, 1997, the administrative charge was eliminated and in lieu thereof by agreement, certain employees of Zing, the former parent were placed on the Company's payroll for an amount not to exceed $100,000. These amounts are included in selling general and administrative expenses.

     The President and Chief Executive Officer of the Company (also an officer of Zing) has an employment agreement expiring on June 30, 2000, entitling him to a salary of $80,000 per annum. There is no contractual entitlement to any bonus.

     The Executive Vice President and General Manager (who is a significant shareholder of the Company) has an employment agreement that expired on May 1, 1999, entitling him to a base salary of $120,000 per annum plus five percent (5%) of the Company's collected revenues, except that one half percent is shared with other employees and two and a quarter percent is shared with other sales personnel on certain accounts.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

     Pursuant to the RAC Acquisition, the two selling shareholders received three year employment agreements. Each employment agreement provides for an annual base salary and certain employee benefits up to an aggregate of $200,000, and incentive bonus up to $100,000 annually, measured by the Company achieving certain targeted sales goals.

10. CONTINGENCIES

     Pursuant to an indemnification agreement entered into between the Company and Zing in connection with the distribution by Zing of its TACTech shares of Common Stock to Zing's stockholders (the "Distribution"), the Company agreed to indemnify and save harmless Zing and its directors, officers, employees, agents and/or affiliates for any claims incurred or suffered, directly or indirectly, by them resulting from or attributable to, among other things, the operation of the Company or the Distribution. Although the Company is not aware of any pending or threatened material liability for which it anticipates becoming obligated to make payments in connection with its obligations to indemnify Zing, there can be no assurance that such indemnification obligations could not arise or that such indemnification obligations would not be material to the Company. Under the Indemnification Agreement, Zing is required to indemnify the Company in certain circumstances, which obligation may counterbalance the indemnification obligations owed by the Company to Zing.

                TRANSITION ANALYSIS COMPONENTS TECHNOLOGY, INC.

               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                              DECEMBER 31   JUNE 30
                                                                 1999        1999
                                                              -----------   -------
                                                              (000'S OMITTED EXCEPT
                                                                   SHARE DATA)
                                                              (UNAUDITED)   (NOTE)
                                      ASSETS

Current assets
  Cash......................................................    $  420      $  212
  Accounts receivable, less allowances of $40 and $40,
     respectively...........................................       945         960
  Prepaid expenses and other current assets.................        27          61
  Deferred tax asset........................................        98          98
                                                                ------      ------
          Total current assets..............................     1,490       1,331
Furniture and equipment.....................................       779         758
Less accumulated depreciation and amortization..............       545         497
                                                                ------      ------
Other assets
  Security deposits.........................................        68          83
  Software development costs -- net.........................        41          47
  Excess of cost over fair value of net assets acquired,
     net....................................................        43          46
                                                                ------      ------
          Total assets......................................    $1,876      $1,768
                                                                ======      ======

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses.....................    $  417      $  316
  Accrued compensation expense..............................       125         373
  Accrued income taxes......................................        98          98
  Deferred income...........................................       681         531
  Revolving line of credit..................................       670         570
                                                                ------      ------
          Total current liabilities.........................     1,991       1,888
Stockholders' equity (deficiency)
  Common stock, par value $.01 per share; authorized
     5,000,000 shares; issued 598,734 shares as of December
     31, 1999 and June 30, 1999.............................         6           6
  Additional paid-in capital................................       553         553
  Accumulated deficit.......................................      (674)       (679)
          Total stockholders' equity (deficiency)...........      (115)       (120)
                                                                ------      ------
          Total liabilities and stockholders' equity........    $1,876      $1,768
                                                                ======      ======

Note: The condensed consolidated balance sheet at June 30, 1999 has been derived from the audited consolidated financial statements at that date.

        See Notes to Condensed Consolidated Financial Statements (Unaudited).

                    TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (000'S OMITTED, EXCEPT
                                                                  PER SHARE DATA)
Revenues....................................................   $  1,285     $  1,203
Selling, general and administrative expenses................      1,119        1,070
Depreciation of equipment...................................         24           21
Amortization of software development costs and acquisition
  costs.....................................................          5            5
Interest expense............................................         15           17
                                                               --------     --------
Income before income taxes..................................        122           90
Provision for income taxes..................................         94           --
                                                               --------     --------
Net income..................................................   $     28     $     90
                                                               ========     ========
Net income per common share -- basic........................   $    .05     $    .15
                                                               ========     ========
Net income per common share -- diluted......................   $    .04     $    .15
                                                               ========     ========
Average number of outstanding shares -- basic...............    598,734      598,734
                                                               ========     ========
Average number of outstanding shares -- diluted.............    638,144      619,141
                                                               ========     ========

     See Notes to Condensed Consolidated Financial Statements (Unaudited).

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                                              (000'S OMITTED, EXCEPT
                                                                    SHARE DATA)
Revenues....................................................   $  2,509     $  2,127
Selling, general and administrative expenses................      2,323        2,019
Depreciation of equipment...................................         48           41
Amortization of software development costs and acquisition
  costs.....................................................          9           10
Interest expense............................................         30           35
                                                               --------     --------
Income before income taxes..................................         99           22
Provision for income taxes..................................         94           --
                                                               --------     --------
Net income..................................................   $      5     $     22
                                                               ========     ========
Net income per common share -- basic........................   $    .01     $    .04
                                                               ========     ========
Net income per common share -- diluted......................   $    .01     $    .04
                                                               ========     ========
Average number of outstanding shares -- basic...............    598,734      598,734
                                                               ========     ========
Average number of outstanding shares -- diluted.............    638,922      617,373
                                                               ========     ========

     See Notes to Condensed Consolidated Financial Statements (Unaudited).

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                SIX MONTHS
                                                                   ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     1998
                                                              ------   ------
                                                              (000'S OMITTED)
OPERATING ACTIVITIES
  Net income................................................  $   5    $  22
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     57       51
     Changes in operating assets and liabilities:
       Accounts receivable..................................     15      (91)
       Prepaid expenses and other current assets............     34       38
       Accounts payable and accrued expenses................   (147)    (134)
       Deferred income......................................    150      161
       Rent security deposits...............................     15       --
                                                              -----    -----
          Net cash provided by operating activities.........    129       47
                                                              -----    -----
INVESTING ACTIVITIES
  Purchase of equipment.....................................    (21)     (27)
                                                              -----    -----
          Net cash used in investing activities.............    (21)     (27)
                                                              -----    -----
FINANCING ACTIVITIES
  Proceeds from lines of credit.............................    100      225
                                                              -----    -----
          Net cash provided by financing activities.........    100      225
                                                              -----    -----
Net increase in cash........................................    208      245
Cash at beginning of period.................................    212      120
                                                              -----    -----
Cash at end of period.......................................  $ 420    $ 365
                                                              =====    =====

     See Notes to Condensed Consolidated Financial Statements (Unaudited).

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                               DECEMBER 31, 1999

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 2000.

NOTE B -- ORGANIZATION

ACQUISITION OF RESEARCH ANALYSIS CORP.

     On September 22, 1997, Transition Analysis Component Technology, Inc. ("TACTech" or the "Company") acquired the net assets of Research Analysis Corp. ("RAC") pursuant to a merger (the "Merger") of RAC, a California corporation formed for this purpose and wholly owned by the Company, with and into RAC. Upon consummation of the Merger, RAC, as the surviving corporation, became a wholly owned subsidiary of the Company. The RAC acquisition was accounted for pursuant to the purchase method of accounting and is effective as of September 1, 1997.

NOTE C -- COMMON STOCK PURCHASE RIGHTS

     During October 1999, the Company filed a Registration Statement for the purpose of distributing common stock purchase rights to all shareholders. The rights would have enabled the Company to raise up to $2,500,000 in additional capital. This rights offering was canceled by Notice to the Securities and Exchange Commission during the month of January 2000.

                 TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.

NOTE D -- EARNINGS PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations and other related disclosures:

                                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                                DECEMBER 31,          DECEMBER 31,
                                             -------------------   -------------------
                                               1999       1998       1999       1998
                                             --------   --------   --------   --------
                                                (000'S OMITTED, EXCEPT SHARE DATA)
NUMERATOR
Numerator for basic and diluted earnings
  per share -- income (loss) available to
  common stockholders......................  $     28   $     90   $      5   $     22
                                             ========   ========   ========   ========
DENOMINATOR
Denominator for basic earnings per share --
  weighted average shares..................   598,734    598,734    598,734    598,734
Effect of dilutive securities:
  Options..................................    39,410     20,407     40,188     18,639
                                             --------   --------   --------   --------
Denominator for diluted earnings per
  share -- adjusted weighted average shares
  and assumed conversions..................   638,144    619,141    638,922    617,373
                                             ========   ========   ========   ========
Basic earnings per share -- and assumed
  conversions..............................  $    .05   $    .15   $    .01   $    .04
                                             ========   ========   ========   ========
Diluted earnings per share.................  $    .04   $    .15   $    .01   $    .04
                                             ========   ========   ========   ========

NOTE E -- SUBSEQUENT EVENT

     On January 17, 2000 the Company entered into an agreement to merge with a subsidiary of Aspect Development Inc. ("Aspect") upon satisfaction of certain conditions, including the approval of the Company's shareholders. In consideration, TACTech shareholders are to receive shares of Aspect based on an agreed upon exchange ratio as stipulated. All options to purchase TACTech stock are to be converted into options to purchase the stock of Aspect.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  DATED AS OF

                                 MARCH 12, 2000

                                  BY AND AMONG

                             i2 TECHNOLOGIES, INC.,

                               HOYA MERGER CORP.

                                      AND

                            ASPECT DEVELOPMENT, INC.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I. THE MERGER.......................................   A-6
  Section 1.01  Effective Time Of The Merger................   A-6
  Section 1.02  Closing.....................................   A-7
  Section 1.03  Effects Of The Merger.......................   A-7
  Section 1.04  Directors And Officers......................   A-7
ARTICLE II. CONVERSION OF SECURITIES........................   A-7
  Section 2.01  Conversion Of Capital Stock.................   A-7
  Section 2.02  Exchange Of Certificates....................   A-8
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY......  A-10
  Section 3.01  Organization Of Company.....................  A-10
  Section 3.02  Company Capital Structure...................  A-11
  Section 3.03  Authority; No Conflict; Required Filings And
                Consents....................................  A-12
  Section 3.04  SEC Filings; Financial Statements...........  A-13
  Section 3.05  No Undisclosed Liabilities..................  A-13
  Section 3.06  Absence Of Certain Changes Or Events........  A-13
  Section 3.07  Taxes.......................................  A-14
  Section 3.08  Properties..................................  A-14
  Section 3.09  Intellectual Property.......................  A-14
  Section 3.10  Agreements, Contracts And Commitments.......  A-15
  Section 3.11  Litigation..................................  A-15
  Section 3.12  Environmental Matters.......................  A-16
  Section 3.13  Employee Benefit Plans......................  A-16
  Section 3.14  Compliance With Laws........................  A-17
  Section 3.15  Tax Matters.................................  A-17
  Section 3.16  Labor Matters...............................  A-17
  Section 3.17  Insurance...................................  A-17
  Section 3.18  No Existing Discussions.....................  A-17
  Section 3.19  Interested Party Transactions...............  A-17
  Section 3.20  Registration Statement; Joint Proxy
                Statement/Prospectus........................  A-18
  Section 3.21  Payments Resulting From Merger..............  A-18
  Section 3.22  Opinion Of Financial Advisor................  A-18
  Section 3.23  Section 203 Of The DGCL Not Applicable;
                Company Rights Plan.........................  A-18
  Section 3.24  Voting Requirements.........................  A-19
  Section 3.25  Brokers.....................................  A-19
  Section 3.26  Certain Contracts...........................  A-19
  Section 3.27  Company Voting Agreements...................  A-19
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND
             MERGER SUB.....................................  A-19
  Section 4.01  Organization Of Parent And Merger Sub.......  A-19
  Section 4.02  Parent Capital Structure....................  A-19
  Section 4.03  Authority; No Conflict; Required Filings And
                Consents....................................  A-20
  Section 4.04  SEC Filings; Financial Statements...........  A-21
  Section 4.05  No Undisclosed Liabilities..................  A-22
  Section 4.06  Absence Of Certain Changes Or Events........  A-22
  Section 4.07  Taxes.......................................  A-22
  Section 4.08  Agreements, Contracts And Commitments.......  A-22
  Section 4.09  Litigation..................................  A-22
  Section 4.10  Environmental Matters.......................  A-22
  Section 4.11  Employee Benefit Plans......................  A-23
  Section 4.12  Compliance With Laws........................  A-23
  Section 4.13  Tax Matters.................................  A-23
  Section 4.14  Registration Statement; Joint Proxy
                Statement/Prospectus........................  A-23
  Section 4.15  Opinion Of Financial Advisor................  A-24

                                                              PAGE
                                                              ----
  Section 4.16  Voting Requirements.........................  A-24
  Section 4.17  Brokers.....................................  A-24
  Section 4.18  Parent Voting Agreements....................  A-24
  Section 4.19  Intellectual Property.......................  A-24
  Section 4.20  No Ownership Of Company Stock...............  A-24
  Section 4.21  Section 203 Of The DGCL Not Applicable......  A-25
  Section 4.22  Certain Contracts...........................  A-25
ARTICLE V. CONDUCT OF BUSINESS..............................  A-25
  Section 5.01  Covenants Of Company........................  A-25
  Section 5.02  Covenants Of Parent.........................  A-27
  Section 5.03  Cooperation.................................  A-28
  Section 5.04  Advice Of Changes...........................  A-28
ARTICLE VI. ADDITIONAL AGREEMENTS...........................  A-28
  Section 6.01  Joint Proxy Statement/Prospectus;
                Registration Statement......................  A-28
  Section 6.02  No Solicitation By Company..................  A-29
  Section 6.03  Nasdaq Quotation............................  A-31
  Section 6.04  Access To Information.......................  A-31
  Section 6.05  Stockholders Meetings.......................  A-31
  Section 6.06  Legal Conditions To Merger..................  A-33
  Section 6.07  Public Disclosure...........................  A-34
  Section 6.08  Tax-Free Reorganization.....................  A-34
  Section 6.09  Stock Plans.................................  A-34
  Section 6.10  Affiliate Agreements........................  A-36
  Section 6.11  Indemnification.............................  A-37
  Section 6.12  Benefit Plans...............................  A-38
  Section 6.13  Registration Statement; Joint Proxy
                Statement/Prospectus........................  A-39
ARTICLE VII. CONDITIONS TO MERGER...........................  A-39
  Section 7.01  Conditions To Each Party's Obligation To
                Effect The Merger...........................  A-39
  Section 7.02  Additional Conditions To Obligations Of
                Parent And Merger Sub.......................  A-40
  Section 7.03  Additional Conditions To Obligation Of
                Company.....................................  A-40
  Section 7.04  Frustration Of Closing Conditions...........  A-41
ARTICLE VIII. TERMINATION AND AMENDMENT.....................  A-41
  Section 8.01  Termination.................................  A-41
  Section 8.02  Effect Of Termination.......................  A-42
  Section 8.03  Expenses And Termination Fees...............  A-43
  Section 8.04  Amendment...................................  A-44
  Section 8.05  Extension; Waiver...........................  A-44
ARTICLE IX. MISCELLANEOUS...................................  A-44
  Section 9.01  Nonsurvival Of Representations, Warranties,
                Covenants And Agreements....................  A-44
  Section 9.02  Notices.....................................  A-44
  Section 9.03  Definitions.................................  A-45
  Section 9.04  Interpretation..............................  A-46
  Section 9.05  Counterparts................................  A-47
  Section 9.06  Entire Agreement; No Third Party
                Beneficiaries...............................  A-47
  Section 9.07  Governing Law; Forum; Waiver Of Jury
                Trial.......................................  A-47
  Section 9.08  Assignment..................................  A-47
  Section 9.09  Attorneys' Fees.............................  A-47
  Section 9.10  Specific Performance........................  A-48
EXHIBITS
  Exhibit A    Form of Company Voting Agreement

  Exhibit B    Form of Parent Voting Agreement

                             TABLE OF DEFINED TERMS

                                                               CROSS-REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                          ---------------
Agreement...................................................   Preamble
Bankruptcy and Equity Exception.............................   Section 3.03(a)
Certificate of Merger.......................................   Section 1.01
Closing.....................................................   Section 1.02
Closing Date................................................   Section 1.02
Company Balance Sheet.......................................   Section 3.04(b)
Company Certificates........................................   Section 2.02(b)
Company Common Stock........................................   Section 2.01(b)
Company Disclosure Schedule.................................   Article III
Company Employee Plans......................................   Section 3.13(a)
Company ESPP................................................   Section 3.02(c)
Company Intellectual Property Rights........................   Section 3.09(a)
Company Insiders............................................   Section 6.09(c)
Company Material Adverse Effect.............................   Section 9.03(a)
Company Material Contracts..................................   Section 3.10
Company Preferred Stock.....................................   Section 3.02(a)
Company Rights Plan.........................................   Section 3.23(b)
Company SEC Reports.........................................   Section 3.04(a)
Company Stock Plans.........................................   Section 3.02(a)
Company Stock Option........................................   Section 6.09(a)
Company Stockholder Approval................................   Section 3.24
Company Voting Agreements...................................   Preamble
Company Stockholders Meeting................................   Section 3.20
Company Superior Offer......................................   Section 6.05(b)
Company Takeover Proposal...................................   Section 6.02(d)
Confidentiality Agreement...................................   Section 9.01
Current Premium.............................................   Section 6.11(b)
DGCL........................................................   Section 1.01
Effective Time..............................................   Section 1.01
Environmental Law...........................................   Section 3.12(b)
ERISA.......................................................   Section 3.13(a)
ERISA Affiliate.............................................   Section 3.13(a)
Exchange Act................................................   Section 3.03(c)
Exchange Agent..............................................   Section 2.02(a)
Exchange Fund...............................................   Section 2.02(a)
Exchange Ratio..............................................   Section 2.01(c)
GAAP........................................................   Section 3.04(b)
Governmental Entity.........................................   Section 3.03(c)
Hazardous Substance.........................................   Section 3.12(c)
HSR Act.....................................................   Section 3.03(c)
Indemnified Party...........................................   Section 6.12(a)
Internal Revenue Code.......................................   Preamble
IRS.........................................................   Section 3.07(b)
Joint Proxy Statement/Prospectus............................   Section 3.20
Material Lease..............................................   Section 3.08
Merger......................................................   Preamble
Merger Consideration........................................   Section 2.01(c)
Merger Sub..................................................   Preamble
NASD........................................................   Section 4.16

                                                               CROSS-REFERENCE
TERMS                                                           IN AGREEMENT
-----                                                          ---------------
Order.......................................................   Section 6.06(b)
Parent Balance Sheet........................................   Section 4.04(b)
Parent Common Stock.........................................   Section 2.01(b)
Parent Disclosure Schedule..................................   Article IV
Parent Employee Plans.......................................   Section 6.12(d)
Parent ESPP.................................................   Section 6.12(c)
Parent Intellectual Property Rights.........................   Section 4.19(a)
Parent Material Adverse Effect..............................   Section 9.03(b)
Parent Material Contracts...................................   Section 4.08
Parent Preferred Stock......................................   Section 4.02(a)
Parent SEC Reports..........................................   Section 4.04(a)
Parent Stock Plans..........................................   Section 4.02(a)
Parent Voting Agreements....................................   Preamble
Parent Stockholders Meeting.................................   Section 3.20
Parent Voting Proposal......................................   Section 4.03(a)
Registration Statement......................................   Section 3.20
Representatives.............................................   Section 6.02(a)
Repurchase Options..........................................   Section 6.09(a)
Rule 145....................................................   Section 6.10
SEC.........................................................   Section 3.03(c)
Securities Act..............................................   Section 3.04(a)
Specified Company Takeover Transaction......................   Section 8.03(f)
Subsidiary..................................................   Section 3.01
Surviving Corporation.......................................   Section 1.03
Tax.........................................................   Section 3.07(a)
Tax Return..................................................   Section 3.07(a)
Taxable.....................................................   Section 3.07(a)
Taxes.......................................................   Section 3.07(a)
Tax Authority...............................................   Section 3.07(a)
Third Party Agreements......................................   Section 3.09(e)
Treasury Regulations........................................   Preamble

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), dated as of March 12, 2000, by and among i2 Technologies, Inc., a Delaware corporation ("Parent"), Hoya Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Aspect Development, Inc., a Delaware corporation ("Company").

     WHEREAS, the Boards of Directors of Parent and Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent and Company combine in order to advance the long-term business interests of Parent and Company;

     WHEREAS, the combination of Parent and Company shall be effected by the terms of this Agreement through a merger in which Company will become a wholly owned subsidiary of Parent and the stockholders of Company will become stockholders of Parent (the "Merger");

     WHEREAS, the respective Boards of Directors of Parent and Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, the respective business strategies and goals of Parent and Company;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of Company are entering into agreements (the "Company Voting Agreements") pursuant to which such stockholders are agreeing to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger;

     WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Company to enter into this Agreement, Company and certain stockholders of Parent are entering into agreements (the "Parent Voting Agreements") pursuant to which such stockholders are agreeing to vote to approve the issuance of stock by Parent in the Merger pursuant to this Agreement and to take certain other actions in furtherance of the Merger;

     WHEREAS, for federal income tax purposes, it is intended that (a) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations promulgated thereunder (the "Treasury Regulations"),
(b) this Agreement constitutes a "plan of reorganization" within the meaning of
Section 1.368-2(g) of the Treasury Regulations, and (c) Parent, Merger Sub and Company will each be a party to such reorganization within the meaning of
Section 368(b) of the Internal Revenue Code; and

     WHEREAS, Parent, Merger Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     Section 1.01 Effective Time Of The Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such form as is required by the relevant provisions of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.02). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by Parent and Company (the "Closing Date"), which shall be no later than the second business day after satisfaction (or waiver) of the latest to be satisfied (or to be waived) of the conditions set forth in Section 7.01, Section 7.02 (other than the delivery of the officers' certificate referred to therein) and Section 7.03 (other than the delivery of the officers' certificate referred to therein), at the offices of Brobeck, Phleger & Harrison LLP, Palo Alto California, unless another date, place or time is agreed to in writing by Parent and Company.

     Section 1.03 Effects Of The Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Company (Company following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Company shall be amended to amend and restate Article Fourth of such Certificate of Incorporation so as to read in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall consist of Common Stock, par value $.001 per share," and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (it being understood that such Bylaws shall contain indemnification provisions at least as favorable to the officers and directors of Company as the indemnification provisions contained in Company's Bylaws as of the date of this Agreement).

     Section 1.04  Directors And Officers.

          (a) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (b) Parent shall take such action as may be required so that, upon the Effective Time, Romesh Wadhwani shall become a Class III director of Parent.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

     Section 2.01 Conversion Of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company capital stock or capital stock of Merger Sub:

          (a) Capital Stock Of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

          (b) Cancellation Of Treasury Stock And Parent-Owned Stock. All shares of Common Stock, par value $.001 per share, of Company ("Company Common Stock") owned by Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary (as defined in Section 3.01) of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. Any shares of Common Stock, par value $.00025 per share, of Parent ("Parent Common Stock") owned by Company shall be unaffected by the Merger.

          (c) Exchange Ratio For Company Common Stock. Subject to Section 2.02, each issued and outstanding share of Company Common Stock (excluding shares to be cancelled in accordance with Section 2.01(b) but including all shares issued pursuant to the 100% stock dividend to be distributed by Company on or about March 13, 2000) shall be converted into fifty-five hundredths (.55) of a duly authorized, validly issued, fully paid and nonassessable share (the "Exchange Ratio") of Parent Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock, as so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which, immediately prior to the Effective Time, represented shares of Company Common Stock (a "Company Certificate") shall cease to have any rights with respect thereto, except the right to receive a certificate or certificates representing the number of fully paid and nonassessable shares of Parent Common Stock into which such holder's shares of Company Common Stock were converted at the Effective Time and any cash payable pursuant to
     Section 2.02(e) in lieu of any fractional share of Parent Common Stock and distributions deliverable pursuant to Section 2.02(c), without interest, upon the surrender of such Company Certificate in accordance with Section
     2.02. In the event Parent or Company changes (or establishes a record date for changing) the number or classes of shares of Parent Common Stock or Company Common Stock, as the case may be, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, reverse stock split, combination, exchange of shares or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and equitably adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, reverse stock split, combination, exchange of shares or similar transaction; provided, however, that no adjustment to the Exchange Ratio shall be made in connection with the 100% stock dividend to be distributed by Company on or about March 13, 2000.

     Section 2.02 Exchange Of Certificates. The procedures for exchanging Company Certificates are as follows:

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and Company (the "Exchange Agent"), for the benefit of the former holders of shares of Company Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any distributions with respect thereto deliverable by virtue of Section 2.02(c), being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for Company Certificates and (ii) sufficient funds to permit payment of cash in lieu of fractional shares pursuant to Section 2.02(e).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate or Company Certificates whose shares of Company Common Stock were converted pursuant to Section 2.01 into the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent and shall be in such customary form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for effecting the surrender of such Company Certificates in exchange for a certificate or certificates representing the Merger Consideration (plus cash in lieu of any fractional share of Parent Common Stock and distributions deliverable as provided in Section 2.02(e)). Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, (1) the holder of such Company Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which such holder's shares of Company Common Stock were converted at the Effective Time, certain dividends or other distributions in accordance with
     Section 2.02(c), and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.02(e), and (2) the Company Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Company Certificate shall be deemed at any time after the Effective Time to represent only the ownership of the number of whole shares of Parent Common Stock into which the shares of Company Common Stock previously represented by such Company Certificate have been converted pursuant to Section 2.01 and the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional share of Parent Common Stock and distributions deliverable as contemplated by this Section 2.02(e) and the right to receive certificates representing whole shares of Parent Common Stock.

          (c) Distributions With Respect To Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat and unclaimed property laws, following surrender of any such Company Certificate, there shall be paid to the record holder of such Company Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid or payable with respect to the whole shares of Parent Common Stock into which the shares of Company Common Stock previously represented by such Company Certificate were converted, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Company Certificate and a payment date subsequent to the surrender of such Company Certificate payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights In Company Common Stock. The shares (and the certificates representing shares) of Parent Common Stock issued in exchange for shares of Company Common Stock in accordance with the terms hereof (and any cash paid pursuant to Section 2.02(c) or Section 2.02(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on or with respect to such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates representing shares of Company Common Stock owned by or registered in the name of such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock, as reported on the Nasdaq National Market, on each of the ten (10) trading days immediately preceding the date of the Effective Time.

          (f) Termination Of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Certificates for one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Certificates who have not previously complied with this Section 2.02 shall thereafter look only to Parent for certificates representing Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for any shares of Company Common Stock or Parent Common Stock (or cash in lieu of any fractional share or dividends or distributions with respect thereto) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that amounts are properly so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (i) Lost Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person or entity of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to the alleged loss, theft or destruction of such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate a certificate or certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted pursuant to Section 2.01, any cash in lieu of any fractional share, and any unpaid dividends or other distributions on the shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein, in the Company SEC Reports (as defined in Section 3.04) filed since January 1, 1999, and in the disclosure schedule delivered by Company to Parent on the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered sections contained in this Article III and the disclosure in any paragraph shall qualify other sections in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

     Section 3.01 Organization Of Company. Each of Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material

Adverse Effect, as defined in Section 9.03(a). Neither Company nor any Subsidiary of Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its Subsidiaries and comprising less than five percent (5%) of the outstanding stock of such company. Each and every Subsidiary of Company and its place of incorporation or organization is listed in Section 3.01 of the Company Disclosure Schedule. As used in this Agreement, the word "Subsidiary" or "Subsidiaries" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

     Section 3.02  Company Capital Structure.

          (a) The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $.001 par value, and 2,000,000 shares of Preferred Stock, $.001 par value, ("Company Preferred Stock"). As of March 9, 2000 (without giving effect to the 100% stock dividend to be distributed by Company on or about March 13, 2000), (i) 30,599,129 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and (ii) no shares of Company Common Stock were held in the treasury of Company or by its Subsidiaries. The Company Disclosure Schedule sets forth the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of March 9, 2000 (without giving effect to the 100% stock dividend to be distributed by Company on or about March 13, 2000) and the plans under which such options were granted (collectively, the "Company Stock Plans"). No material change in such capitalization has occurred between March 9, 2000 and the date of this Agreement, except as a result of the exercise of stock options. As of the date of this Agreement, none of the shares of Company Preferred Stock is issued and outstanding. All shares of Company Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Subsidiary or to loan funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than (i) guarantees of bank obligations of its Subsidiaries entered into in the ordinary course of business, and (ii) repurchase rights of Company under the Company Stock Plans, or under any stock option agreements pursuant to which options were granted under such plans. All of the outstanding shares of capital stock of Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Company's voting rights, charges or other encumbrances of any nature other than security interests, liens, claims, pledges, agreements, limitations, charges or other encumbrances that (A) relate to any taxes or other governmental charges or levies that are not yet due and payable, (B) relate to, were created, arose or exist in connection with any legal proceeding that is being contested in good faith, or (C) individually or in the aggregate would not materially interfere with the ability of Company and each of its Subsidiaries to conduct their business as currently conducted.

          (b) Except as set forth in this Section 3.02 or as reserved for future grants of options under the Company Stock Plans, as of March 9, 2000, (i) there were no equity securities of any class of Company or its Subsidiaries, or securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) there were no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries was a party or by which it was bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Company to which Company is a party. The terms of the Company Stock Plans and the agreements evidencing the outstanding options thereunder will permit the assumption of such options by Parent in the manner contemplated in Section 6.09, without the approval or consent of the holders of such options, the Company stockholders or any other party.

          (c) The current "Offering Periods" (as defined under the Company 1996 Employee Stock Purchase Plan (the "Company ESPP")) in effect as of the date of this Agreement began on August 16, 1998, February 16, 1999, August 16, 1999 and February 16, 2000, and will end on August 15, 2000, February 15, 2001, August 15, 2001 and February 15, 2002, respectively. Except for the purchase rights granted under the Company ESPP on August 16, 1998, February 16, 1999, August 16, 1999, and February 16, 2000 to the current participants in the Offering Periods that commenced on those dates, there are no other purchase rights or options outstanding as of the date of this Agreement under the Company ESPP.

     Section 3.03  Authority; No Conflict; Required Filings And Consents.

          (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated by this Agreement by Company have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company stockholders under the DGCL. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

          (b) The execution and delivery of this Agreement by Company do not, and assuming that this Agreement is duly adopted by Company's stockholders and that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.03(c) are duly obtained and made, the consummation by Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Company, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or any of its or their properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required to be obtained or made by or with respect to Company or any of its Subsidiaries prior to the Effective Time in connection with the execution and delivery by Company of this Agreement or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Joint Proxy Statement/ Prospectus (as defined in Section 3.20) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.

     Section 3.04  SEC Filings; Financial Statements.

          (a) Company has filed and made available to Parent all forms, reports and documents required to be filed by Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then as of and on the date so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. Company's Subsidiaries are not required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto. The consolidated financial statements contained in the Company SEC Reports and the Company Balance Sheet (as defined below) were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Company and its Subsidiaries as of the dates and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Company and its Subsidiaries as of December 31, 1999 (the "Company Balance Sheet") has been delivered to Parent.

     Section 3.05 No Undisclosed Liabilities. Except for liabilities referred to in the Company Balance Sheet and normal or recurring liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practices, Company and its Subsidiaries do not have any liabilities (either accrued, contingent or otherwise) required to be reflected or disclosed in financial statements prepared in accordance with GAAP, which individually or in the aggregate has had or will, solely with the passage of time, imminently result in a Company Material Adverse Effect.

     Section 3.06 Absence Of Certain Changes Or Events. Since the date of the Company Balance Sheet, Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Company Material Adverse Effect or any event which, individually or in the aggregate, will, solely with the passage of time, imminently result in a Company Material Adverse Effect; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to Company or any of its Subsidiaries having a Company Material Adverse Effect; (c) any material change by Company in its accounting methods, principles or practices to which Parent has not previously consented in writing; (d) any revaluation by Company of any of its assets; or (e) any other action or event that occurred between the date of the Company Balance Sheet and the date of this Agreement that would have required the consent of Parent pursuant to Section 5.01 had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or will, solely with the passage of time, imminently result in a Company Material Adverse Effect.

     Section 3.07  Taxes.

          (a) For purposes of this Agreement, the following terms have the following meanings: (i) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause "(A)" as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (C) any liability for the payment of any amounts of the type described in clause "(A)" or "(B)" as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person; and (ii) "Tax Return" means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

          (b) Company and each of its Subsidiaries have (i) properly completed and timely filed all federal, state, local and foreign Tax Returns required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable for Taxable periods (or portions thereof) through the date of the Company Balance Sheet and (iii) no Tax liabilities accruing after the date of the Company Balance Sheet other than liabilities arising from the ordinary course of business. Neither the Internal Revenue Service (the "IRS") nor any other Taxing Authority has asserted any claim for taxes, or to the knowledge of Company and its Subsidiaries, is threatening to assert any claims for Taxes. Company and each of its Subsidiaries have withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code. There are no liens for Taxes upon the assets of Company or its Subsidiaries (other than liens for Taxes that are not yet due). Neither Company nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement with an unaffiliated party, nor does Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement. Neither Company nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation.

          (c) There is no agreement, contract or arrangement to which Company is a party that would reasonably be expected, individually or collectively, as a result of the Merger, this Agreement and subsequent events, to result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code.

     Section 3.08 Properties. Neither Company nor any of its Subsidiaries owns any real property. Neither Company nor any of its Subsidiaries is in default in any material respect under any lease of material real property to which it is a party ("Material Lease"). Copies of all Material Leases have been made available by Company to Parent.

     Section 3.09  Intellectual Property.

          (a) Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, Internet domain names and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Company and its Subsidiaries as currently conducted by Company and its Subsidiaries (the "Company Intellectual Property Rights").

          (b) Neither Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement by Company or the performance of Company's obligations under this Agreement, in breach of (i) any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or (ii) any material license, sublicense or other agreement pursuant to which Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of Company or any of its Subsidiaries that is material to the business of Company and its Subsidiaries, taking Company and its Subsidiaries together as a whole.

          (c) (i) All patents, copyrights, registered trademarks and registered service marks which are held by Company or any of its Subsidiaries, and which are material to the business of Company and its Subsidiaries, taking Company and its Subsidiaries together as a whole, are valid and subsisting;
     (ii) since January 1, 1997 Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) the manufacturing, marketing, licensing or sale of Company's products does not infringe any patent, trademark, service mark or copyright, trade secret or other proprietary right of any third party.

          (d) Company has taken all actions necessary and appropriate to assure that there shall be no material adverse change in the delivery of Company's products and services by reason of the advent of the year 2000, and warrants that all of its products (including products currently under development) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

          (e) Neither Company nor any of its Subsidiaries is a party to any agreement ("Third Party Agreement") in which another party to such Third Party Agreement has, or will have, as a result of the execution and delivery of this Agreement by Company or the performance of Company's obligations under this Agreement, the right to terminate such Third Party Agreement or the right to obtain the Company's source code under such Third Party Agreement.

     Section 3.10 Agreements, Contracts And Commitments. Neither Company nor any of its Subsidiaries is in breach of, or has since January 1, 1997 received in writing any claim or notice that it has breached, in any material respect, any material term or condition of any material agreement, contract or commitment to which it is a party or by which any of its assets and properties are bound ("Company Material Contracts"). Each Company Material Contract that has not expired by its terms or otherwise been terminated is in full force and effect and is not subject to any material default thereunder of which Company is aware by any party obligated to Company or any of its Subsidiaries pursuant to such Company Material Contract.

     Section 3.11 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Company or any of its Subsidiaries pending or as to which Company or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate seeks a material amount of damages or other relief material to the business or assets of Company and its Subsidiaries (taking Company and its Subsidiaries together as a whole) or which could reasonably be expected to materially impair or delay the ability of Company to consummate the transactions contemplated by this Agreement. To the knowledge of Company and its Subsidiaries, there is no claim, action, suit, proceeding or investigation described in Section 6.11 pending as of the date of this Agreement. No officer or director has provided notice to Company of the existence of any claim with respect to any such claim, action, suit, proceeding or investigation.

     Section 3.12  Environmental Matters.

          (a) (i) Company and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c));
     (iii) the properties formerly owned or operated by Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Company or its Subsidiaries; (iv) neither Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property;
     (v) neither Company nor any of its Subsidiaries has caused or contributed to any release or threat of release of any Hazardous Substance in violation of any Environmental Law; (vi) neither Company nor any of its Subsidiaries has received in writing from any Governmental Entity any notice, demand, letter, claim or request for information alleging that Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity (other than those of general applicability), or is subject to any indemnity or other agreement with any third party relating in either case to liability under any Environmental Law for release of Hazardous Substances; and (viii) to the knowledge of Company, there are no circumstances or conditions involving Company or any of its Subsidiaries that will, solely with the passage of time, imminently result in a Company Material Adverse Effect pursuant to any Environmental Law.

          (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor, wetlands, pollution or contamination.

          (c) As used herein, the term "Hazardous Substance" means: (i) any substance that is listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

     Section 3.13  Employee Benefit Plans.

          (a) Company has listed in Section 3.13 of the Company Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in effect as of, or under which benefits may be payable on or after, the date of this Agreement, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans in effect as of, or under which benefits may be payable on or after, the date of this Agreement, and all unexpired severance agreements in effect as of the date of this Agreement, written or otherwise, in each case for the benefit of, or relating to, any current or former employee of Company or any trade or business (whether or not incorporated) which is a member of a controlled group with, or which is under common control with Company (an "ERISA Affiliate") within the meaning of Section 414 of the Internal Revenue Code, or any Subsidiary of Company (together, the "Company Employee Plans").

          (b) With respect to each Company Employee Plan, Company has made available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan,
     (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan, and (iv) the most recent actuarial report or valuation relating to such Company Employee Plan, if such Company Employee Plan is subject to Title IV of ERISA.

          (c) With respect to the Company Employee Plans, individually and in the aggregate, Company is not subject to any material unsatisfied liability
     (i) for violation of ERISA, the Internal Revenue

     Code or any other applicable law, (ii) for an excise or other penalty tax or penalty under any such law, or (iii) under Title IV of ERISA and, to the knowledge of Company, no event has occurred and there exists no condition or set of circumstances which constitutes a basis for any such liability.

          (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which required contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Company.

          (e) Neither Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the Merger,
     (ii) agreement with any officer of Company or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of two hundred fifty thousand dollars ($250,000) per year, or (iii) agreement or plan relating to employees or directors of Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     Section 3.14 Compliance With Laws. Company and each of its Subsidiaries is in substantial compliance with each, is not in violation in any material respect of any, and has not received any written notices of violation with respect to any, federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, which by its terms could reasonably be expected to subject Company and its Subsidiaries to material financial or other penalties or criminal liability.

     Section 3.15 Tax Matters. To the knowledge of Company after good faith consultation with its independent accountants, neither Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

     Section 3.16 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is Company or any of its Subsidiaries the subject of any material proceeding asserting that Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel Company or any of its Subsidiaries to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of Company, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Company or any of its Subsidiaries.

     Section 3.17 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Company or any of its Subsidiaries are with reputable insurance carriers, and copies or a summary of such policies have been made available to Parent.

     Section 3.18 No Existing Discussions. As of the date hereof, Company is not engaged, directly or indirectly, in any discussions or negotiations with any party (other than Parent) with respect to a Company Takeover Proposal (as defined in Section 6.02(d)).

     Section 3.19 Interested Party Transactions. Except in connection with the Merger, no event has occurred that would be required to be reported currently by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     Section 3.20 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Company for inclusion in the registration statement of Parent on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under with they were made, not misleading. The information supplied by Company for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be sent to the stockholders of Company in connection with the special meeting of Company stockholders to consider this Agreement (the "Company Stockholders Meeting") and to the stockholders of Parent in connection with the special meeting of Parent stockholders to consider the issuance of Parent Common Stock in connection with the Merger (the "Parent Stockholders Meeting") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Parent and Company, or at the time of the Company Stockholders Meeting, or at the time of the Parent Stockholders Meeting (if one is held) contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading or omit to state any material fact necessary to correct any statement made by Company in any earlier communication by Company with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied or to be supplied by Parent or Merger Sub which is or will be contained in any of the foregoing documents.

     Section 3.21 Payments Resulting From Merger. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further facts or acts) result in any (i) payment (whether of severance pay or otherwise) becoming due from Company or any of its Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement pursuant to any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan agreement or understanding similar to any of the foregoing, or (ii) benefit under any Company benefit plan being established or becoming accelerated, vested or payable.

     Section 3.22 Opinion Of Financial Advisor. The financial advisor of Company, Credit Suisse First Boston Corporation, has delivered to Company an opinion (based on the assumptions and subject to the qualifications set forth therein) dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     Section 3.23  Section 203 Of The DGCL Not Applicable; Company Rights Plan.

          (a) Assuming that the Board of Directors of Parent duly approved this Agreement and the Merger (or duly approved the Parent Voting Agreements and the transactions contemplated thereby) prior to the execution of the Parent Voting Agreements, the restrictions on "business combinations" contained in
     Section 203 of the DGCL will not be applicable to the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to the Merger or the other transactions contemplated by this Agreement as a result of any action taken by Company.

          (b) The execution, delivery and performance of this Agreement and the consummation of the Merger will not cause any change, effect or result under the Company's Restated Rights Agreement dated as of October 10, 1998 (as amended on March 12, 2000) or any other stockholder rights plan which is or will as of the Effective Time be in effect (a "Company Rights Plan") which would impede the consummation of the Merger or which is otherwise adverse to the interests of Parent.

     Section 3.24 Voting Requirements. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of the voting power of all outstanding shares of Company Common Stock as of the record date for persons and entities entitled to notice of, and to vote at, the Company Stockholders Meeting (the "Company Stockholder Approval") is the only vote of the holders of any class or series of Company's capital stock necessary to adopt this Agreement.

     Section 3.25 Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company. Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable to Credit Suisse First Boston Corporation and all indemnification and other agreements related to the engagement of Credit Suisse First Boston Corporation by Company.

     Section 3.26 Certain Contracts. Neither Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Company and its Subsidiaries (taking Company and its Subsidiaries together as a whole) is conducted.

     Section 3.27 Company Voting Agreements. Certain stockholders of Company have executed and delivered to Parent Company Voting Agreements, substantially in the form of Exhibit A hereto.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to Company that the statements contained in this Article IV are true and correct, except as set forth herein, in the Parent SEC Reports (as defined in Section 4.04) filed since January 1, 1999, and in the disclosure schedule delivered by Parent to Company on the date of this Agreement (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered sections contained in this Article IV and the disclosure in any paragraph shall qualify other sections in this Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other sections.

     Section 4.01 Organization Of Parent And Merger Sub. Each of Parent and Merger Sub and Parent's other Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing (with respect to jurisdictions which recognize the concept of good standing) as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect, as defined in
Section 9.03(b). Neither Parent nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of its Subsidiaries and comprising less than five percent (5%) of the outstanding stock of such company.

     Section 4.02  Parent Capital Structure.

          (a) The authorized capital stock of Parent consists of 500,000,000 shares of Common Stock, $.00025 par value, and 5,000,000 shares of Preferred Stock, $.001 par value ("Parent Preferred Stock"). As of March 3, 2000, (i) 156,835,002 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Parent

     Common Stock were held in the treasury of Parent or by Subsidiaries of Parent. The Parent Disclosure Schedule sets forth the number of shares of Parent Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of March 10, 2000 under Parent stock option and stock purchase plans (collectively, the "Parent Stock Plans"). No material change in such capitalization has occurred between December 31, 1999 and the date of this Agreement, except as a result of the exercise of stock options. As of the date of this Agreement, no Parent Preferred Stock is issued and outstanding. All shares of Parent Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any of its Subsidiaries or to loan funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than (i) guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business, and (ii) repurchase rights of Parent under the Parent Stock Plans, or under any stock option agreements pursuant to which options were granted under these plans. All of the outstanding shares of capital stock of each of Parent's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Parent or another Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on Parent's voting rights, charges or other encumbrances of any nature other than security interests, liens, claims, pledges, agreements, limitations, charges or other encumbrances that (A) relate to any taxes or other governmental charges or levies that are not yet due and payable, (B) relate to, were created, arose or exist in connection with any legal proceeding that is being contested in good faith, or (C) individually or in the aggregate would not materially interfere with the ability of Parent and each of its Subsidiaries to conduct their business as currently conducted.

          (b) Except as set forth in this Section 4.02 or as reserved for future grants of options under the Parent Stock Plans as of March 10, 2000, (i) there were no equity securities of any class of Parent or any of its Subsidiaries, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) there were no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Parent was a party or by which it was bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or obligating Parent to grant, extend, or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Parent and to which Parent is a party.

          (c) The shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent pursuant to this Agreement) have been authorized by all necessary corporate action and, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

     Section 4.03  Authority; No Conflict; Required Filings And Consents.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and, assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in
     Section 4.03(c) are duly obtained and made, the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (including the adoption of this Agreement by Parent as the sole stockholder of Merger Sub), subject only to the approval of the issuance of Parent Common Stock in the Merger (the "Parent Voting Proposal") by Parent stockholders. This Agreement has been duly executed and delivered by each of

     Parent and Merger Sub and, assuming the due authorization, execution, and delivery of this Agreement by Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
     (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of its or their properties or assets.

          (c) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries prior to the Effective Time in connection with the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country.

     Section 4.04  SEC Filings; Financial Statements.

          (a) Parent has filed and made available to Company all forms, reports and documents required to be filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then as of and on the date so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Parent's Subsidiaries are not required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto. The consolidated financial statements contained in the Parent SEC Reports and the Parent Balance Sheet (as defined below) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Parent and its Subsidiaries as of the dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 1999 (the "Parent Balance Sheet") has been delivered to Company.

     Section 4.05 No Undisclosed Liabilities. Except for liabilities referred to in the Parent Balance Sheet and normal or recurring liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practices, Parent and its Subsidiaries do not have any liabilities (either accrued, contingent or otherwise (required to be reflected or disclosed in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, has had or will, solely with the passage of time, imminently result in a Parent Material Adverse Effect.

     Section 4.06 Absence Of Certain Changes Or Events. Since the date of the Parent Balance Sheet, Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse Effect or any event that will, solely with the passage of time, imminently result in a Parent Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Parent or any of its Subsidiaries having a Parent Material Adverse Effect; (iii) any material change by Parent in its accounting methods, principles or practices to which Company has not previously consented in writing; (iv) any revaluation by Parent of any of its assets; or (v) any other action or event that occurred between the date of the Parent Balance Sheet and the date of this Agreement that would have required the consent of Company pursuant to Section 5.02 had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or will, solely with the passage of time, imminently result in a Parent Material Adverse Effect.

     Section 4.07 Taxes. Parent and each of its Subsidiaries have (i) properly completed and timely filed all federal, state, local and foreign tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), (ii) paid or accrued all Taxes due and payable for Taxable periods (or portions thereof) through the date of the Parent Balance Sheet, and (iii) no Tax liabilities accruing after the date of the Parent Balance Sheet other than liabilities arising in the ordinary course of business. Neither the IRS nor any other Tax Authority has asserted any claim for Taxes, or to the knowledge of Parent and its Subsidiaries, is threatening to assert any claims for Taxes. Parent and each of its Subsidiaries have withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Parent nor any of its Subsidiaries has made an election under Section 341(f) of the Internal Revenue Code. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries (other than liens for Taxes that are not yet due). Neither Parent nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement with an unaffiliated party, nor does Parent or any of its Subsidiaries have any liability or potential liability to another party under any such agreement. Neither Parent nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary group of which Parent was not the ultimate parent corporation.

     Section 4.08 Agreements, Contracts And Commitments. Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, in any material respect, any material term or condition of any material agreement, contract or commitment to which it is a party or by which any of its assets or properties are bound ("Parent Material Contracts"). Each Parent Material Contract that has not expired by its terms is in full force and effect and is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent or any of its Subsidiaries pursuant to such Parent Material Contract.

     Section 4.09 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Parent or any of its Subsidiaries pending or as to which Parent or any of its Subsidiaries has received any written notice of assertion, which, individually or in the aggregate, seeks a material amount of damages or other relief material to the business or assets of Parent and its Subsidiaries taken as a whole or which could reasonably be expected to materially impair or delay the ability of Parent to consummate the transactions contemplated by this Agreement.

     Section 4.10 Environmental Matters. Parent and its Subsidiaries have complied in all material respects with all applicable Environmental Laws. The properties currently owned or operated by Parent and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances. The properties formerly owned or operated by Parent or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property. Neither Parent nor any of its Subsidiaries has caused or contributed to any release or threat of release of any Hazardous Substance in violation of any Environmental Law. Neither Parent nor any of its Subsidiaries has received in writing from any Governmental Entity any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law. Neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity (other than those of general applicability), or is subject to any indemnity or other agreement with any third party, relating in either case to liability under any Environmental Law for release of Hazardous Substances. To the knowledge of Parent, there are no circumstances or conditions involving Parent or any of its Subsidiaries that will, solely with the passage of time, imminently result in a Parent Material Adverse Effect pursuant to any Environmental Law.

     Section 4.11 Employee Benefit Plans. With respect to the Parent Employee Plans (as defined in Section 6.12(d)), individually and in the aggregate, Parent is not subject to any material unsatisfied liability for (i) violation of ERISA, the Internal Revenue Code or any other applicable law, (ii) for an excise or other penalty tax or penalty under any such law, or (iii) under Title IV of ERISA and, to the knowledge of Parent, no event has occurred and there exists no set of circumstances which could reasonably be expected to result in any such liability. With respect to the Parent Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Parent.

     Section 4.12 Compliance With Laws. Parent and each of its Subsidiaries is in substantial compliance with, is not in violation in any material respect of and has not received any written notice of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business which by its terms could reasonably be expected to subject Parent and its Subsidiaries to material financial or other penalties or criminal liability.

     Section 4.13 Tax Matters. To the knowledge of Parent after good faith consultation with its independent accountants, neither Parent nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

     Section 4.14 Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under with they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of Company in connection with the Company Stockholders Meeting and to the stockholders of Parent in connection with the Parent Stockholders Meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Parent and Company, at the time of the Company Stockholders Meeting, or at the time of the Parent Stockholders Meeting (if one is held) contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading or omit to state any material fact necessary to correct any statement made by Parent in any earlier communication by Parent with respect to the solicitation of proxies for the Parent Stockholders Meeting or the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied or to be supplied by Company which is or will be contained in any of the foregoing documents.

     Section 4.15 Opinion Of Financial Advisor. The financial advisor of Parent, Goldman, Sachs & Co., has delivered to Parent an opinion (based on the assumptions and subject to the qualifications set forth therein) dated the date of this Agreement to the effect that the Exchange Ratio is fair to Parent from a financial point of view.

     Section 4.16 Voting Requirements. No vote of the holders of shares of Parent Common Stock or any other class or series of capital stock of Parent is necessary to approve the Merger or the issuance of Parent Common Stock in connection therewith other than the approval of the Parent Voting Proposal. The Parent stockholder vote required to approve the Parent Voting Proposal is that vote prescribed by applicable Nasdaq Stock Market voting requirements promulgated by the National Association of Securities Dealers (the "NASD").

     Section 4.17 Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

     Section 4.18 Parent Voting Agreements. Certain stockholders of Parent have executed and delivered to Company Parent Voting Agreements, substantially in the form of Exhibit B hereto.

     Section 4.19  Intellectual Property.

          (a) Parent and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, Internet domain names, and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent and its Subsidiaries as currently conducted by Parent and its Subsidiaries (the "Parent Intellectual Property Rights").

          (b) Neither Parent nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement of the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Parent Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which Parent or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of Parent or any of its Subsidiaries that is material to the business of Parent and its Subsidiaries, taking Parent and its Subsidiaries together as a whole.

          (c) (i) All patents, copyrights, registered trademarks and registered service marks which are held by Parent or any of its Subsidiaries, and which are material to the business of Parent and its Subsidiaries, taking Parent and its Subsidiaries together as a whole, are valid and subsisting;
     (ii) since January 1, 1997 Parent has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party where such proceeding would have a Parent Material Adverse Effect; and (iii) the manufacturing, marketing, licensing or sale of Parent's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

     Section 4.20 No Ownership Of Company Stock. Neither Parent nor any of its Subsidiaries owns, beneficially or of record, any shares of Company Common Stock as of the date of this Agreement.

     Section 4.21 Section 203 Of The DGCL Not Applicable. Assuming that the Board of Directors of Company duly approved this Agreement and the Merger (or duly approved the Company Voting Agreements and the transactions contemplated thereby) prior to the execution of the Company Voting Agreements, the restrictions on "business combinations" contained in Section 203 of the DGCL will not be applicable to the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to the Merger or the other transactions contemplated by this Agreement as a result of any action taken by Parent.

     Section 4.22 Certain Contracts. Neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Parent and its Subsidiaries, taking Parent and its Subsidiaries together as a whole, is conducted.

                                   ARTICLE V.

                              CONDUCT OF BUSINESS

     Section 5.01 Covenants Of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees, as to itself and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), and except as required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform its other obligations when due (subject to good faith disputes over such obligations), and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it, except in each case where the failure to do so would not have a Company Material Adverse Effect. Except as required by this Agreement or as set forth in Section
5.01 of the Company Disclosure Schedule, Company shall not (and shall not permit its Subsidiaries to), without the written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of Company or any of its Subsidiaries or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (b) other than distributions from a Subsidiary of Company to Company, and except for the issuance of shares pursuant to the 100% stock dividend to be distributed by Company on or about March 13, 2000, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends on Company Common Stock payable solely in shares of Company Common Stock), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Company or any of its Subsidiaries;

          (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property Rights other than on a non-exclusive basis in the ordinary course of business consistent with past practices;

          (d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options to purchase up to six million (6,000,000) shares (net of cancellations and giving effect to the 100% stock dividend to be distributed by Company on or about March 13, 2000), in the aggregate consistent with past practices to existing or newly hired employees (which options will not be entitled to accelerated vesting as a result of the Merger), or (ii) the issuance of shares of Company Common Stock pursuant to the exercise of options outstanding on the date of this Agreement or granted in accordance with this Agreement, (iii) the issuance of shares of Company Common Stock to participants in the Company ESPP in accordance with the terms thereof, (iv) the issuance of rights pursuant to the Company Rights Plan in connection with the issuance of shares of Company Common Stock, and (v) the issuance of shares pursuant to the 100% stock dividend to be distributed by Company on or about March 13, 2000;

          (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than inventory and other assets in the ordinary course of business;

          (f) sell, lease, license or otherwise dispose of a material property or asset or a material amount of properties or assets, except for transactions in the ordinary course of business, or enter into any agreement, option or other arrangements (including any joint venture) involving the exclusive licensing of Company's name or system outside of the ordinary course of business or inconsistent with past practice;

          (g) (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in compensation of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employee or officer, (iii) enter into any collective bargaining agreement (other than as required by law or extensions to existing agreements in the ordinary course of business), (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than, with respect to employees who are not officers, in the ordinary course of business, or (v) take any action (other than action required or contemplated by this Agreement) that causes (or which together with the consummation of the Merger will cause) the acceleration of any options;

          (h) amend or propose to amend its Certificate of Incorporation or Bylaws, except as contemplated by this Agreement;

          (i) enter into or amend in any material respect any OEM agreement or any other agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any material Company product, process or technology;

          (j) amend or prematurely terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

          (k) waive or release any material right or claim, except in the ordinary course of business;

          (l) initiate any material litigation or arbitration proceeding;

          (m) incur any indebtedness in excess of five million dollars ($5,000,000) for borrowed money other than in the ordinary course of business;

          (n) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for capital expenditures which, individually, are in excess of one million dollars ($1,000,000) or, in the aggregate, are in excess of ten million dollars ($10,000,000) (except that Company and its Subsidiaries may make capital expenditures in the amounts contemplated by the budget previously delivered by Company to Parent);

          (o) make any material Tax election or settle or compromise any material Tax liability;

          (p) pay, discharge, settle or satisfy any material disputed claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business;

          (q) amend or propose to amend the Company Rights Plan in any manner which would impede the consummation of the Merger or which is otherwise adverse to the interests of Parent, other than any amendment in connection with a termination of this Agreement pursuant to Section 8.01(h); or

          (r) agree in writing or otherwise to take any of the actions described in Section 5.01(a) through Section 5.01(q).

Notwithstanding anything to the contrary in this Section 5.01, if Company makes a request in writing to Parent (delivered in accordance with Section 9.02) seeking Parent's consent to any equity-based customer transaction or other business partnership or alliance that would otherwise be prohibited by this
Section 5.01, and describing the material terms of such proposed transaction, partnership, or alliance, Parent shall respond to such request within ten (10) days after such request is deemed given pursuant to Section 9.02. If Parent does not object in writing to such request within ten (10) days after such request is deemed given pursuant to Section 9.02, Parent shall be deemed to have consented to such request, on the terms substantially as described in such request.

     Section 5.02 Covenants Of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees, as to itself and its Subsidiaries, except to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as required by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (it being acknowledged that the foregoing shall not limit the ability of Parent to make or pursue corporate acquisitions that will not violate any of the restrictions set forth in clause
(d) of this Section 5.02 or in clause (e) of this Section 5.02 as it relates to clause (d) of this Section 5.02), to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due subject to good faith disputes over such obligations, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it and except in each case where the failure to do so would not have a Parent Material Adverse Effect. Except as required by this Agreement or as set forth in Section 5.02 of the Parent Disclosure Schedule, Parent shall not (and shall not permit any of its Subsidiaries to), without the written consent of Company (which consent shall not be unreasonably withheld or delayed):

          (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Parent or any of its Subsidiaries;

          (b) sell, lease, license or otherwise dispose of a material property or asset or a material amount of properties or assets, except for transactions in the ordinary course of business;

          (c) transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Parent Intellectual Property Rights other than on a non-exclusive basis in the ordinary course of business consistent with past practices;

          (d) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement; or

          (e) agree in writing or otherwise to take any of the actions described in Section 5.02(a) through Section 5.02(d).

     Section 5.03 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more Representatives (as defined in Section 6.02(a)) of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger, the Company Voting Agreements, the Parent Voting Agreements, and the transactions contemplated hereby and thereby.

     Section 5.04 Advice Of Changes. Each of Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of
(i) any representation or warranty made by it (or, in the case of Parent, made by it or Merger Sub) contained in this Agreement becoming untrue or incorrect in any respect where the failure of such representation or warranty to be true and correct, individually or in the aggregate, has had or is reasonably likely imminently to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, (ii) the failure by it (or, in the case of Parent, by it or Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (or in the case of Parent, by it or Merger Sub) under this Agreement, and (iii) any change or event relating to it having, or which is reasonably likely imminently to have, a Company Material Adverse Effect (in the case of Company) or a Parent Material Adverse Effect (in the case of Parent or Merger Sub) or which will likely render it impossible for one or more of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     Section 6.01  Joint Proxy Statement/Prospectus; Registration Statement.

          (a) As promptly as reasonably practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Joint Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/ Prospectus will be included as a prospectus. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of Company and Parent will respond to any comments of the SEC, and will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related securities laws or NASD or National Market System rules, regulations or bylaws in order to consummate the Merger and the transactions contemplated by this Agreement. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement/Prospectus and will supply the other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus or the Merger. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC under this Section 6.01 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Notwithstanding any other provision of this Agreement, nothing herein shall require Parent to qualify to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

          (b) If eligible, Parent shall use commercially reasonable efforts (i) to obtain an exemption from compliance with applicable Nasdaq Stock Market stockholder voting requirements promulgated by the NASD in connection with the Merger, or (ii) otherwise to make arrangements such that Parent need not solicit the vote or hold a meeting of its stockholders in connection with the Merger or the issuance of shares of Parent Common Stock pursuant thereto. If Parent obtains such an exemption or otherwise makes such arrangements, all references to "Joint Proxy Statement/Prospectus" in this Agreement shall be deemed to be changed to "Proxy Statement/Prospectus" and all other appropriate changes shall be deemed to be made to this Agreement to reflect the fact that a meeting of Parent's stockholders is not required.

     Section 6.02  No Solicitation By Company.

          (a) Until the earlier of the Effective Time or a valid termination of this Agreement pursuant to Article VIII, Company will not, and will not authorize, direct or knowingly permit any of its officers, directors, employees, affiliates, investment bankers, attorneys, accountants or other agents, advisors or representatives (collectively, "Representatives") to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Company Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action that would reasonably be expected to facilitate any inquiry or proposal that constitutes or would reasonably be expected to lead to, any Company Takeover Proposal, (iii) authorize, approve or recommend any Company Takeover Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment accepting or providing for any Company Takeover Proposal; provided, however, that nothing in this Section 6.02 or elsewhere in this Agreement or in the Confidentiality Agreement (as defined in Section 9.01) shall prohibit Company's Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 6.02; and provided, further, that nothing in this Section 6.02 or elsewhere in this Agreement or in the Confidentiality Agreement shall prohibit Company, before the adoption of this Agreement by the stockholders of Company, from furnishing information regarding Company or entering into negotiations or discussions with, any person in response to a Company Takeover Proposal made, submitted or announced by such person (and not withdrawn) or, subject to the provisions of Section 6.05, endorsing and/or recommending, or, simultaneously with a termination of this Agreement pursuant to Section 8.01(h), entering into an agreement accepting or providing for, a Company Superior Offer (as defined in Section 6.05(b)), and any such actions enumerated in this proviso shall not be considered a breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) such Company Takeover Proposal is not attributable to a material breach by Company of this Section 6.02(a) or Section 6.05; (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Board of Directors of Company to Company stockholders under applicable law; (3) prior to furnishing any such information to, or entering into discussions or negotiations with, such person, Company gives Parent written notice of the identity of such person, the terms and conditions of such Company Takeover Proposal and Company's intention to furnish information to, or enter into discussions or negotiations with, such person; (4) Company receives from such person an executed confidentiality agreement which shall not in any way restrict Company from complying with its disclosure obligations under this Agreement and which shall contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Company and other terms no less favorable to Company than those set forth in the Confidentiality Agreement; and (5) contemporaneously with furnishing any such information to such person, Company furnishes such information to Parent (to the extent that such information has not been previously furnished by Company to Parent).

          (b) Company and its Representatives shall immediately cease and cause to be terminated any and all existing discussions, negotiations, exchanges of information and other activities with respect to any Company Takeover Proposal pending as of the date of this Agreement. Promptly following the execution and delivery of this Agreement, Company shall (i) inform each of its directors and officers and financial, legal, accounting and other advisors retained or involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 6.02 and in the Confidentiality Agreement and (ii) request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring Company or any of its Subsidiaries to return to Company or otherwise dispose of all confidential information furnished to such person by or on behalf of Company or any of its Subsidiaries during the one-year period prior to the date of this Agreement in connection with such person's consideration of acquiring or engaging in a merger or other business combination transaction with Company or any of its Subsidiaries. Company shall immediately notify Parent if any proposals or offers constituting a Company Takeover Proposal are received by, any non-public information in connection with any Company Takeover Proposal is requested from, or any discussions or negotiations with respect to a Company Takeover Proposal are sought to be initiated or continued with, Company's officers or directors or other individuals involved on behalf of Company in the negotiation of the transactions contemplated by this Agreement, or, to the knowledge of the foregoing persons, any of Company's other Representatives, indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any such proposals or offers. Thereafter (i) Company shall provide Parent with a true and complete copy of such Company Takeover Proposal or communication (if it is in writing) and (ii) Company shall otherwise keep Parent informed, on a current basis, with respect to the status and terms of any such proposal or offer and the status of any such negotiations or discussions.

          (c) Company and Parent agree that irreparable damage would occur in the event that the provisions of this Section 6.02 are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.02 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

          (d) For purposes of this Agreement, "Company Takeover Proposal" means any offer or proposal (other than an offer or proposal by Parent or an affiliate of Parent) for (i) a merger or other business combination involving Company after which the stockholders of Company immediately prior to such merger or business combination would own less than eighty percent (80%) of the voting securities of the surviving company in such merger or business combination and would own less than eighty percent (80%) of the voting securities of the parent of the surviving company in such merger or business combination, or (ii) the acquisition by a person or "group" as defined under Section 13(d) of the Exchange Act (other than an acquisition by Parent or an affiliate of Parent) of twenty percent (20%) or more of the outstanding shares of capital stock of Company, or (iii) the acquisition (other than an acquisition by Parent or an affiliate of Parent) of all or substantially all of the assets of Company.

     Section 6.03 Nasdaq Quotation. Each of Company and Parent agrees to use all requisite commercially reasonable efforts to continue the quotation of Company Common Stock and Parent Common Stock, respectively, on the Nasdaq National Market, during the term of this Agreement so that appraisal rights will not be available to stockholders of Company under Section 262 of the DGCL. Parent shall use all requisite commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date, to the extent such approval is then required under applicable law, SEC regulations and Nasdaq National Market rules.

     Section 6.04 Access To Information. From and after the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, upon reasonable notice and subject to (a) contractual confidentiality obligations and the requirements of applicable antitrust and other laws, rules and regulations, and
(b) other reasonable restrictions to minimize interference with or disruption of the other's business and operations, Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of the other, access, during normal business hours, to all its properties, books, contracts, commitments and records, including all Tax Returns and all work papers and other documentation relating to Taxes, and, during such period, each of Company and Parent shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (y) all other existing information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     Section 6.05  Stockholders Meetings.

          (a) Subject in each case to applicable laws, rules and regulations:
     (i) Company will take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws and applicable Nasdaq Stock Market rules to cause the Company Stockholders Meeting to be held for the purpose of voting upon the adoption of this Agreement, and to cause a vote of the Company's stockholders on the adoption of this Agreement to be taken, in each case as promptly as practicable after the date hereof, and (ii) subject further to the provisions of Section 6.01(b), Parent will take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws and applicable Nasdaq Stock Market rules to cause the Parent Stockholders Meeting to be held for the purpose of voting upon the Parent Voting Proposal, and to cause a vote of Parent's stockholders on the Parent Voting Proposal to be taken, in each case as promptly as practicable after the date hereof. Unless otherwise mutually agreed by Parent and Company, Parent and Company shall coordinate and cooperate with respect to the timing of such meetings and shall use their commercially reasonable efforts to hold such meetings at the same time and on the same day and as promptly as practicable after the date hereof. Parent and, subject to Company's rights under Section 8.01(h), Company shall solicit from their respective stockholders proxies in favor of the adoption of this Agreement (in the case of Company stockholders) and approval of the Parent Voting Proposal (in the case of Parent stockholders), and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required under NASD rules and the DGCL, as applicable; provided, however, that neither Company nor Parent shall be required to take any action that its respective Board of Directors determines in good faith after consultation with outside legal counsel would be inconsistent with its fiduciary duties to its stockholders under applicable law. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders Meeting, and Parent may adjourn or postpone the Parent Stockholders Meeting, to the extent that (x) such adjournment or postponement is necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to such party's stockholders in advance of the applicable vote or
     (y) additional time is reasonably required to solicit proxies in favor of the approvals required by Section 7.01(a) or (z) as of the time for which such stockholders meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders meeting. Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with the Company Stockholders Meeting are solicited, and Parent shall ensure that Parent Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders Meeting are solicited, in compliance with the DGCL, applicable charter documents, Nasdaq Stock Market rules and all other applicable legal requirements.

          (b) (i) The Board of Directors of Company has recommended that Company's stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company stockholders vote in favor of the adoption of this Agreement; provided, however, that nothing in this Agreement or in the Confidentiality Agreement shall prevent the Board of Directors of Company from omitting such recommendation from the Joint Proxy Statement/Prospectus or from withholding, withdrawing, amending or modifying such recommendation if: (A) a Company Superior Offer is made and is not withdrawn, (B) such Company Superior Offer is not attributable to a breach by Company in any material respect of any of the restrictions set forth in Section 6.02, (C) forty-eight (48) hours elapse following delivery by Company to Parent of written notice advising Parent that the Board of Directors of Company intends to withhold, withdraw, amend or modify such recommendation, and (D) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that inclusion of such recommendation, or the failure to withhold, withdraw, amend or modify such recommendation, would be inconsistent with the fiduciary duties of the Board of Directors of Company to Company stockholders under applicable law. For purposes of this Agreement, "Company Superior Offer" shall mean a bona fide written offer made by a third party to consummate any of the following transactions: (x) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving, resulting or acquiring entity of such transaction; (y) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing a majority of Company's assets; or (z) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing fifty percent (50%) or more of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that, in the good faith judgment of the Board of Directors of Company (after consultation with an investment bank of nationally recognized reputation) are more favorable (in a manner that, in the totality of such terms, is not immaterial) to Company stockholders than the Merger (after taking into account all relevant factors, including any conditions to the Company Superior Offer, the timing of the consummation of the transaction pursuant to the Company Superior Offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings and approvals); provided, however, that an offer shall only be a Company Superior Offer if any financing required to consummate the transaction contemplated by such offer is committed or is otherwise reasonably likely, in the good faith judgment of Company's Board of Directors, to be obtained on a timely basis.

          (c) (i) The Board of Directors of Parent has recommended that Parent stockholders vote in favor of the Parent Voting Proposal at the Parent Stockholders Meeting; (ii) the Joint Proxy

     Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent stockholders vote in favor of the Parent Voting Proposal at the Parent Stockholders Meeting; and
     (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or resolve to withdraw, amend or modify, in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent stockholders vote in favor of the Parent Voting Proposal. Parent, as the sole stockholder of Merger Sub, will vote its shares of Merger Sub voting stock in favor of adoption of this Agreement.

          (d) Subject to the right of Company to terminate this Agreement pursuant to Section 8.01(h), nothing contained in Section 6.05 shall limit Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified and regardless of whether any Company Takeover Proposal has been commenced, disclosed, or announced). Nothing contained in this Agreement or in the Confidentiality Agreement shall operate to preclude Company or any officer or director of Company from complying with all disclosure obligations it or he may have under any applicable federal or state law.

     Section 6.06  Legal Conditions To Merger.

          (a) Company and Parent shall each use all requisite commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by Company or Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
     (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such filings to the non-filing party and its advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Company and Parent shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

          (b) Parent and Company shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain any government clearances required for the transactions contemplated by this Agreement (including through compliance with the HSR Act and any applicable foreign governmental reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Subject to the requirements of applicable law, Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, provided that Parent shall afford Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this
     Section 6.06, neither Parent nor Company nor any of their respective Subsidiaries shall be required to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise), any assets or categories of assets, or businesses of Parent, Company or any of their affiliates, or to withdraw from doing business in a particular jurisdiction or to take any other action that would, in any case, reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

          (c) Each of Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (iii) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring.

     Section 6.07 Public Disclosure. Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     Section 6.08 Tax-Free Reorganization. At or prior to the filing of the Registration Statement, Company and Parent shall execute and deliver to Cooley Godward LLP and Brobeck, Phleger & Harrison LLP tax representation letters in customary form. To the extent requested by Parent or Company, Parent, Merger Sub and Company shall each confirm to Cooley Godward LLP and to Brobeck, Phleger & Harrison LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and Company shall each use all requisite commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 6.08, each of Parent and Company shall use all requisite commercially reasonable efforts to cause Brobeck, Phleger & Harrison LLP and Cooley Godward LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.08.

     Section 6.09  Stock Plans.

          (a) Company has provided Parent with a true and complete list as of March 9, 2000 of all holders of outstanding options under the Company Stock Plans, including the number of shares of Company Common Stock subject to each such option, the exercise or vesting schedule, the exercise price and term of each such option (in each case, without giving effect to the 100% stock dividend being distributed by Company on or about March 13, 2000. On the Closing Date, Company shall deliver to Parent an updated list current as of such Closing Date. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Stock Plans, whether vested or unvested, shall be assumed and shall constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option (including any unvested portion thereof) in full (disregarding any limitation on exercisability thereof) immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Parent

     Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing. All outstanding rights of Company that it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock issued or issuable under any of the Company Stock Plans (the "Repurchase Options") shall be assigned to Parent and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the Exchange Ratio.

          (b) Except as otherwise provided in the Company Stock Plans, the documents governing the outstanding Company Stock Options under the Company Stock Plans, and offer letters and other agreements affecting such Company Stock Options, the Merger shall not result in the termination or acceleration of any outstanding Company Stock Options under the Company Stock Plans that are so assumed by Parent. It is the intention of the parties that the Company Stock Options so assumed by Parent qualify following the Effective Time as incentive stock options as defined in
     Section 422 of the Internal Revenue Code to the extent such Company Stock Options qualified as incentive stock options prior to the Effective Time. As promptly as reasonably practicable and in any event within thirty (30) business days after receipt of all option documentation it requires relating to the outstanding Company Stock Options, Parent will issue to each person who, immediately prior to the Effective Time, is a holder of an outstanding Company Stock Option under the Company Stock Plans that is to be assumed by Parent hereunder, a document evidencing the foregoing assumption of such Company Stock Option by Parent.

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under Company Stock Options assumed in accordance with this Section 6.09. As promptly as reasonably practicable and in any event within fifteen (15) business days after receipt of all option documentation it requires relating to the outstanding Company Stock Options, Parent shall file a registration statement on Form S-8 (or any successor form) covering shares of Parent Common Stock issuable pursuant to such Company Stock Options assumed by Parent provided that such Company Stock Options qualify for registration on such Form S-8 (or any such successor form). Company shall cooperate with and assist Parent in the preparation of such registration statements.

          (d) The Board of Directors of Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Parent Common Stock in accordance with this Section 6.09, and to provide that no consent of the holders of the Company Stock Options is required in connection with such conversion.

          (e) Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more "non-employee directors" (as such term is defined for purposes of Rule 16b-3 under the Exchange Act) thereof, shall adopt resolutions prior to the Effective Time providing that, and shall take other appropriate action such that, the deemed grant to Company Insiders (as defined below) of options to purchase Parent Common Stock under the Company Stock Options (as converted into options to acquire Parent Common Stock pursuant to this Section 6.09), and the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including specifying the name of each Company Insider, the number of equity securities to be acquired or disposed of by each Company Insider, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d) under the Exchange Act. "Section 16 Information" shall mean the names of the Company Insiders, the number of shares of Company Common Stock held by each Company Insider and expected to be exchanged for Parent Common Stock in the Merger and the number and a description of Company Stock Options held by each Company Insider and expected to be converted into options to acquire Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Parent and whose names are included in the Section 16 Information.

          (f) At the Effective Time, Parent shall assume, with respect to each Company employee who agrees to waive the exercise of any Purchase Right (as defined in the Company ESPP) on any Purchase Date (as defined in the Company ESPP) after February 15, 2001, the Company ESPP and all Purchase Rights held by employees of Company or any of its Subsidiaries who are participating in the Company ESPP, and Parent shall continue the assumed Company ESPP and the related offering and purchase periods thereunder (for the benefit of all persons who are employees of Company or any of its Subsidiaries as of the Closing and who have waived any Purchase Rights on any Purchase Date after February 15, 2001); provided, however, that: (i) each such assumed Purchase Right shall pertain to Parent Common Stock; (ii) the "Per Offering Share Limit" set forth in Section 8.1 of the Company ESPP shall be equal to the product of (A) five thousand (5,000) (without giving effect to the 100% stock dividend to be distributed by Company on or about March 13, 2000) multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share; (iii) the maximum number of shares of Parent Common Stock issuable under the Company ESPP set forth in Section 4.1 of the Company ESPP shall be equal to the product of (A) three hundred thousand (300,000) (without giving effect to the 100% stock dividend to be distributed by Company on or about March 13, 2000) multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share, and (iv) the fair market value per share of Company Common Stock at the beginning of each Offering Period in effect at the Effective Time shall be equal to the fair market value per share of Company Common Stock at the beginning of such Offering Period divided by the Exchange Ratio, rounded up to the nearest whole cent. On the Closing Date, Company shall deliver to Parent a list of all holders of Purchase Rights who have consented to the waiver of all Purchase Rights on any Purchase Date after February 15, 2001 and the percentage of compensation to be deducted for each such holder. As promptly as reasonably practicable and in any event within fifteen (15) business days after receipt of all Company ESPP documentation it requires relating to outstanding assumed Purchase Rights, Parent shall file with the SEC a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable pursuant to Purchase Rights exercised under the assumed Company ESPP.

          (g) Company shall take, or cause to be taken, all action necessary to provide that no additional Offering Periods under the Company ESPP shall commence after the date of this Agreement, other than the Offering Period beginning on August 16, 2000, if applicable.

          (h) Within five (5) business days following the date of this Agreement, Company shall make available to Parent a list of all persons who Company reasonably believes (i) are, with respect to Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Internal Revenue Code and the regulations promulgated thereunder), and (ii) will be receiving payments or benefits (including acceleration of options) in connection with the Merger including any payments or benefits as a result of termination of service following the Merger. Within five (5) business days prior to the Closing Date, Company shall revise such list to reflect any additional information that Company reasonably believes would impact the determination of persons who (A) are, with respect to Company, such "disqualified individuals," and (B) will be receiving payments or benefits (including acceleration of options) in connection with the Merger including any payments or benefits as a result of termination of service following the Merger.

     Section 6.10 Affiliate Agreements. Promptly after the execution of this Agreement, Company will provide Parent with a list of those persons who are, in Company's reasonable judgment, "affiliates" of Company, within the meaning of Rule 145 (each such person who is an "affiliate" of Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall notify Parent in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Company shall use commercially reasonable efforts to cause each of its Affiliates to promptly deliver an executed affiliate agreement, in form and substance reasonably satisfactory to Parent and Company.

     Section 6.11  Indemnification.

          (a) From and after the Effective Time, (i) Parent will, and Parent will cause the Surviving Corporation to, indemnify and hold harmless each person who is or was a director or officer of Company or any of its Subsidiaries at or at any time prior to the Effective Time (an "Indemnified Party") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, principal stockholder, fiduciary or agent of Company or any of its Subsidiaries or benefit plans whether asserted or claimed prior to, at or after the Effective Time and (ii) Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and any of the Indemnified Parties in effect immediately prior the Effective Time (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

          (b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who currently or in the future are covered by Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) with coverage in amount and scope at least as favorable as the coverage currently planned by Company and described on Schedule 6.11(b); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for any given year for such coverage in excess of one hundred fifty percent (150%) of the annual premium quoted to Company for such coverage as disclosed by Company to Parent on Schedule 6.11(b) (the "Current Premium"); and if the annual premium for such coverage would at any time exceed one hundred fifty percent (150%) of the Current Premium, then the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to one hundred fifty percent (150%) of the Current Premium.

          (c) Without limiting any of the rights of any of the Indemnified Parties set forth in the other provisions of this Section 6.11, for a period of six years after the Effective Time, to the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against or involving any Indemnified Party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, principal stockholder, fiduciary or agent of Company or any of its Subsidiaries or benefit plans occurring prior to the Effective Time, such Indemnified Party shall be entitled to be represented by counsel and following the Effective Time (i) any counsel retained by the Indemnified Parties shall be reasonably satisfactory to the Surviving Corporation and Parent, (ii) the Surviving Corporation and Parent shall pay as incurred the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation and Parent will cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless such law firm determines that there is, under applicable standards of professional conduct, a material risk of conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (d) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.11 to the extent that such Indemnified Party is determined to be entitled to indemnification under this Section 6.11.

          (e) The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, and their heirs, representatives, successors and assigns.

     Section 6.12  Benefit Plans.

          (a) Parent agrees that, during the period commencing at the Effective Time and continuing for a reasonable period thereafter, the employees of Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of securities) which on average are substantially as favorable in the aggregate as those currently provided by Company and its Subsidiaries to such employees (except with respect to the 401(k) plan as provided below).

          (b) Unless Parent consents otherwise in writing, Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Company Employee Plan that is a 401(k) plan or other defined contribution retirement plan. Parent shall permit the rollover of the accounts of participants in the Company 401(k) plans to the Parent 401(k) plan (including outstanding loans of those participants who became employees of Parent or any of its Subsidiaries, or who remain employees of the Surviving Corporation or any of its Subsidiaries).

          (c) Upon the termination of the Company welfare plans, Parent shall include Company employees in Parent's welfare plans (within the meaning of Section 3(1) of ERISA) and fringe benefit plans on the same basis and terms as similarly situated Parent employees currently participate. All welfare benefit plans of Parent or the Surviving Corporation in which employees of Company or any of its Subsidiaries participate after the Effective Time shall (i) recognize expenses and claims that were incurred by such employees in the year in which the Effective Time occurs toward applicable co-payments, out of pocket maximums and deductibles, and (ii) provide coverage for preexisting health conditions to the extent covered under the applicable plans or programs of Company or any of its Subsidiaries as of the Effective Time. In addition, for eligibility purposes (including waiting period and evidence of insurability), under plans of the Surviving Corporation or Parent, service by an employee for Company or any of its Subsidiaries and any predecessor prior to the Effective Time shall be taken into account to the same extent as service for Parent; provided, however, that nothing herein shall require the inclusion of any such employee in any such plan prior to the Effective Time, and provided further, that in determining the amount of vacation pay owed to any such employee from and after the Effective Time under the applicable terms of the vacation pay plan of the Surviving Corporation or Parent (which terms need not be comparable to the terms of the vacation plan or policy of Company or any of its Subsidiaries and any predecessor, corporation or entity), credit shall be given for such employee's service for Company or any of its Subsidiaries and any predecessor, corporation or entity prior to the Effective Time. Without limiting the effect of Section 6.09(f), employees of Company or any of its Subsidiaries and any predecessor corporation or entity as of the Effective Time shall be permitted to participate in Parent's Employee Stock Purchase Plan (the "Parent ESPP") commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with Company or any of its subsidiaries and any predecessor corporation or entity.

          (d) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent (the "Parent Employee Plans") in which employees of Company or its Subsidiaries subsequently participate, Parent will recognize such employee's cumulative prior service to Company and its Subsidiaries (and any predecessor corporation or entity) for purposes of determining eligibility to participate in and for the vesting of benefits under such Parent Employee Plans to the same extent as service for Parent; provided, that such recognition shall not be for the purpose of determining retirement benefits and accrual. Notwithstanding the foregoing, for a period of no less than one year after the Effective Time, Parent shall provide severance and termination benefits (other than acceleration of option vesting) to employees of Company and its Subsidiaries that are no less favorable than those provided by Company or its Subsidiaries to such Company employees as of the date hereof.

     Section 6.13 Registration Statement; Joint Proxy Statement/Prospectus. If at any time prior to the Effective Time any event relating to Company or any of its Affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company.

                                  ARTICLE VII.

                              CONDITIONS TO MERGER

     Section 7.01  Conditions To Each Party's Obligation To Effect The
Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the Company Stockholder Vote, and, if the exemption or arrangements described in Section 6.01(b) shall not have been obtained or made, the Parent Voting Proposal shall have been approved by the vote prescribed by applicable Nasdaq Stock Market stockholder voting requirements promulgated by the NASD.

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Approvals. Other than the filing provided for by Section 1.01, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required to be obtained or made or to have expired prior to the Effective Time shall have been obtained or made or shall have expired, other than those, the absence of which (i) would not reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect and (ii) would not prohibit or render unlawful the consummation of the Merger under U.S. law or under any law providing for criminal penalties against any director or officer of Company or Parent.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) No Legal Impediment. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Merger unlawful or otherwise prohibiting consummation of the Merger under U.S. law or under any law providing for criminal penalties against any director or officer of Company or Parent.

          (f) Nasdaq. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market, or shall be exempt from such quotation requirement under then applicable laws and regulations and Nasdaq National Market rules.

     Section 7.02 Additional Conditions To Obligations Of Parent And Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent and Merger Sub:

          (a) Representations And Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties of Company which speak as of an earlier date, shall have been true and correct as of such earlier date, except in each case (i) for changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and will not, solely with the passage of time, imminently result in a Company Material Adverse Effect or (in the case of the representations and warranties in Section 3.02(a) and Section 3.02(b) and Section 3.21) a material adverse effect on the cost of the Merger to Parent.

          (b) Performance Of Obligations Of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Certificate. Parent shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) are satisfied.

          (d) Employee Retention. The two Company employees listed in Schedule 7.02(f) shall have entered into employment and noncompetition agreements with Parent providing for such employees to be employed by Parent (or to continue to be employed by the Surviving Corporation) after the Effective Time; both such employment agreements shall be in full force and effect; and neither of such employees shall have ceased employment with Company or given notice to the Board of Directors of Parent or the Board of Directors of Company of his intention to cease employment with Parent or Company after the Effective Time.

     Section 7.03 Additional Conditions To Obligation Of Company. The obligation of Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations And Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, or, in the case of representations and warranties of Parent or Merger Sub which speak as of an earlier date, shall have been true and correct as of such earlier date, except in each case (i) for changes contemplated by this Agreement and (ii) where the failure to be true and correct, individually or in the aggregate, has not had and will not, solely with the passage of time, imminently result in a Parent Material Adverse Effect.

          (b) Performance Of Obligations Of Parent And Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Certificate. Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) are satisfied.

          (d) Registration Statement Tax Opinion. Company shall have received an appropriate written tax opinion from Cooley Godward LLP, counsel to Company, for filing as an exhibit to the Registration Statement.

          (e) Closing Tax Opinion. Company shall have received the opinion of Cooley Godward LLP, counsel to Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     Section 7.04 Frustration Of Closing Conditions. Neither Parent, Merger Sub nor Company may rely on the failure of any condition set forth in Section 7.01,
7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to take any action required by this Agreement.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

     Section 8.01 Termination. At any time prior to the Effective Time, whether before or after the receipt of stockholder approvals, this Agreement may be terminated:

          (a) by mutual consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Parent or Company, if the Closing shall not have occurred on or before September 15, 2000 (provided, however, that (i) the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose action or failure to act has been the cause of, or resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement, and (ii) if (A) on September 15, 2000 the condition to closing set forth in Section 7.01(b) or Section 7.01(c) has not been satisfied or waived or the Closing cannot otherwise occur due to any action taken or threatened to be taken or any failure to act by a Governmental Entity or federal, state or foreign court of competent jurisdiction, and
     (B) there is a reasonable likelihood that the conditions to closing set forth in Section 7.01(b) and Section 7.01(c) can be satisfied and the Closing can otherwise occur notwithstanding any action taken or threatened to be taken or any failure to act by a Governmental Entity or federal, state or foreign court of competent jurisdiction, then either party may, in its sole discretion, extend the date referred to in this paragraph by up to 90 days);

          (c) by Parent, if (i) Company shall have breached any representation or warranty in this Agreement, or shall breach any obligation or agreement hereunder, in a manner that, if uncured, would cause any condition precedent to the Closing set forth in Article VII not to be satisfied, and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach and a description of the principal details of such breach; provided, however, that the right to terminate this Agreement under this Section 8.01(c)(i) shall not be available to Parent where Parent is at that time in material breach of this Agreement; or (ii) the Board of Directors of Company shall have omitted its recommendation in favor of adoption of this Agreement from the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation in favor of adoption of this Agreement in a manner adverse to Parent or recommended, endorsed, accepted or agreed to accept a Company Takeover Proposal or resolved to do any of the foregoing;

          (d) by Company, if Parent shall have breached any representation or warranty this Agreement, or shall breach any obligation or agreement hereunder, in a manner that, if uncured, would cause any condition precedent to the Closing set forth in Article VII not to be satisfied, and such breach shall not have been cured within twenty (20) business days following receipt by Parent of written notice of such breach and a description of the principal details of such breach; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to Company where Company is at that time in material breach of this Agreement;

          (e) by Parent if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) any required approval of the stockholders of Company with respect to this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of Company stockholders (or at any adjournment or postponement thereof permitted by Section 6.05(a)), or (iii) the exemption described in Section 6.01(b) shall not have been obtained (or shall be unavailable), the arrangements described in Section 6.01(b) shall not have been made (or shall be unavailable), and the approval of the Parent Voting Proposal shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of Parent stockholders (or at any adjournment or postponement thereof permitted by Section 6.05(a)) (provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e)(iii) shall not be available to Parent if the failure to obtain such exemption, the failure to make such arrangements and the failure to obtain such Parent stockholder approval, is attributable to an action or omission by Parent in material breach of this Agreement;

          (f) by Company if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, (ii) any required approval of the stockholders of Company with respect to this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of Company stockholders (or at any adjournment or postponement thereof permitted by Section 6.05(a)), or (iii) the exemption described in Section 6.01(b) shall not have been obtained (or shall be unavailable), the arrangements described in Section 6.01(b) shall not have been made (or shall be unavailable) and the approval of the Parent Voting Proposal shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of Parent stockholders (or at any adjournment or postponement thereof permitted by Section 6.05(a)) (provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(f)(iii) shall not be available to Company if the failure to obtain such Company stockholder approval is attributable to an action or omission by Company in material breach of this Agreement);

          (g) by Parent if (i) Company actively and directly solicits, initiates, encourages or induces the making, submission or announcement of any Company Takeover Proposal (whether or not any Company Takeover Proposal in fact results therefrom), and (ii) such action on the part of Company constitutes a willful and material breach by Company of Section 6.02(a)(i); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(g) if, in each instance, more than ten (10) business days shall have elapsed since any of Parent's directors or executive officers first obtained confirmation of such willful and material breach by Company of Section 6.02(a)(i) or if Parent shall then be in material breach of this Agreement; or

          (h) by Company, in response to a Company Superior Offer which was not solicited by Company in violation of this Agreement; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(h) if such Company Superior Offer is attributable to a violation by Company of its obligations under Sections 6.02 and 6.05; and provided further, that no termination pursuant to this Section 8.01(h) shall be effective until after (i) seventy-two (72) hours following Parent's receipt of written notice advising Parent that the Board of Directors of Company is prepared to accept a Company Superior Offer, specifying the material terms and conditions of such Company Superior Offer and identifying the person making such Company Superior Offer and (ii) the payment of any applicable Termination Fee pursuant to Section 8.03.

     Section 8.02 Effect Of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Company or their respective officers, directors, securityholders or affiliates, except as provided in Section 8.03 and except to the extent of a breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement involving fraud, intentional misrepresentation or willful misconduct. The provisions of Section 8.03 and this Section 8.02 shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.03  Expenses And Termination Fees.

          (a) Subject to Sections 8.03(b) through 8.03(g), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, any related agreements and documents and the transactions contemplated hereby and thereby (including the fees and expenses of advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

          (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii) or Section 8.01(g) or by Company pursuant to Section 8.01(h), then Company shall pay to Parent the sum of two hundred twenty five million dollars ($225,000,000) upon termination of this Agreement by Company pursuant to Section 8.01(h) or within five business days after termination of this Agreement by Parent pursuant to Section 8.01(c)(ii) or
     Section 8.01(g). The payment referred to in this Section 8.03(b) shall be made by wire transfer of same-day funds to an account specified by Parent.

          (c) In the event that (i) a bona fide offer by a third party (other than Parent or an affiliate of Parent) for a Specified Company Takeover Transaction (as defined below) becomes known publicly or becomes known to Company stockholders generally prior to the date on which a vote of Company stockholders on the proposal to adopt this Agreement is taken by the Company stockholders, and (ii) such offer has not been definitively withdrawn at least seven (7) days prior to the date on which a vote of Company stockholders on the proposal to adopt this Agreement is taken by the Company stockholders, and (iii) prior to the time that a vote of Company stockholders on the proposal to adopt this Agreement is taken by the Company stockholders, no Parent Material Adverse Effect has occurred and no Parent Material Adverse Effect will, solely with the passage of time, imminently occur, and (iv) this Agreement is validly terminated by Parent pursuant to Section 8.01(e)(ii) or by Company pursuant to Section 8.01(f)(ii), then Company shall pay to Parent the sum of fifteen million dollars ($15,000,000) upon termination of this Agreement by Company or within five business days after termination of this Agreement by Parent. The payment referred to in this Section 8.03(c) shall be made by wire transfer of same-day funds to an account specified by Parent.

          (d) In the event that (i) a bona fide offer by a third party (other than Parent or an affiliate of Parent) for a Specified Company Takeover Transaction becomes known publicly or becomes known to Company stockholders generally, and (ii) this Agreement is validly terminated by Company pursuant to Section 8.01(b), and (iii) the offer referred to in clause "(i)" of this Section 8.03(d) is pending at the time this Agreement is terminated by Company pursuant to Section 8.01(b), and (iv) the failure of the Merger to occur on or before the date referred to in Section 8.01(b) is not attributable to a material breach of this Agreement by Parent or to any challenge to, or any investigation or review of, the Merger by any Governmental Entity, and (v) prior to the termination of this Agreement by Company pursuant to Section 8.01(b), no Parent Material Adverse Effect has occurred and no Parent Material Adverse Effect will, solely with the passage of time, imminently occur, and (vi) prior to the termination of this Agreement by Company pursuant to Section 8.01(b) the Company Stockholders Meeting shall not have been held and no vote of Company stockholders shall have been taken on the proposal to adopt this Agreement, then Company shall pay to Parent the sum of fifteen million dollars ($15,000,000) upon termination of this Agreement by Company pursuant to
     Section 8.01(b). The payment referred to in this Section 8.03(d) shall be made by wire transfer of same-day funds to an account specified by Parent.

          (e) In the event that (x) all of the conditions referred to in clauses "(i)," "(ii)," "(iii)" and "(iv)" of Section 8.03(c) or all of the conditions referred to in clauses "(i)," "(ii)," "(iii)," "(iv)," "(v)" and "(vi)" of Section 8.03(d) shall have been satisfied, and (y) on or before the one hundred eightieth (180th) day following termination of this Agreement, Company enters into and publicly announces a letter of intent or preliminary agreement or enters into a definitive acquisition agreement with a third party (other than Parent or an affiliate of Parent) providing for the consummation of a Specified Company Takeover Transaction or a tender or exchange offer is commenced or announced that would reasonably be expected to result in a Specified Company Takeover Transaction, and (z) on or before the first anniversary of the termination of this Agreement, a Specified Company

     Takeover Transaction is consummated, then Company shall pay to Parent the sum of two hundred ten million dollars ($210,000,000) upon such consummation. The payment referred to in this Section 8.03(e) shall be made by wire transfer of same-day funds to an account specified by Parent.

          (f) For purposes of this Agreement, "Specified Company Takeover Transaction" means (i) a merger or other business combination involving Company and a third party (other than Parent or an affiliate of Parent) after which the stockholders of Company immediately prior to such merger or business combination would own sixty percent (60%) or less of the voting power or equity securities of the surviving corporation in such merger or business combination and would own sixty percent (60%) or less of the voting power or equity securities of the parent of the surviving corporation in such merger or business combination, (ii) the acquisition by a third party (other than Parent or an affiliate of Parent), in one transaction or a series of related transactions, of forty percent (40%) or more of the outstanding shares of capital stock of Company, or (iii) the acquisition by a third party (other than Parent or an affiliate of Parent), in one transaction or a series of related transactions, of all or substantially all of the assets of Company.

          (g) Company acknowledges that the agreements contained in this Section
     8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.03 and, in order to obtain such payment, Parent commences a suit which results in a judgment or settlement for the fee set forth in this Section 8.03, Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company or of Parent, but, after any such approval, no amendment shall be effective which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     Section 8.05 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     Section 9.01 Nonsurvival Of Representations, Warranties, Covenants And Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Section 1.04,
Section 2.01, Section 2.02, Section 6.08, Section 6.09, Section 6.11, Section 6.12, and Article IX. The Confidentiality Agreement between Parent and Company dated as of March 2, 2000 (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

     Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered, if delivered personally or (b) one business day after transmitted, if transmitted by a nationally recognized express overnight courier service, (c) when telecopied, if telecopied (and the receipt of such telecopy is confirmed), and (d) three business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Merger Sub, to:

              i2 Technologies, Inc.
              One i2 Place
              11701 Luna Road
              Dallas, TX 75234
              Fax: (214) 860-6063
              Attn.: Chief Executive Officer

              with a copy to:

              Rod J. Howard, Esq.
              Brobeck, Phleger & Harrison LLP
              Two Embarcadero Place
              2200 Geng Road
              Palo Alto, CA 94303
              Fax: (650) 496-2777

              and to:

              Ron Skloss, Esq.
              Brobeck, Phleger & Harrison LLP
              301 Congress Avenue, Suite 1200
              Austin, Texas 78701
              Fax: (512) 477-5813

          (b) if to Company, to:

              Aspect Development, Inc.
              1300 Charleston Road
              Mountain View, CA 94043
              Fax: (650) 693-3226
              Attn.: Chief Executive Officer

              with a copy to:

              Richard Climan, Keith Flaum, and James Kitch, Esqs.
              Cooley Godward LLP
              Five Palo Alto Square
              3000 El Camino Real
              Palo Alto, CA 94306
              Fax: (650) 849-7400

     Section 9.03  Definitions. For purposes of this Agreement:

          (a) "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition or results of operations of Company and its Subsidiaries, taking Company and its Subsidiaries together as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof; (b) any failure by Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement;
     (c) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (d) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Company participates, the U.S. economy as a whole or foreign economies in any locations where Company or any of its Subsidiaries has material operations or sales; (e) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement; (f) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (g) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (h) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable laws, rules, regulations, contracts or agreements.

          (b) "Parent Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is, materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taking Parent and its Subsidiaries together as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent's stock after the date hereof; (b) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement;
     (c) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (d) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its Subsidiaries has material operations or sales;
     (e) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to (i) out-of-pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (ii) the payment of any amounts due to, and the provision of any other benefits (including benefits relating to acceleration of stock options) to any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements and other arrangements in existence as of the date of this Agreement; (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (g) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (h) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to actions required to be taken under applicable laws, rules, regulations, contracts or agreements.

     Section 9.04 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement it shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 12, 2000.

     Section 9.05 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.06 Entire Agreement; No Third Party Beneficiaries. This Agreement and the other documents and the instruments referred to herein (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, and (b) except as provided in
Article II or Section 6.12 (indemnification) are not intended to confer upon any person other than the parties hereto, the Company stockholders and the Indemnified Parties any rights or remedies hereunder; provided, however, that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement and except for any representations and warranties of such party contained in the Confidentiality Agreement and the Company Voting Agreements or the Parent Voting Agreements, as the case may be, neither Company nor Parent makes any representations or warranties, and each hereby disclaims any representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's Representatives of any documentation or other information with respect to any one or more of the foregoing.

     Section 9.07 Governing Law; Forum; Waiver Of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, including matters relating to merger procedure, corporate governance and fiduciary duty without regard to any applicable conflicts of law. Subject to the provisions of Section 6.02(c), all actions, suits, proceedings, disputes or controversies by any or between any of the parties hereto with respect to this Agreement, the Merger or the transactions contemplated hereby shall be determined in the Delaware Court of Chancery (to the extent it shall have jurisdiction thereof) and otherwise in the U.S. District Court for the District of Delaware (to the extent it shall have jurisdiction thereof) and otherwise in the applicable state courts of the State of Delaware, and each party irrevocably and unconditionally consents and submits to the jurisdiction of such courts for any actions, suits or proceedings arising out of or relating to this Agreement, the Merger and the transactions contemplated hereby.

     THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.09 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     Section 9.10 Specific Performance. The parties to this Agreement agree that, in the event of any breach or threatened breach by any party hereto of any provision of this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to them) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such provision and (ii) an injunction restraining such breach or threatened breach. No person or entity shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

     IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

i2 TECHNOLOGIES, INC.                                    HOYA MERGER CORP.


By: /s/ SANJIV S. SIDHU                                  By: /s/ SANJIV S. SIDHU
  ------------------------------------------------          ----------------------------------------------

Name:  Sanjiv S. Sidhu                                   Name:  Sanjiv S. Sidhu


                                                         ASPECT DEVELOPMENT, INC.


                                                         By: /s/ ROMESH T. WADHWANI
                                                             ----------------------------------------------
                                                         Name:  Romesh T. Wadhwani

                                                                      APPENDIX B

                            PARENT VOTING AGREEMENT

     This PARENT VOTING AGREEMENT (this "Agreement") is made and entered into as of March 12, 2000 between Aspect Development, Inc., a Delaware corporation ("Company"), and the undersigned stockholder ("Stockholder") of i2 Technologies, Inc., a Delaware corporation ("Parent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of March 12, 2000 by and among Parent, Hoya Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement"), Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") in which outstanding shares of capital stock of Company will be converted into shares of common stock of Parent as set forth in the Merger Agreement (the "Transaction");

     WHEREAS, in order to induce Company to enter into the Merger Agreement and consummate the Transaction, Parent has agreed to use its commercially reasonable efforts to cause each stockholder of Parent who is an officer or director of Parent to execute and deliver to Company a Parent Voting Agreement upon the terms set forth herein; and

     WHEREAS, Stockholder is the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of capital stock of Parent (which capital stock (i) includes the shares referred to on the signature page hereto and (ii) is referred to herein as the "Shares").

     NOW, THEREFORE, the parties agree as follows:

     1.  Agreement to Retain Shares.

     1.1  Transfer and Encumbrance.

          (a) Stockholder represents and warrants to Company that (i) Stockholder is the beneficial owner of the Shares; (ii) the Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Parent; (iii) the Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances; and (iv) Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

          (b) Stockholder agrees not to permit to be transferred (except as may be specifically required by court order or by operation of law, in which case the transferee shall agree to be bound hereby), sold, exchanged, pledged or otherwise disposed of or encumbered any Shares or any New Shares (as defined below), at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

     1.2 New Shares. Stockholder agrees that any shares of capital stock or voting securities of Parent that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of Parent at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, Stockholder shall cause the Shares and any New Shares to be voted (i) in favor of approval of the issuance of shares of Parent Common Stock pursuant to the Merger Agreement and in favor of any proposal or action which would, or could reasonably be expected to, facilitate the Merger, (ii) against any liquidation or winding up of Parent, and
(iii) against any other proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit, delay or discourage the Merger. Prior to the Expiration Date, Stockholder, as the holder of voting stock of Parent, shall be present, in person or by proxy, and Stockholder shall use Stockholder's best efforts to cause each other holder of record of any Shares or New Shares to be present, in person or by proxy, at all meetings of stockholders of Parent at which any matter referred to in this Section 2 is to be acted upon, so that all Shares and New Shares are counted for the purposes of determining the presence of a quorum at such meetings. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in his capacity as a director or officer of Parent, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of Parent or (ii) voting in his sole discretion on any matter other than those matters referred to in this Section 2.

     3. Irrevocable Proxy. Stockholder hereby agrees to timely cause to be delivered to Company one or more duly executed proxies in the form attached hereto as Annex A (the "Proxy") by all record holders of all Shares and New Shares, such Proxy to cover the voting of all Shares and all New Shares prior to the Expiration Date. In the event that Stockholder is unable to cause any such Proxy to be provided in a timely manner, Stockholder hereby grants (and shall immediately cause any such record holders to grant) Company and such other record holders a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other impediment of Stockholder and such other record holders. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes or shall immediately cause to be revoked any and all prior proxies or powers of attorney given by Stockholder or any other person or entity with respect to voting of the Shares on the matters referred to in Section 2 and agrees not to permit to be granted any subsequent proxies or powers of attorney with respect to the voting of the Shares or any New Shares on the matters referred to in Section 2 until after the Expiration Date.

     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Company as follows:

          (a) Stockholder has full power and legal capacity to execute and deliver this Agreement and the Proxy and to perform its obligations hereunder and thereunder. This Agreement and the Proxy have been duly and validly executed and delivered by Stockholder and constitute the valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the Proxy by Stockholder does not, and the performance of Stockholder's obligations hereunder and thereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

          (b) Stockholder understands and agrees that if Stockholder or any other record holder of any Shares or New Shares attempts to transfer, vote or provide any other person with the authority to vote any of the Shares or New Shares other than in compliance with this Agreement, Parent shall not, and Stockholder hereby unconditionally and irrevocably instructs Parent to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or New

     Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

     5. Additional Documents. Stockholder hereby covenants and agrees to (a) execute and deliver any additional documents (including correspondence addressed to the NASD or other applicable Governmental Entity or regulatory body) necessary or desirable, in the reasonable opinion of Company, to carry out the purpose and intent of this Agreement and (b) to take such actions as Company may request in good faith for the purpose of helping Parent to obtain an exemption from compliance with applicable stockholder voting requirements of the NASD in connection with the Merger, or otherwise to make arrangements such that Parent need not solicit the vote or hold a meeting of its stockholders in connection with the Merger or the issuance of shares of Parent Common Stock pursuant thereto. Stockholder shall promptly inform Company of any communication received by Stockholder from the NASD or other applicable Governmental Entity or regulatory body relating to any of the matters referred to in this Section 5, and Stockholder shall not communicate with the NASD or other applicable Governmental Entity or regulatory body with respect to any of the matters referred to in this Section 5 without Company's prior written consent.

     6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have provided, however, that Stockholder shall not be required by this Section 6 to give any consent or waiver in his capacity as a director or officer of Parent.

     7. Termination. This Agreement and the Proxy delivered in connection herewith and all obligations of Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent.

     9.  Miscellaneous.

     9.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Parent only with respect to the specific matters set forth herein.

     9.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     9.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

     9.5 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one business day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), or (d) three business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses:

          (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

          (b) if to Company, to:

              Aspect Development, Inc.
              1395 Charleston Road
              Mountain View, CA 94043
              Attention: Chief Executive Officer
              Facsimile No: (650) 968-4334
              Telephone No: (650) 428-2700

              with a copy to:

              Cooley Godward LLP
              3175 Hanover Street
              Palo Alto, California 94303
              Attention: Richard Climan, Esq. and Keith Flaum, Esq. Facsimile No.: (650) 849-7400
              Telephone No.: (650) 843-5000

or to such other address as any party hereto may designate for itself by notice given as herein provided.

     9.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     9.7 Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     9.8 Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     9.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


  ASPECT DEVELOPMENT, INC.                               STOCKHOLDER

  By:
      ------------------------------------------------   -----------------------------------------------------
                                                         (Signature)

  Name:
       -----------------------------------------------   -----------------------------------------------------
                                                         (Signature of Spouse)

  Title:
    --------------------------------------------------
                                                         -----------------------------------------------------
                                                         (Print Name of Stockholder)

                                                         -----------------------------------------------------
                                                         (Print Street Address)

                                                         -----------------------------------------------------
                                                         (Print City, State and Zip)

                                                         -----------------------------------------------------
                                                         (Print Telephone Number)

                                                         -----------------------------------------------------
                                                         (Social Security or Tax I.D. Number)

Total Number of Shares of Parent Common Stock owned on the date hereof:

Common Stock:
             -------------------

State of Residence:
                   -------------

                                                                         ANNEX A

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                             i2 TECHNOLOGIES, INC.

     The undersigned stockholder of i2 Technologies, Inc., a Delaware corporation ("Parent"), hereby irrevocably appoints the members of the Board of Directors of Aspect Development, Inc., a Delaware corporation ("Company"), and each of them, or any other designee of Company, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of Company entering into that certain Agreement and Plan of Reorganization (the "Merger Agreement") by and among Parent, Hoya Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company, which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of approval of the issuance of shares of Parent common stock pursuant to the Merger Agreement and in favor of any proposal or action which would, or could reasonably be expected to, facilitate the Merger, (ii) against any liquidation or winding up of Parent, and (iii) against any other proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit, delay or discourage the Merger.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     If any term, provision, covenant or restriction of this Irrevocable Proxy is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Irrevocable Proxy shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                      B-A-1

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: March   , 2000

                                            ------------------------------------
                                            (Signature of Stockholder)

                                            ------------------------------------
                                            (Print Name of Stockholder)

                                            Shares beneficially owned:

                                            ______ shares of Parent Common Stock

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]
                                      B-A-2

                                                                      APPENDIX C

                            COMPANY VOTING AGREEMENT

     This COMPANY VOTING AGREEMENT (this "Agreement") is made and entered into as of March 12, 2000 between i2 Technologies, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Aspect Development, Inc., a Delaware corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of March 12, 2000 by and among Parent, Hoya Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement"), Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company in which outstanding shares of capital stock of Company will be converted into shares of common stock of Parent as set forth in the Merger Agreement (the "Transaction");

     WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Transaction, Company has agreed to use its commercially reasonable efforts to cause certain stockholders of Company who are officers or directors of Company to execute and deliver to Parent a Voting Agreement upon the terms set forth herein; and

     WHEREAS, Stockholder is or may become the registered and beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of capital stock of Company (the "Shares").

     NOW, THEREFORE, the parties agree as follows:

     1. Agreement to Retain Shares.

     1.1. Transfer and Encumbrance.

          (a) Stockholder represents and warrants to Parent that (i) Stockholder is the beneficial owner of the Shares; (ii) the Shares set forth on the signature page hereto constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Company; (iii) the Shares are, and will be at all times up until the Expiration Date, free and clear of any liens, claims, options, charges or other encumbrances other than repurchase rights in favor of Company; and (iv) Stockholder's principal residence or place of business is accurately set forth on the signature page hereto.

          (b) Except upon the exercise of options to purchase Company Common Stock, Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case the transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any Shares or any New Shares (as defined below), at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

     1.2. New Shares. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

     2. Agreement to Vote Shares and Take Certain Other Action.

          (a) Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company with respect to any of the following matters, Stockholder shall vote, or, using Stockholder's best efforts, and to the full extent legally permitted, cause the holder of record to vote the Shares and any New Shares (except those Shares or New Shares which are not voting securities):

             i. in favor of adoption of the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger;

             ii. against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

             iii. against any Company Takeover Proposal with any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

             iv. against any liquidation or winding up of Company; and

             v. against any other proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage the Merger (each of (b) through (e) collectively, an "Opposing Proposal").

     Prior to the Expiration Date, Stockholder, as the holder of voting stock of Company, shall be present, in person or by proxy, or, using Stockholder's best efforts and to the full extent legally permitted, attempt to cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of Company at which any matter referred to in this Section 2(a) is to be voted upon so that all Shares and New Shares are counted for the purposes of determining the presence of a quorum at such meetings.

          (b) Between the date of this Agreement and the Expiration Date, Stockholder will not, and will not permit any entity under Stockholder's control to, (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Rule 14A under the Exchange
     Act) with respect to an Opposing Proposal, (ii) initiate a stockholders' vote with respect to an Opposing Proposal or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company with respect to an Opposing Proposal.

          (c) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in his capacity as a director or officer of Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of Company or (ii) voting in his sole discretion on any matter other than those matters referred to in Section 2(a).

     3. Irrevocable Proxy. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Annex A (the "Proxy"), such Proxy to cover the issued and outstanding Shares and all issued and outstanding New Shares in respect of which Stockholder is the record holder and is entitled to vote at each meeting of the stockholders of Company (including, without limitation, each written consent in lieu of a meeting) prior to the Expiration Date. In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to voting of the Shares on the matters referred to in Section 2(a) and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters referred to in Section 2(a) until after the Expiration Date.

     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

          (a) Stockholder has full power and legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

          (b) Stockholder has read Section 6.02 of the Merger Agreement and understands the Company's restrictions thereunder.

          (c) Stockholder understands and agrees that if Stockholder attempts to transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not, permit any such transfer on its books and records, issue a new certificate representing any of the Shares or record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

     5. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

     6. Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have provided, however, that Stockholder shall not be required by this Section 6 to give any consent or waiver in his capacity as a director or officer of Company.

     7. Termination. This Agreement and the Proxy delivered in connection herewith and all obligations of Stockholder hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date.

     8. Miscellaneous.

     8.1. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.2. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

     8.3. Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

     8.4. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

     8.5. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered by hand, (b) one business day after transmitted, if transmitted by a nationally recognized overnight courier service, (c) when telecopied, if telecopied (which is confirmed), or (d) three business days after mailing, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses:

          (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

          (b) if to Parent, to:

              i2 Technologies, Inc.
              11701 Luna Road
              Dallas, Texas
              Attention: Chief Executive Officer
              Facsimile No.: (469) 357-1000
              Telephone No.: (469) 357-3450

              with a copy to:

              Brobeck, Phleger & Harrison LLP
              Two Embarcadero Place
              2200 Geng Road
              Palo Alto, California 94303
              Attention: Rod J. Howard, Esq.
              Facsimile No.: (650) 496-2777
              Telephone No.: (650) 812-2596

              and to:

              Brobeck, Phleger & Harrison LLP
              301 Congress Avenue, Suite 1200
              Austin, Texas 78701
              Attention: Ron Skloss, Esq.
              Facsimile No.: (512) 477-5813
              Telephone No.: (512) 477-5495

or to such other address as any party hereto may designate for itself by notice given as herein provided.

     8.6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts or choice of law rules of any jurisdiction.

     8.7. Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     8.8. Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     8.9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

i2 TECHNOLOGIES, INC.                                  STOCKHOLDER

By:
   ------------------------------------------------    -----------------------------------------------------
                                                       (Signature)

Name:
     -----------------------------------------------   -----------------------------------------------------
                                                       (Signature of Spouse)

Title:
      ----------------------------------------------
                                                       -----------------------------------------------------
                                                       (Print Name of Stockholder)


                                                       -----------------------------------------------------
                                                       (Print Street Address)


                                                       -----------------------------------------------------
                                                       (Print City, State and Zip)


                                                       -----------------------------------------------------
                                                       (Print Telephone Number)


                                                       -----------------------------------------------------
                                                       (Social Security or Tax I.D. Number)

Total Number of Shares of Company Common Stock owned on the date hereof:

Common Stock:
             -----------------------------------------

State of Residence:
                   -----------------------------------

                                                                         ANNEX A

                               IRREVOCABLE PROXY

                                TO VOTE STOCK OF

                            ASPECT DEVELOPMENT, INC.

     The undersigned stockholder of Aspect Development, Inc., a Delaware corporation ("Company"), hereby irrevocably appoints the members of the Board of Directors of i2 Technologies, Inc., a Delaware corporation ("Parent"), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that the undersigned is entitled to do so) with respect to all of the issued and outstanding shares of capital stock of Company that now are owned of record by the undersigned, (collectively, the "Shares") in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned's execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to the voting of any Shares on the matters referred to in the third full paragraph of this Irrevocable Proxy are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to such matters until after the Expiration Date (as defined below).

     This Irrevocable Proxy is irrevocable, is coupled with an interest, and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization (the "Merger Agreement") by and among Parent, Hoya Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company, which Merger Agreement provides for the merger of Merger Sub with and into Company (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date of termination of the Merger Agreement.

     The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special or adjourned meeting of the stockholders of Company and in every written consent in lieu of such meeting:

          (a) in favor of adoption of the Merger Agreement and any proposal or action which would, or could reasonably be expected to, facilitate the Merger;

          (b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;

          (c) against any Company Takeover Proposal (as defined in the Merger Agreement) with any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;

          (d) against any liquidation or winding up of Company; and

          (e) against any other proposal or action which would, or could reasonably be expected to impede, frustrate, prevent, prohibit or discourage the Merger.

     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

                                      C-A-1

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable.

Dated: March   , 2000

                                            ------------------------------------
                                            (Signature of Stockholder)

                                            ------------------------------------
                                            (Print Name of Stockholder)

                                            Shares beneficially owned:

                                            ______ shares of Company Common
                                            Stock

                     [SIGNATURE PAGE TO IRREVOCABLE PROXY]
                                      C-A-2

                                                                      APPENDIX D

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

March 12, 2000

Board of Directors
i2 Technologies, Inc.
11701 Luna Road
Dallas, TX 75234

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to i2 Technologies, Inc. ("i2") of the exchange ratio (the "Exchange Ratio") of 1.10 (0.55 as adjusted for the Aspect Development, Inc. ("Aspect") dividend to be paid on March 13, 2000) shares of common stock, par value $0.00025 per share, of i2 ("i2 Shares") to be paid for each share of common stock, par value $0.001 per share, of Aspect ("Aspect Shares"), pursuant to the Agreement and Plan of Reorganization, dated as of March 12, 2000 among i2, Hoya Merger Corp., a direct wholly-owned subsidiary of i2, and Aspect (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with i2 having provided certain investment banking services to i2 from time to time, including having acted as a lead managing underwriter of an offering of 3,000,000 i2 Shares in December 1997, having acted as lead managing underwriter of a $300,000,000 offering of 5.250% Convertible Notes Due 2006 in December 1999 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities of i2 or Aspect for its own account and for the account of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K for the three years ended December 31, 1998 for i2 and Aspect; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of i2 and Aspect; certain other communications from i2 and Aspect to their respective stockholders; and certain analyses of cost savings and operating synergies projected by the management of i2 to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of i2 and Aspect regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement, the past and current business operations, financial condition and future prospects of their respective companies, and certain analysts' reports and estimates with respect to the companies' future financial performance (the "Estimates"). In addition, we have reviewed the reported price and trading activity for the i2 Shares and the Aspect Shares, which like many software and Internet-related stocks have been and are likely to continue to be subject to significant short term price and trading volatility, compared certain financial and stock market information for i2 and Aspect with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software and Internet industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, you have informed us that i2 and Aspect do not regularly prepare detailed financial projections. Accordingly, you have instructed us to rely on the Estimates for purposes of rendering our opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of i2 or Aspect or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of i2 in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any stockholder of i2 should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to i2.

Very truly yours,

                                                                      APPENDIX E

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

March 12, 2000

Board of Directors
Aspect Development, Inc.
1395 Charleston Road
Mountain View, California 94043

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of Aspect Development, Inc. ("Aspect") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Reorganization, dated as of March 12, 2000 (the "Agreement"), by and among i2 Technologies, Inc. ("i2"), Hoya Merger Corp., a wholly owned subsidiary of i2 ("Merger Sub"), and Aspect. The Agreement provides for, among other things, the merger of Merger Sub with and into Aspect (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.001 per share, of Aspect ("Aspect Common Stock") will be converted into the right to receive 0.55 (the "Exchange Ratio") of a share of the common stock, par value $0.00025 per share, of i2 ("i2 Common Stock").

In arriving at our opinion, we have reviewed the Agreement and certain related documents, and certain publicly available business and financial information relating to Aspect and i2. We have also reviewed certain other information relating to Aspect and i2, including financial forecasts, provided to or discussed with us by Aspect and i2, and have met with the managements of Aspect and i2 to discuss the businesses and prospects of Aspect and i2. We have also considered certain financial and stock market data of Aspect and i2, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of Aspect and i2, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. We have reviewed and discussed with the managements of Aspect and i2 publicly available financial forecasts relating to Aspect and i2 and have been advised and have assumed that such forecasts represent reasonable estimates and judgments as to the future financial performance of Aspect and i2. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aspect or i2, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of i2 Common Stock actually will be when issued to Aspect's stockholders pursuant to the Merger or the prices at which such i2 Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Aspect.

We have acted as financial advisor to Aspect in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In the past, we and our affiliates have provided financial services to i2 unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of both Aspect and i2 for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Aspect Development, Inc.
March 12, 2000
Page 2

It is understood that this letter is for the information of the Board of Directors of Aspect in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the proposed Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Aspect Common Stock.

Very truly yours,

/s/  CREDIT SUISSE FIRST BOSTON CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise. The Registrant's certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suite or proceeding (whether civil, criminal, administrative of investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Registrant's certificate of incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           Agreement and Plan of Reorganization dated as of March 12,
                         2000, by and among the Registrant, Hoya Merger Corp. and
                         Aspect Development, Inc. (attached as Appendix A to the
                         proxy statement/prospectus contained in this registration
                         statement).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1+          Registrant's Restated Certificate of Incorporation (filed as
                         Exhibit 3.1 to the Registrant's Form 10-Q for the quarterly period ended September 30, 1999).
           3.2+          Registrant's Amended and Restated Bylaws (filed as Exhibit
                         3.1 to the Registrant's Form 10-Q for the quarterly period ended September 30, 1998).
           4.1+          Specimen certificate representing shares of Common Stock
                         (filed as Exhibit 4.1 to the Registrant's registration
                         statement on Form S-1 (Reg. No. 333-1752)).
           4.2+          Indenture, dated as of December 10, 1999, between the
                         Registrant and Chase Bank of Texas, National Association, as
                         trustee, including the form of note set forth in Section 2.2 thereof (filed as Exhibit 4.2 to the Registrant's
                         registration statement on Form S-3 (Reg. No. 333-31342)).
           5.1           Opinion of Brobeck, Phleger & Harrison LLP regarding the
                         legality of the securities being issued.
           8.1           Opinion of Cooley Godward LLP as to certain federal income tax consequences of the merger.
           8.2           Opinion of Brobeck, Phleger & Harrison LLP as to certain
                         federal income tax consequences of the merger.
          23.1           Consents of Brobeck, Phleger & Harrison LLP (included in
                         Exhibits 5.1 and 8.2).
          23.2           Consent of Cooley Godward LLP.
          23.3           Consent of Arthur Andersen LLP with respect to the
                         Registrant's financial statements.
          23.4           Consent of Arthur Andersen LLP with respect to Aspect's
                         financial statements.
          23.5           Consent of Ernst & Young LLP with respect to Aspect's
                         financial statements.
          23.6           Consent of Ernst & Young LLP with respect to TACTech's
                         financial statements.
          23.7           Consent of KPMG LLP with respect to SupplyBase's financial statements.
          24.1           Power of Attorney, pursuant to which amendments to this
                         registration statement may be filed (included on the
                         signature page of this registration statement).
          99.1           Form of i2 proxy card.
          99.2           Form of Aspect proxy card.
          99.3           Consent of Romesh T. Wadhwani to be named as a director in the joint proxy statement/prospectus.
          99.4           Consent of Goldman, Sachs & Co.
          99.5           Consent of Credit Suisse First Boston Corporation.

---------------

+ Incorporated by reference to the indicated filing.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

     (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Dallas, State of Texas, on this 18th day of April, 2000.

                                            i2 TECHNOLOGIES, INC.

                                            By:   /s/ WILLIAM M. BEECHER
                                              ----------------------------------
                                                     William M. Beecher
                                                Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and/or officers of i2 Technologies, Inc. ("i2"), hereby severally constitute and appoint Sanjiv S. Sidhu and William M. Beecher, and each of them individually, with full power of substitution and resubstitution, our true and lawful attorneys, with full power to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of i2, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                 /s/ SANJIV S. SIDHU                   Chairman of the Board and Chief   April 18, 2000
-----------------------------------------------------    Executive Officer (principal
                   Sanjiv S. Sidhu                       executive officer)

               /s/ WILLIAM M. BEECHER                  Executive Vice President and      April 18, 2000
-----------------------------------------------------    Chief Financial Officer
                 William M. Beecher                      (principal financial officer)

                /s/ NANCY F. BRIGHAM                   Controller (principal             April 18, 2000
-----------------------------------------------------    accounting officer)
                  Nancy F. Brigham

                 /s/ HARVEY B. CASH                    Director                          April 18, 2000
-----------------------------------------------------
                   Harvey B. Cash

               /s/ THOMAS J. MEREDITH                  Director                          April 18, 2000
-----------------------------------------------------
                 Thomas J. Meredith

               /s/ SANDEEP R. TUNGARE                  Director                          April 18, 2000
-----------------------------------------------------
                 Sandeep R. Tungare

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           2.1           Agreement and Plan of Reorganization dated as of March 12,
                         2000, by and among the Registrant, Hoya Merger Corp. and
                         Aspect Development, Inc. (attached as Appendix A to the
                         proxy statement/prospectus contained in this registration
                         statement).
           3.1+          Registrant's Restated Certificate of Incorporation (filed as
                         Exhibit 3.1 to the Registrant's Form 10-Q for the quarterly period ended September 30, 1999).
           3.2+          Registrant's Amended and Restated Bylaws (filed as Exhibit
                         3.1 to the Registrant's Form 10-Q for the quarterly period ended September 30, 1998).
           4.1+          Specimen certificate representing shares of Common Stock
                         (filed as Exhibit 4.1 to the Registrant's registration
                         statement on Form S-1 (Reg. No. 333-1752)).
           4.2+          Indenture, dated as of December 10, 1999, between the
                         Registrant and Chase Bank of Texas, National Association, as
                         trustee, including the form of note set forth in Section 2.2 thereof (filed as Exhibit 4.2 to the Registrant's
                         registration statement on Form S-3 (Reg. No. 333-31342)).
           5.1           Opinion of Brobeck, Phleger & Harrison LLP regarding the
                         legality of the securities being issued.
           8.1           Opinion of Cooley Godward LLP as to certain federal income tax consequences of the merger.
           8.2           Opinion of Brobeck, Phleger & Harrison LLP as to certain
                         federal income tax consequences of the merger.
          23.1           Consents of Brobeck, Phleger & Harrison LLP (included in
                         Exhibits 5.1 and 8.2).
          23.2           Consent of Cooley Godward LLP.
          23.3           Consent of Arthur Andersen LLP with respect to the
                         Registrant's financial statements.
          23.4           Consent of Arthur Andersen LLP with respect to Aspect's
                         financial statements.
          23.5           Consent of Ernst & Young LLP with respect to Aspect's
                         financial statements.
          23.6           Consent of Ernst & Young LLP with respect to TACTech's
                         financial statements.
          23.7           Consent of KPMG LLP with respect to SupplyBase's financial statements.
          24.1           Power of Attorney, pursuant to which amendments to this
                         registration statement may be filed (included on the
                         signature page of this registration statement).
          99.1           Form of i2 proxy card.
          99.2           Form of Aspect proxy card.
          99.3           Consent of Romesh T. Wadhwani to be named as a director in the joint proxy statement/prospectus.
          99.4           Consent of Goldman, Sachs & Co.
          99.5           Consent of Credit Suisse First Boston Corporation.

---------------

+ Incorporated by reference to the indicated filing.